CONFIDENTIAL TREATMENT REQUESTED
Portions of the exhibits indicated by “[**CONFIDENTIAL**]” or otherwise clearly marked have been omitted pursuant to a request for confidential treatment and such omitted portions have been filed separately with the Securities and Exchange Commission.

INFORMATION TECHNOLOGY SERVICES AGREEMENT
This Information Technology Services Agreement (“Agreement”) is effective as of July 01, 2012 (“Effective Date”) and is by and between Fidelity Information Services, LLC, an Arkansas limited liability company located at 601 Riverside Avenue, Jacksonville, Florida 32204 (together with its subsidiaries and affiliates, “FIS”), and BANK OF MARIN located at 504 Redwood Boulevard of Novato, California 94947 (“Client”).
1.General Terms and Addenda. The Agreement is comprised of the attached General Terms and Conditions (“General Terms”), the Addenda listed below (each an “Addendum”), and any schedules, exhibits, and pricing attachments attached thereto:

(1)	CARD PERSONALIZATION AND FULFILLMENT SERVICES ADDENDUM

(2)	CASH EXPRESS SERVICES ADDENDUM

(3)	CASH MANAGER SERVICES ADDENDUM

(4)	CHEXSYSTEMS® SERVICES ADDENDUM

(5)	ELECTRONIC BANKING SERVICES ADDENDUM

(6)	ELECTRONIC FUNDS TRANSFER SERVICES ADDENDUM

(7)	FRAUD DETECTION AND IDENTITY SERVICES ADDENDUM

(8)	IBS CORE PROCESSING SERVICES ADDENDUM

(9)	IBS BUSINESS INTELLIGENCE SERVICES ADDENDUM

(10)	IBS SALES AND SERVICES SUITE SERVICES ADDENDUM

(11)	ITEM PROCESSING SERVICES ADDENDUM

(12)	MOBILE BANKING SERVICES ADDENDUM

(13)	NETWORK SERVICES ADDENDUM

(14)	ONLINE ACCOUNT CREATION SERVICES ADDENDUM

(15)	PAYMENT MANAGER SERVICES ADDENDUM

(16)	PRIME COMPLIANCE SUITE SERVICES ADDENDUM

(17)	PROFESSIONAL SERVICES ADDENDUM

(18)	SENDPOINT BRANCH CHECK CAPTURE SERVICES ADDENDUM

(19)	SENDPOINT MERCHANT CHECK CAPTURE SERVICES ADDENDUM

(20)	SOFTWARE LICENSE AND MAINTENANCE SERVICES ADDENDUM

(21)	XPRESS DEPOSIT SERVICES ADDENDUM

(22)	SERVICE LEVEL SCHEDULE
2.Commencement Date for Existing Services and Software. The Commencement Date of a Service or Software already in use by Client as of the Effective Date shall be July 01, 2012.  The Commencement Date of a Service or Software not already in use by Client as of the Effective Date shall be as set forth in Section 2.1.1 of the General Terms or in the case of Software, Section 4.1 of the Software License and Maintenance Addendum.
3.Term. The Agreement shall remain in effect until the date on which FIS is no longer obligated to provide any Service or Software under any Addendum. Each Service shall remain in effect through December 31, 2018 (the “Initial Term”). Upon expiration of the Initial Term, the Service shall automatically be renewed for successive twelve (12) months terms (each, a “Renewal Term”) unless terminated by either party in writing at least one hundred eighty (180) days prior to the expiration of the then-current Initial Term or Renewal term.
4.Additional Service. Additional Services or Software may be added from time to time by amending this Agreement, including agreeing to additional Addenda, in accordance with the General Terms.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers or representatives to execute and deliver this Agreement as a legally binding obligation of such party.

BANK OF MARIN	FIDELITY INFORMATION SERVICES, LLC
On behalf of itself and the subsidiaries and affiliates specified in any Addenda hereto
/S/ RUSSELL A. COLOMBO
Signature RUSSELL A. COLOMBO	Signature
Name (printed) PRESIDENT AND CHIEF EXECUTIVE OFFICER	Name (printed)
Title JULY 11, 2012	Title
Date Signed	Date Signed
FIS Payment Account Number
Transit and Routing Number of FIS Payment Account

GENERAL TERMS AND CONDITIONS

1.    Introduction. These general terms and conditions (“General Terms”) together with each Addendum, now or hereafter agreed to by the parties, are a part of the Information Technology Services Agreement (collectively, the “Agreement”) between Bank of Marin of Novato, CA (“Client”) and Fidelity Information Services, LLC (together with its subsidiaries and Affiliates, “FIS”). The pricing attachment(s) related to each Addendum are incorporated into and made a part of such Addendum. “Affiliate” means, with respect to a party, any entity which directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with such party.

2.    Services. If an Addendum describes the provision of a service (“Service”) by FIS, the following subsections apply:

2.1    Commencement.

2.1.1    Unless otherwise set forth in the applicable Amendment or Addendum to the Agreement, the “Commencement Date” of a Service that is not already in use by Client as of the Effective Date or is added thereafter is the earlier of:

(i)     the date the Service is first installed and available for Client’s use in production;
(ii)     Client’s first production use of the Service; or
(iii)     the commencement date agreed upon by the parties in writing.

Upon the request of either party, the Commencement Date may be rescheduled to a new date that is mutually agreed upon in writing by both parties. If commencement of a Service is delayed for more than ninety (90) days after the Effective Date or the commencement date agreed upon by the parties, and such delay is not due to the acts or omissions of FIS, such as FIS’s failure to meet its obligations under the Agreement, then FIS may suspend delivery of the applicable Service and Client shall pay the one-time fees, if any, and begin paying the monthly minimum fees, if any, related thereto. The parties shall use commercially reasonable efforts to mutually agree upon a new date to commence the Service as soon as commercially practicable.

2.1.2    Each party shall dedicate sufficient resources, including the assignment of adequate personnel, to commence the Service (or Software, as applicable) as soon as practical following establishing the agreed upon commencement date.

2.1.3    Either party may postpone implementation of a Service, without penalty, if the other party fails to timely provide required information. In addition, FIS may postpone implementation of a Service if a circumstance arises that FIS reasonably believes may jeopardize the timely processing of transactions for other clients of FIS, and further, Client may request postponement of implementation of a Service if Client is actively in the process of acquiring a bank. Upon FIS’s receipt of such request, the parties will review the implementation(s) underway and the acquisition timeline and mutually agree to delay such implementation(s), without penalty, as necessary.

2.2    Exclusivity. Except as provided otherwise in an Addendum, Client agrees that FIS shall be Client’s sole and exclusive provider of each Service. If Client or any Affiliate of Client acquires any entity or accounts (collectively, “Acquired Accounts”) that require a service that is substantially similar to a Service provided under an Addendum ("Similar Service"), such Accounts shall become subject to the terms of the applicable Addendum in accordance with the following:

(i)    If FIS is already providing the Similar Service for the Acquired Accounts on the same core processing system, then it shall continue to do so pursuant to its then-current term thereof and upon expiration of such pre-existing service agreement, the Acquired Accounts shall be processed in accordance with the terms of the applicable Addendum hereunder. If, however, FIS is providing the Similar Services for the Acquired Accounts on the same core processing system, then upon Client’s written request, the pre-existing service agreement shall be terminated and Acquired Accounts shall be processed in accordance with the terms of the applicable Addendum hereunder within the later to occur of (i) sixty (60) days of the FIS’s receipt of Client’s written request or (ii) the completion of Client’s acquisition. If the applicable fees for the services are greater than those under this Agreement, Client shall pay an early termination fee equal to the difference times the number of months remaining in the then-current term of the pre-existing services agreement. For example, as an illustration of how the early termination fee would be calculated under the preceding sentence, if Client purchases Bank A, which is on the same core processing system as Client, and Bank A has a core processing services invoice for fees in the amount of $[**CONFIDENTIAL**], while Client has a core processing services invoice for fees in the amount of $[**CONFIDENTIAL**] for Similar Services, then the early termination fee would be equal to the difference of $[**CONFIDENTIAL**] multiplied by the number of months remaining in the then-current term of Bank A’s pre-existing services agreement.

(ii)    If a third party is providing the Similar Service for the Acquired Accounts, the parties shall use reasonable efforts to convert the Acquired Accounts to the Service within six (6) months after the acquisition or, if the Acquired Accounts are subject to a pre-existing processing agreement between Client and such third party, upon the expiration of the then-remaining term of that pre-existing agreement.

(iii)    Client shall pay FIS to perform the conversion at the rates set forth in the pricing attachment to the IBS Core Processing Services Addendum to this Agreement plus related material charges.

2.3    FIS Responsibilities.

2.3.1    If Client pays all applicable fees when due, FIS shall provide (i) Client and Client’s customers (“Customers”) with access to and use of the Service and Software in accordance with these General Terms, the applicable Addenda, and FIS’s then current standard user operating instructions and requirements made available to Client from time to time (“Specifications”), and (ii) Client with standard reporting, if any, associated with use of the Service or Software. FIS shall perform the Service and provide Software in compliance with all Laws applicable to FIS as a third party provider of that Service. “Law” means any law, rule or regulation, and guidelines issued by a regulatory body thereunder for which compliance by the party to whom it applies is required, ordinance, code, or order to which a party may be subject or under which a party may exercise rights. FIS represents and warrants that the Services will be provided in accordance with these General Terms, the applicable Addenda, and the Specifications.

2.3.2    FIS shall perform an on-going review of federal Laws applicable to the provision of the Services and Software. FIS shall at its expense maintain the features and functions for the Services and Software in accordance with all federal Laws applicable to such features and functions, including new or amended federal Laws (as applicable and necessary to support compliance obligations), in a non-custom environment. In addition, FIS shall, at Client’s request, work with Client in developing and implementing a suitable and commercially reasonable procedure or direction to enable Client to comply with state and local Laws applicable to the Services and Software being provided to Client, and, to the extent commercially possible, modify the manner in which FIS provides the Service prior to the regulatory deadline for such compliance. Any modification in a Service or Software necessitated by such a change in state or local Laws shall be paid for by Client, provided, however, that FIS will use commercially reasonable efforts to prorate the costs related to such modification among other participating clients to the extent practicable.

2.4    Client Responsibilities.

2.4.1    Client shall: (i) provide Customer information to FIS in accordance with the Specifications; (ii) except to the extent due to FIS’s material breach of the Agreement, assume all risk and liability associated with transactions, including any risk of counterfeit, charged-back or fraudulent transactions; (iii) use each Service in accordance with the Specifications; (iv) timely deliver any Data (defined below) or other information necessary for the provision of the Service in an electronic form and format approved by FIS; (v) be solely responsible for timely procuring any information or cooperation required from its Customers and suppliers or other third party in order to commence the Service; (vi) have sole responsibility for verifying the accuracy, completeness or authenticity of any Data furnished by Client or a third party; (vii) be solely responsible for training its employees and representatives to comply with all Laws applicable to Client and the procedures set forth in the Specifications or any manual or other literature provided to Client by FIS; (viii) comply with all Laws applicable to Client’s business and its use of a Service, including but not limited to those Laws relating to usury, truth-in-lending, fair credit reporting, equal credit opportunity, automated clearing house transfers, networks associations, electronic funds transfer, privacy and direct marketing, regardless of whether Client uses any forms or other Materials supplied by FIS; and (ix) be responsible for providing FIS with notice of any changes in state or local Law that impact Client’s use of the Service.

2.4.2    Client shall be responsible for monitoring and interpreting (and for complying with, to the extent such compliance requires no action by FIS), the applicable Laws pertaining to Client’s business (“Legal Requirements”). Based on Client’s instructions, FIS shall implement the processing parameter settings, features and options (collectively, the “Parameters”) within FIS’s Services and systems that shall apply to Client, subject to the change request process in place between FIS and Client to establish requirements, development arrangements and deployment timelines. Client shall be responsible for determining that such selections are consistent with the Legal Requirements and with the terms and conditions of any agreements between Client and its Customers. In making such determinations, Client may rely upon the written descriptions of such Parameters contained in the Specifications. FIS shall perform the Services in accordance with the Parameters.

2.4.3    If a Service contemplates that FIS will be clearing or settling transactions and/or processing payments, then FIS, in its sole discretion, may require Client to establish and maintain a clearing or settlement account (“Settlement Account”) with a minimum balance determined by FIS in its reasonable discretion based upon the circumstances. Client shall maintain sufficient funds in the Settlement Account to cover any amounts required to facilitate the orderly processing and settlement of transactions, and is solely responsible for properly applying all credits and debits made to the Settlement Account. In the event of any change to the Settlement Account so established by Client, Client shall promptly notify FIS in writing of such change, but no later than within three (3) business days of the change taking place.

2.5    Data.

2.5.1    Client shall be solely responsible for the transmission of any information, data, records or documents (collectively, “Data”) necessary for FIS to perform a Service at Client’s expense, and shall bear any risk of loss resulting from that transmission until FIS confirms receipt. FIS shall bear the risk of loss resulting from Data transmitted to Client until Client confirms receipt. If Client directs FIS to disclose Data to a third party, Client shall provide FIS with written authorization to do so and bear any risk of loss or liability associated with that disclosure. In addition, FIS shall be held harmless from any claim resulting from the third party’s use of that Data, and may, in its discretion, require the third party to enter into a written agreement with FIS governing disclosure of that Data.

2.5.2    FIS shall not be responsible for the accuracy, completeness or authenticity of any Data furnished by Client or a third party, and shall have no obligation to audit, check or verify that Data. If any Data submitted by Client or a third party to FIS is incorrect, incomplete or not in the required format, FIS may require Client to resubmit the Data or FIS may correct the Data and bill Client its then current rates for performing those corrections. FIS shall use commercially reasonable efforts to notify Client prior to Client incurring such expense.

2.5.3    Client shall maintain a copy of all Data submitted to FIS (whether directly or through a third party) to permit reconstruction if ever required. Client assumes all risk and expense associated with Data reconstruction, except for those expenses incurred as a direct consequence of FIS’s negligence or breach of its obligations under the Agreement. If Data reconstruction is ever required, the parties shall mutually agree on a schedule for that reconstruction.

2.6    Disaster Recovery. In accordance with FFIEC business continuity guidelines, FIS has put in place a disaster recovery plan designed to minimize the risks associated with a disaster affecting FIS’s ability to provide the Services under the Agreement. FIS’s recovery time objective (RTO) under such plan is as set forth in the continuity program summary document made available to Client. FIS will maintain adequate backup procedures in order to recover Client’s Data to the point of the last available good backup, with a recovery point objective (RPO) as set forth in the continuity program summary document made available to Client. FIS will test its disaster recovery plan annually. Upon request, FIS will provide a summary of its disaster recovery plan and test results, excluding any proprietary information or NPI. Client authorizes FIS to provide Client’s Data to external suppliers in order to test and prepare for disaster recovery, as well as provide replacement services in the event of a disaster. Client is responsible for adopting a disaster recovery plan relating to disasters affecting Client’s facilities and for securing business interruption insurance or other insurance necessary for Client’s protection.

2.7    Changes to Services. FIS may change any features, functions, brand, third party provider, or attributes of a Service, or any element of its systems or processes, or Specifications, from time to time, provided that neither the functionality of nor any applicable fees and charges for such Service are materially adversely affected. For the avoidance of doubt, in the event any such change made by FIS, pursuant to the preceding sentence, has a material adverse impact on the functionality of or fees and cost for a Service, Client may elect to terminate the affected Service and Addendum pursuant to Section 16.1(i) of these General Terms, subject to the cure period thereunder, without invoking liquidated damages under Section 16.3. Client shall not rely on identification of specific brands associated with or names of third party providers of a Service as an obligation of FIS to use any particular brand or third party provider. If Client requests a change to a Service, the parties shall negotiate the terms for such change, which terms will be set forth in a mutually agreed upon statement of work (“SOW”).

2.8    Transition Assistance. Upon termination of the Agreement or an Addendum, FIS shall cooperate in the transition of the Services to Client or a replacement service provider and, if requested by Client, perform ancillary services for additional fees. However, no master files, transaction data, test data, record layouts or other similar information shall be provided by FIS until: (i) Client and, if applicable, the replacement service provider, have executed FIS’s deconversion confidentiality agreement; (ii) Client has fully paid all outstanding amounts that are not the subject of a good faith dispute by Client pursuant to Section 7.5; (iii) Client has completely prepaid FIS’s fees for deconversion assistance notwithstanding any good faith dispute by Client (in which case, such amounts shall be prepaid and not withheld while the parties will conduct discussions pursuant to Section 7.5); and (iv) the parties mutually agree on a date for deconversion that is at least [**CONFIDENTIAL**] following FIS's receipt of Client’s notice of deconversion. If the [**CONFIDENTIAL**] period ends between the third week of November and the third week of January, the time period for completing deconversion may be extended until the first week of February. In addition, upon termination of the Agreement, FIS may, at Client's request and expense, continue to provide the corresponding Service(s) until the deconversion is completed, provided the parties agree to such continuation in writing.

2.9    Problem Reporting and Resolution. Client shall timely report any problems encountered with the Service. FIS shall provide a toll-free telephone number for problem reporting. FIS shall promptly respond to each reported problem based on its severity, the impact on Client's operations and the effect on the Service. FIS shall use reasonable commercial efforts to either resolve each problem or provide Client with information to enable Client's personnel to resolve it. Through FIS’s standard client support process, FIS will maintain a tracking log for problems reported by Client and a problem escalation process for such reported problems. FIS will notify Client as soon as commercially practical when FIS becomes aware of a platform or system problem that FIS reasonably believes will adversely impact the processing by FIS of Clients Data and/or transactions.

3.    Third Party Services. If an Addendum describes the provision of a product or service provided by a third party, whether such product or service is requested or required by Client or is otherwise specified in the Addendum as a service or product that is provided by a third party (“Third Party Service”), the following subsections also apply:

3.1    Client acknowledges that FIS is not the provider of any Third Party Service, and Client shall, if required by FIS, enter into a separate agreement for the Third Party Service directly with the applicable provider. FIS makes no warranties or representations of any kind regarding the correctness, accuracy, completeness, merchantability or fitness of any Third Party Service or any associated data, information or system. FIS will pass through to Client end-user warranties to the extent received by FIS from Third Party Service providers.

3.2    If a Third Party Service is terminated prior to the end of its term either (i) by Client or by FIS at Client’s request, or (ii) as a result of Client’s action or inaction, Client shall pay FIS, except in the event a breach of the Addendum or non-performance of the Service by FIS or the applicable third party, in addition to any other amounts owed, an amount equal to any termination costs and fees incurred or owing by FIS as a result of such termination. FIS shall not be required to refund Client any pre-paid amounts, except if and to the extent that FIS receives a refund of such amounts from the third party.

4.    Use of Service, Software, and Third Party Service. Except as otherwise permitted in the Agreement or in writing by FIS, Client agrees to use a Service, Third Party Service and/or Software only for its own internal business purposes to service its U.S.-based accounts for its Customers and will not sell or otherwise provide, directly or indirectly, any of the Service, Third Party Service, Software or any portion thereof to any third party. Client agrees that FIS may use all suggestions for improvement and comments regarding the Service, Third Party Service, or Software that are furnished by Client to FIS in connection with the Agreement, without accounting or reservation. Except as otherwise may be set forth herein or in writing between the parties, Client shall be responsible for handling all Customer inquiries relating to a Service or Third Party Service. The term “Software” as used in these General Terms means, individually or collectively, any software and/or interfaces licensed to Client by FIS or its Affiliates pursuant to a Software License and Maintenance Addendum to the Agreement.

5.    Materials. As a convenience, FIS may provide Client with sample forms, procedures, scripts, marketing materials or other similar information (collectively, “Materials”). Client shall have a license to use Materials, if any, solely in connection with its use of the Services, Software, or Deliverables during the term of the related Addendum and solely in a manner that is consistent with the Specifications. Client’s license to use the Materials shall expire immediately upon termination of the Agreement or the related Addendum. Client is responsible for its use of Materials and bears sole liability for any such use.

6.    Training. Except as may be provided otherwise in the applicable Addendum, FIS will provide its standard initial train-the-trainer training regarding the use and operation of the Service, Third Party Service or Software to Client by web-based training or in person at an FIS training location (in which case, travel would be at Client’s expense) at FIS’s then current rates and on a mutually agreed date and time. Following such initial training, Client is responsible for its trainer(s) training Client’s employees on the use and operation of the Service, Third Party Service or Software. Additional training may be provided by FIS upon Client’s request, including onsite training at Client’s location, as mutually agreed to by the parties regarding topics, duration and fees and expenses.

7.    Fees and Other Charges.

7.1    Client shall pay all fees and charges set forth in the pricing attachment(s) to an Addendum. Any one-times fees set forth in the pricing attachment to an Addendum shall be paid as follows: (i) [**CONFIDENTIAL**] upon execution of the Agreement (or the applicable Amendment), and (ii) the remaining [**CONFIDENTIAL**] upon the applicable Commencement Date, unless provided otherwise in an Addendum or pricing attachment thereto. Recurring fees shall be paid beginning on the Commencement Date; provided, however that, notwithstanding anything to the contrary in Section 18.6 below, for any Service and/or Software in use by Client as of the Effective Date, Client shall continue to pay the recurring fees applicable to such Services and/or Software under Client’s prior agreement with FIS for such Services and/or Software up to the Commencement Date. All third party fees and charges outside of FIS’s control, and any adjustments thereto from time to time, including, without limitation, postage, supplies, courier, data transmission, and telecommunications expenses, will be passed through to client at FIS’s cost for such items. Beginning on January 1, 2014 and thereafter during the term, FIS may increase the recurring fees by an amount not exceeding, in aggregate effect, [**CONFIDENTIAL**] or the ECI (as defined below), whichever is less, but not more than once annually. These adjustments will be effective upon FIS’s notification thereof to Client. Fees, costs and expenses owed by Client are exclusive of charges for materials, work, hardware, software or travel not otherwise detailed in an Addendum, SOW, or pricing attachment. If travel by FIS is required in connection with providing the Services or Deliverables hereunder, FIS will seek Client’s approval prior to undertaking such travel, which will include providing Client with an estimate of the fees and charges related thereto. “ECI” means the percentage change in the U.S. Employment Cost Index – Civilian: All Workers total compensation, calculated by averaging the annual percentage change reported for the four fiscal quarters immediately preceding each anniversary of the Effective Date, as published by the U.S. Bureau of Labor Statistics (www.bls.gov).

7.2    Client agrees that the ACH account information specified by Client in the Agreement (“FIS Payment Account”) may be utilized by FIS for ACH debits to settle: (i) any fees, charges or other amounts owed to FIS by Client; (ii) third party fees, charges, fines, or assessments (including, but not limited to, interchange fees or other payment system or network fees or charges); and (iii) any payments or deposits received from or on behalf of Client. Client shall maintain sufficient funds in the FIS Payment Account to cover any amounts owed to FIS, and is solely responsible for properly applying all credits and debits made to the FIS Payment Account by FIS. Client shall notify FIS in writing of any change in FIS Payment Account information within three (3) business days of occurrence. In the event FIS does not collect amounts owed from the FIS Payment Account, Client must pay such amounts within thirty (30) days of the invoice being delivered or made available to Client. For any amount not paid within such thirty day period, Client shall pay a late fee equal to [**CONFIDENTIAL**] for each day past the thirty (30) day payment period. Any disputed amount under Section 7.5 below will not be subject to a late fee.

7.3    Any over-billing or under-billing of amounts due hereunder shall only be corrected within the six (6) month period that follows the occurrence thereof, with the exception of any third party pass-through fees and charges, including, but not limited to, payment network fees and charges. If Client was over-billed, FIS will correct the error in the form of a credit to Client on the next invoice. If Client was under-billed, FIS will add the under-billed amount to a future invoice. FIS may utilize any amounts owed to Client under the Agreement to pay or reimburse FIS for amounts owed by Client.

7.4    All charges and fees to be paid by Client under the Agreement are exclusive of any applicable withholding, sales, use, excise, value added or other taxes. Any such taxes for which FIS is legally or contractually responsible to collect from Client shall be billed by FIS and paid by Client. Client agrees to reimburse or indemnify FIS for any taxes, penalties and interest assessed by any taxing authority arising out of the Agreement. FIS shall pay and hold Client harmless for any taxes on FIS property, income or payroll. Client agrees to hold FIS harmless for any sales, use, excise, value added or other taxes assessed by a taxing authority arising out of the Agreement. In the event of any assessment by a taxing authority, both parties agree to cooperate with each other to resolve issues in order to minimize such assessment.

7.5    Disputed Amounts. If Client disputes any charge or amount on any invoice and such dispute cannot be resolved promptly through good-faith discussions between the parties, Client shall pay the amounts due under this Agreement minus the disputed amount (with the exception of amounts due pursuant to Section 2.8(iii)), and the parties shall diligently proceed to resolve such disputed amount. If, however, the parties are unable, after using commercially reasonable efforts to do so, to resolve the disputed amount, the dispute may be resolved in accordance with the process set forth in Section 18.2 of these General Terms. An amount will be considered disputed in good faith if: (i) Client delivers a written statement to FIS, on or before the due date of the invoice, describing in detail the basis of the dispute and the amount being withheld by Client, (ii) such written statement represents that the amount in dispute has been determined after due investigation of the facts and that such disputed amount has been determined in good faith, and (iii) all other amounts due from Client that are not in dispute have been paid in accordance with the terms of this Agreement. Client’s right to assert claims under this Agreement shall be subject to Client’s payment in full of previously invoiced, past due amounts that have not been disputed in accordance with this Section 7.5.

8.    Intellectual Property.

8.1    Client is not acquiring a copyright, patent or other intellectual property right in any Service, Third Party Service, Software, Deliverable, Specifications or Materials, or in any data, modifications, customizations, enhancements, changes or work product related thereto. “Deliverable” means any work product or other item (whether tangible or intangible) created by FIS or provided by FIS to Client pursuant to the Services, Third Party Services, or Software, and which may be described more particularly in an Addendum, SOW, or other document signed by the parties.

8.2    Any intellectual property rights that existed prior to the Effective Date of an Addendum shall belong solely to the party owning them at that time. Neither party shall be entitled to any copyright, trademark, trade name, trade secret or patent of the other party.

8.3    Client shall not alter, obscure or revise any proprietary, restrictive, trademark or copyright notice included with, affixed to, or displayed in, on or by a Service, Third Party Service, Software, Deliverable or Specifications.

9.    Confidentiality; Information Security.

9.1    Confidentiality.

9.1.1    Each party shall treat information received from the other that is designated as “confidential” at or prior to disclosure ("Confidential Information") as strictly confidential. FIS designates the Services, Third Party Services, Software, Deliverables, Specifications and the terms of the Agreement, and all information related to the foregoing, as it’s Confidential Information. Client designates Customer information that qualifies as “Non-public Personal Information” under the Gramm-Leach-Bliley Act of 1999 or its state law equivalents (“NPI”) ) as its Confidential Information.

9.1.2    Each party shall: (i) restrict disclosure of the other party’s Confidential Information to employees, agents and Affiliates solely on a "need to know" basis in accordance with the Agreement; provided, however, that FIS may use, disclose, and archive Data including, without limitation, Client’s Confidential Information, provided that FIS shall first aggregate all such Data and remove any NPI prior to any disclosure to third-parties not bound by the confidentiality provisions of the Agreement; (ii) advise its employees and agents of their confidentiality obligations; (iii) require agents to protect and restrict the use of the other party’s Confidential Information; (iv) use the same degree of care to protect the other party’s Confidential Information as it uses to safeguard its own Confidential Information of similar importance, but in no event less than a reasonable degree of care; (v) establish procedural, physical and electronic safeguards, designed to meet the objectives of the FFIEC Interagency Guidelines, to prevent the compromise or unauthorized disclosure of Confidential Information. Client shall notify FIS of any breach of FIS’ Confidential Information as soon as possible following determination of such breach. FIS shall notify Client of any breach of NPI as soon as possible following determination of such breach, and shall comply with all federal and state laws regarding NPI that are applicable to it as a third party processor.

9.1.3    Confidential Information shall remain the property of the party from or through whom it was provided. Except for NPI, neither party shall be obligated to preserve the confidentiality of any information that: (i) was previously known; (ii) is a matter of public knowledge; (iii) was or is independently developed; (iv) is released for disclosure with written consent; or (v) is received from a third party to whom it was disclosed without restriction. Disclosure of Confidential Information shall be permitted if it is: (a) required by law; (b) in connection with the tax treatment or tax structure of the Agreement; or (c) in response to a valid order of a U.S. court or other governmental body, provided the owner receives written notice and is afforded a reasonable opportunity to obtain a protective order. Upon termination of an Addendum, each party shall, except as otherwise set forth in Section 9.2(i) above, destroy the other party’s Confidential Information relating to that Addendum in a manner designed to preserve its confidentiality, or, at the other party’s written request and expense, return it to the disclosing party. Upon termination of the Agreement, each party shall destroy any remaining Confidential Information of the other party in the same manner or, if so requested, return it to the disclosing party at its expense.

9.1.4    Client shall not file the Agreement (including any Addendum, schedule, supplement or attachment), or any future amendment or supplement hereto, with the US. Securities and Exchange Commission (the "SEC") unless such filing is required under Item 601 of Regulation S-K. In the event that Client determines that the Agreement (or amendment or supplement) must be filed with the SEC under Regulation S-K, Client shall take all actions necessary to obtain confidential treatment of all Addenda, schedules, supplements and attachments (including all pricing attachments) and to the extent possible, the Agreement, in accordance with Rule 406 under the Securities Act of 1933. Specifically, and without limitation, Client shall omit all Addenda, schedules, supplements and attachments (including all pricing attachments) from the material filed with the SEC and, in lieu thereof, shall indicate in the material filed that the Confidential Information has been so omitted and filed separately with the SEC. Client shall file all Addenda, schedules, supplements and attachments (including all pricing attachments) so as to maintain the confidentiality of the documents, and shall file an application making an objection to the disclosure of these materials. If the SEC denies the application, Client will seek review of the decision under Rule 431.

9.2    Information Security. In the event that there has been an unauthorized disclosure of critical, sensitive or confidential Client Data (as defined below) by FIS or a security breach (as such term is defined by applicable state security breach notification laws and/or federal law) in FIS’s security, which impacts Client Data, FIS shall notify Client of such unauthorized disclosure or security breach as soon as reasonably practicable after the disclosure or breach, but in no event later than within [**CONFIDENTIAL**] business days of FIS’s making a determination that there has been such a disclosure or breach. Client acknowledges that FIS will be cooperating and assisting with law enforcement and other state or federal regulator(s) in the investigation of a security breach or unauthorized disclosure, including providing information necessary to facilitate such investigation. For purposes of this Section 9.2, “Client Data" means all data and information submitted to FIS by Client, or received by FIS on behalf of Client, in connection with FIS’s provision of a Service.

10.    Indemnification.

10.1    Client shall defend FIS and its officers, employees, directors, agents and shareholders, in their individual capacities or otherwise, from and against any and all Claims (as defined in this Section 10.1) asserted by a third party (other than an Affiliate of FIS) against FIS, and shall indemnify and hold harmless FIS from and against any damages, costs, and expenses of such third party awarded against FIS by a final court judgment or an agreement settling such Claims in accordance with this Section 10.1. As used in this Section 10.1, the term “Claim” means any action, litigation, or claim by a third party alleging or based on: (i) any personal injury or property damage caused by Client’s gross negligence or willful misconduct in connection with this Agreement; (ii) Client’s misuse of a Service, Materials, Third Party Service, Software, Specifications or Deliverables; (iii) inaccurate or incomplete Data provided by or on behalf of Client; (iv) Client’s use of a Service, Third Party Service, Software and/or Deliverable with computer programs or services owned, licensed or provided by someone other than FIS; (v) Client’s failure to comply with Laws; (vi) Client’s failure to comply with the terms of any Third Party Service agreement; (vii) any claim of libel, violation of privacy rights, unfair competition or infringement of patents, trademarks, copyrights or other intellectual property caused by Client or a Customer; (viii) any circumstance, event or activity set forth in any of the Subsections 10.2 (a) – (e); or (ix) any Customer claim, action or suit, except to the extent attributed to the action or inaction of FIS (as provided in Section 10.3(iv) below).

10.2    FIS shall defend Client and its officers, employees, directors, agents and shareholders, in their individual capacities or otherwise, from and against any and all Claims (as defined in this Section 10.2) asserted by a third party (other than an Affiliate of Client) against Client, and shall indemnify and hold harmless Client from and against any damages, costs, and expenses of such third party awarded against Client by a final court judgment or an agreement settling such Claims in accordance with this Section 10.2. As used in this Section 10.2, the term “Claim” means any action, litigation, or claim by a third party alleging (i) personal injury or property damage caused by FIS’s gross negligence or willful misconduct in connection with this Agreement; (ii) FIS’s failure to comply with all federal laws, rules and regulations applicable to FIS as a provider of a Service; or (iii) that a Service, Software, or Deliverable infringes an effective U.S. Patent or a registered trademark or copyright; provided, however, that FIS shall not be liable for (and Client shall indemnify FIS against) any infringement or alleged infringement that results, in whole or in part, from: (a) use of a Service, Software or Deliverable in a manner or for a purpose not specifically described in the Agreement (including the Addenda) or Specifications; (b) use of a Service, Software or Deliverable in combination with computer programs, processes, hardware, software, data, systems, or services owned, licensed or provided by someone other than FIS; (c) Client’s products or services; (d) modification, change, amendment, customization, or adaptation of any Service, Software, or Deliverable not made wholly by FIS; or (e) Client's failure to implement corrections or changes provided by FIS. If a claim of infringement has been asserted, or in FIS's opinion is about or likely to be asserted, FIS may, at its option either: (1) procure for Client the right to continue using the Service, Software or Deliverable; (2) replace or modify the Service, Software, or Deliverable so that it becomes non-infringing; (3) terminate the applicable Addendum or SOW and refund all pre-paid fees covering future use of the Service, Software or Deliverable; or (4) defend the action on Client’s behalf and pay any associated costs or damages.

10.3    The obligation to indemnify under this Section 10 is contingent upon: (i) the indemnified party’s promptly notifying the indemnifying party in writing of any Claim subject to such indemnity obligation; (ii) the indemnifying party’s having sole control over the defense and settlement of the Claim; (iii) the indemnified party’s reasonably cooperating during defense and settlement efforts; (iv) the Claim(s) not arising, in whole or in part, out of the action or inaction of the indemnified party; and (v) the indemnified party’s not making any admission, concession, consent judgment, default judgment or settlement of the Claim or any part thereof.

11.    Limitation of Liability and Disclaimer of Warranties and Certain Losses.

11.1    Limitation of Liability. EXCEPT WITH RESPECT TO FIS’s WILLFUL MISCONDUCT, FIS’S TOTAL LIABILITY FOR A SERVICE IS LIMITED IN ALL CASES AND IN THE AGGREGATE TO THE AMOUNT OF FEES ACTUALLY PAID BY CLIENT FOR THE CORRESPONDING SERVICE DURING THE [**CONFIDENTIAL**] PRECEDING THE DATE OF THE EVENT THAT IS THE BASIS FOR THE FIRST CLAIM. NOTWITHSTANDING THE FOREGOING, FIS SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, DELAY OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING BUT NOT LIMITED TO, DAMAGES FOR LOSS OF BUSINESS PROFITS OR REVENUE, BUSINESS INTERRUPTION, LOSS OF INFORMATION, OR OTHER PECUNIARY LOSS), EVEN IF FIS WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

11.2    Disclaimer of Liability for Certain Losses. Notwithstanding anything to the contrary contained in Section 11.1 above, under no circumstances shall FIS be liable for any losses, claims, demands, penalties, actions, causes of action, suits, obligations, liabilities, damages, delays, costs or expenses, including reasonable attorney's fees (collectively, "Losses”) caused, directly or indirectly, in whole or in part, by: (i) Client; (ii) a third party, other than FIS's authorized agents; (iii) use of attachments, features, or devices not authorized by the Specifications; (iv) improper or inadequate conditions at a non-FIS site; (v) improper or incomplete installation not caused by FIS or its authorized agents; (vi) equipment changes, reconfigurations, upgrades or relocations performed by one other than FIS or its authorized agents; (vii) abuse, misuse, alteration or use that is inconsistent with the terms of the Agreement or Specifications; (viii) incorrect or incomplete Data supplied by Client or its agents; (ix) software, hardware or systems not supplied by FIS; (x) a Force Majeure Event which by the exercise of commercially reasonable diligence FIS is unable to prevent; or (xi) a failure that is not directly attributable to FIS or under FIS’s direct control. In the event of any error by FIS in processing any Data or preparing any report or file hereunder (hereinafter, “Output”), FIS's sole obligation shall be to correct the error by reprocessing the affected Data or preparing and issuing a new file or report at no additional cost to Client; provided, however, FIS’s obligation herein is contingent upon Client notifying FIS of the error within (a) [**CONFIDENTIAL**] business days or [**CONFIDENTIAL**] processing cycles of Client’s receipt of Output on a daily basis, or (b) within [**CONFIDENTIAL**] business days or [**CONFIDENTIAL**] processing cycles of Client’s receipt of any other Output, including Output on a monthly basis.

11.3    Disclaimer of Warranties. EXCEPT AS PROVIDED OTHERWISE IN THIS AGREEMENT (WHICH INCLUDES THESE GENERAL TERMS, THE ADDENDA, ATTACHMENTS AND STATEMENTS OF WORK HERETO), FIS DISCLAIMS ANY AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SERVICES, THIRD PARTY SERVICES, SOFTWARE, DELIVERABLES, EQUIPMENT, AND MATERIALS PROVIDED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE, OR ERROR FREE OPERATION (EVEN IF CREATED BY THE INTERNATIONAL SALE OF GOODS CONVENTION, AND WHETHER OR NOT FIS KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. IN ADDITION, FIS DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN CLIENT WITH RESPECT TO THE SERVICES, THIRD PARTY SERVICES, SOFTWARE, DELIVERABLES, EQUIPMENT, AND MATERIALS PROVIDED UNDER THIS AGREEMENT.

12.    Audits.

12.1    Upon at least five (5) business days prior written notice, FIS, its representatives and/or vendors may visit Client's facilities, during normal business hours, for the purpose of: (i) inspecting the location and use of Software, Deliverables and any third party software; and (ii) auditing, monitoring and ensuring compliance with the terms of the Agreement. In addition, each party shall have the right, upon reasonable prior written notice (and no more than once each year), to visit the other party's facilities during normal business hours for the purpose of determining the adequacy of procedures for complying with its obligations relating to Confidential Information under the Agreement.

12.2    Notice for any audit must specify the scope of the information sought and the purpose of the audit. All audits must be reasonable in scope and duration, and conducted at the expense of the auditing party. Client and its representatives may be required to sign FIS’s nondisclosure and confidentiality agreement in advance of performing any audit. FIS shall have the right to receive and comment on any report prepared by or on behalf of Client prior to that report being published or disseminated, which publication or dissemination shall be done only pursuant to the confidentiality provisions of this Agreement.

12.3    In lieu of any audit relating to a Service, other than as provided in Section 12.1 above, FIS shall make available to Client upon request a certified copy of its most recent SAS-70, SSAE 16, AUP, Security, Disaster Recovery, PCI, GLBA, NACHA, PIN, TG3 or similar report regarding the Service. The provision of such report(s) shall satisfy all of FIS’s audit obligations to Client with respect to the corresponding Service.

12.4    FIS shall permit governmental agencies that regulate Client in connection with a Service performed by FIS to examine FIS’s books and records to the same extent as if that Service was being performed by Client on its own premises, subject to FIS’s confidentiality and security policies and procedures.

13.    Use of Names and Trademarks. FIS may use Client’s name and logo: (i) in a general listing of users of its products and services; and (ii) as reasonably necessary to perform any Services. Other than the foregoing: (a) neither party shall use the other party’s logos, trademarks or stock exchange ticker symbol unless pre-approved in writing; and (b) the parties shall consult with each other in preparing any press release or other similar communication that mentions or implies a relationship between them.

14.    Relationship. FIS is an independent contractor. Neither FIS nor any of its representatives are an employee, partner or joint venturer of Client. FIS has the sole obligation to supervise, manage and direct the performance of its obligations under the Agreement. FIS reserves the right to determine who will be assigned to perform its obligations, and to make replacements or reassignments as it deems appropriate. Each party shall be solely responsible for payment of compensation to its respective personnel, and assumes full responsibility for payment of all federal, state, local and foreign taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such personnel. Except as expressly stated in the Agreement, neither party shall be an agent of the other, nor have any authority to represent the other in any matter. To the extent that FIS engages a subcontractor, FIS shall remain solely responsible for the performance of the subcontracted work. Client shall have no recourse, and shall assert no claim, against any subcontractor of FIS.

15.    Insurance. FIS shall maintain the following minimum insurance coverage and limits: (i) statutory workers’ compensation in accordance with all Federal, state, and local requirements; (ii) employer’s liability insurance with limits of coverage of $1,000,000 (a) per accident, bodily injury (including death) by accident, (b) per bodily injury (including death) by disease, and (c) per employee for bodily injury (including death) by disease as required by the state in which the Services are performed; (iii) commercial general liability with an aggregate of $2,000,000, and $1,000,000 per occurrence for bodily injury, property damage and personal injury; (iv) automobile liability insurance, including FIS-owned, leased, and non-owned vehicles with a single limit of $1,000,000; (v) property insurance, covering the hardware and other equipment used by FIS to provide the Services; (vi) professional and technology errors and omissions, including network security and privacy liability coverage, with limits of $5,000,000 per claim; (vii) umbrella (excess) liability insurance for the above-referenced commercial general liability and employer’s liability coverage in the amount of $5,000,000 per occurrence; and (viii) crime insurance, with coverage extended to include property of Client in the care, custody, or control of FIS, or for which FIS is legally liable, with limits of $5,000,000 per claim.

16.    Termination and Additional Remedies.

16.1    Termination. In addition to any other remedies, either party may terminate the Agreement or an Addendum on thirty (30) days advance written notice if the other party: (i) fails to cure a material breach of the terms of this Agreement (including a failure to comply with the Specifications) within thirty (30) days of receiving written notice to do so; (ii) is the subject of a dissolution, reorganization, insolvency or bankruptcy action that is not dismissed within forty-five (45) days of being filed; (iii) suffers the appointment of a receiver, conservator or trustee; (iv) commits any act related to the Service with the intent to defraud the other party; or (v) discontinues performance under the Agreement because of a binding order of a court or regulatory body. Either party may also terminate a Service or Software on thirty (30) days advance written notice if the other party fails to cure a material breach related to such Service or Software within thirty (30) days of receiving written notice to do so. If a breach cannot reasonably be cured within thirty (30) days (as set forth in Section 16.1(i) above), the non-breaching party may not terminate the Service or Software so long as the breaching party promptly commences work and completes correction within ninety (90) days of receiving written notice of the breach. Notwithstanding the foregoing, FIS may terminate the Agreement or an Addendum if Client (a) fails to maintain required balances in the Settlement Account associated with a Service, and fails to remedy that deficiency within forty-eight (48) hours of FIS requesting it to do so, (b) fails to cure any material violation of applicable Law within thirty (30) days of FIS requesting it to do so, or (c) sells, transfers or assigns all or substantially all of its Service-related accounts to a third party that does not agree in writing with FIS to be bound by the terms of the Agreement.

16.2    In addition to the termination rights set forth above, FIS may terminate a Service, in whole or in part, without penalty, if FIS’s agreement to use any third-party software or service upon which the Service relies expires or is terminated; provided, however, that prior to any such termination, FIS shall use commercially reasonable efforts to either (i) extend the applicable expiration or termination date so that its provision of the Service hereunder is not interrupted; (ii) procure a third-party software or service similar to the expired or terminated software or service in order to continue to deliver the Service without interruption and without reduction in quality or increase in cost to Client; or (iii) develop another workaround that allows Client to continue to receive the Service without interruption and without reduction in quality or increase in cost. For the avoidance of doubt, in the event any such workaround developed by FIS pursuant to subsection (iii) has a material adverse impact on the quality of or fees and cost for the applicable Service, Client may elect to terminate such Service pursuant to Section 16.1(i) of these General Terms, subject to the cure period thereunder, without invoking liquidated damages under Section 16.3.

16.3    Liquidated Damages. If a Service is terminated by FIS for Client’s uncured (if a cure period if applies) breach or prior to the end of its term pursuant to the terms of Section 16.1 above or as otherwise specifically provided in an Addendum, or if Client terminates a Service prior to the end of its term except as otherwise permitted hereunder, then Client shall pay FIS, in addition to any other amounts owed, liquidated damages equal to: (i) the greater of (a) [**CONFIDENTIAL**] of the average monthly fees incurred for each such Service during the preceding six (6) months (or, during such shorter period if the Service has been in production for less than six (6) months), (b) any minimum fees due for each such Service, or (c) the estimated monthly charge for the Service (as set forth in the applicable pricing attachment), in each case multiplied by the number of months remaining in the then current period applicable to the Service; (ii) any out of pocket expenses directly incurred by FIS as a consequence of the termination; (iii) any credits or incentives given to Client by FIS on or before the Commencement Date of a Service; plus (iv) any unpaid one-time fees relating to each terminated Service. Client shall not be entitled to a refund of any pre-paid amounts. If termination of the obligation to provide such Service occurs prior to the Commencement Date of any such Services, then the amount due under subsection (i) above will be calculated using the minimum monthly amount due for each such Service, if any, or the estimated monthly charge (as set forth in the pricing attachment). For the avoidance of doubt, any Service that is specifically designated as a non-exclusive service in the applicable Addendum will not be subject to liquidated damages.

16.4    FIS received a letter from the FDIC dated February 28, 2012 that detailed certain Matters Requiring Attention (the “MRAs”). FIS developed an action plan to address and remedy the MRAs, and the FDIC reviewed FIS’s action plan to confirm that the plan will address and resolve the MRAs. FIS has committed to preparing a quarterly update on its efforts to address the MRAs, and will use reasonable commercial efforts to provide the update to Client (directly or via the FIS Client Portal) on or before the 15th day of the following month. The FDIC may have follow-up comments on the MRAs and, FIS will implement other appropriate corrective actions, as applicable, in accordance with the FDIC’s recommendations. If (i) FIS does not create an action plan to address the FDIC’s follow-up comments on the MRAs within 60 days after receiving written notice of the FDIC’s follow-up comments, and does not cure any failure to deliver an adequate action plan within 45 days following written notice of a deficiency from the FDIC, or (ii) FIS’s rating under the Uniform Rating System for Information Technology (URSIT) is downgraded to “4” or “5”, then FIS will promptly notify of such failure or downgrade and Client may (but shall not be required to) terminate the contract without payment of Liquidated Damages or standard and customary conversion fees

16.5    Due to the likelihood of irreparable injury, each party shall be entitled to seek an injunction against the other for any breach of confidentiality, indemnification and intellectual property obligations.

17.    Export Restrictions and Unlawful Activity.

17.1    FIS’s Confidential Information is subject to export controls under applicable federal and state laws, rules and regulations. Accordingly, Client shall: (i) remain in compliance with all requirements associated with such laws; (ii) cooperate fully with any audit related to such laws; and (iii) not utilize FIS’s Confidential Information in any country that is embargoed by the U.S. government. Client shall be solely responsible for the importation of FIS’s Confidential Information, including obtaining any approval or permit necessary for importation or use.

17.2    Neither Client nor any of its directors, officers, agents, employees or other persons associated with or acting on its behalf: (i) have received or will receive any unlawful contribution, gift, entertainment or other payment from FIS; (ii) is a governmental entity; or (iii) is in violation of, or will violate any applicable anti-corruption or anti-bribery laws, rules or regulations. FIS shall have an irrevocable right to immediately terminate the Agreement or any other relationship with Client if this subsection is breached.

18.    Miscellaneous.

18.1    Neither party may assign, subrogate or transfer any interest, obligation or right arising out of the Agreement, including an assignment by way of a dissolution, consolidation, merger, transfer, reorganization or sale of all or a majority of the assets or stock of a party, without prior written consent from the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign this Agreement, without the prior written consent of the other party, but with prior notice to the other party, to an Affiliate, provided however: (i) such party’s parent company remains the controlling entity of the assignee; (ii) there is no change of control of assignee’s parent company from that as exists as the parent company of such party as of the Effective Date of this Agreement; (iii) such assignment does not materially and substantially increase or decrease the scope of this Agreement; and (iv) with respect to an assignment by Client, assignee is not [**CONFIDENTIAL**]. For purposes of this Section, a [**CONFIDENTIAL**]. The terms of the Agreement shall be binding upon and inure to the benefit of permitted successors and assigns.

18.2    The Agreement shall be governed by the laws of the state of New York, without regard to internal principles relating to conflict of laws. Any dispute, difference, controversy or claim arising out of or relating to the Agreement shall be settled by binding arbitration before a single arbitrator in [**CONFIDENTIAL**] in accordance with the Commercial Arbitration Rules (including Procedures for Large, Complex Commercial Disputes) of the American Arbitration Association. Judgment on any resulting award may be entered into by any court having jurisdiction over the parties or their respective property. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Agreement, and shall not have the power to award damages other than those described in the Agreement. The prevailing party in any dispute arising out of the Agreement shall be entitled to, and the arbitrator shall have jurisdiction to award, the recovery of reasonable attorneys’ fees, costs and expenses.

18.3    All notices given in connection with the Agreement must be in writing and delivered via overnight delivery. Notices shall be delivered to the address set forth in the Agreement. Notices to FIS shall include a copy (which shall not constitute notice) to the General Counsel at the same address. Telephone communications between FIS and Client and/or Customers may be monitored or recorded without further notice in order to maintain service quality.

18.4    FIS shall not be liable for any loss, damage or failure due to causes beyond its control, including strikes, riots, earthquakes, epidemics, terrorist actions, wars, fires, floods, weather, power failure, telecommunications outage, acts of God or other failures, interruptions or errors not directly caused by FIS (“Force Majeure Event”). If a Force Majeure Event should cause a delay in either party’s performance of its material obligations under the Agreement of more than [**CONFIDENTIAL**] consecutive days, this Agreement may be terminated by either party upon prior written notice to the other party without incurring a termination penalty (including under Section 16.3).

18.5    Each party represents and warrants that it has full legal power and authority to enter into and perform its obligations without any additional consent or approval.

18.6    The Agreement (including these General Terms, all Addenda, and the pricing attachments) together with any attachments thereto, constitute the entire agreement and understanding of the parties with respect to its subject matter. All prior agreements, understandings and representations between FIS and its Affiliates and Client regarding the same or similar services as those addressed hereby, including the Technology Outsourcing Agreement dated November 1, 2008 between Metavante Corporation (an Affiliate of FIS) and Client, as amended, and the Information Technology Services Agreement dated September 1, 2010 between FIS (f/k/a Fidelity Information Services, Inc.) and Client, as amended and supplemented, are superseded by and replaced with this Agreement in their entirety.

18.7    In the event of a conflict, ambiguity or contradiction in documents, the documents will take precedence over each other in accordance with the following ranking: (i) SOWs; (ii) exhibits, schedules and attachments; (iii) Addenda; (iv) Specifications; and (v) these General Terms. The Agreement may only be modified by a written document signed by both parties. The parties do not intend, nor shall there be, any third party beneficiary rights.

18.8    No waiver of any provisions of the Agreement and no consent to any default under the Agreement shall be effective unless in writing and signed by the party against whom such waiver or consent is claimed. No course of dealing or failure to strictly enforce any provision of the Agreement shall be construed as a waiver of such provision for any party’s rights. Waiver by a party of any default by the other party shall not be deemed a waiver of any other default.

18.9    If any provision(s) of this Agreement, including any Addenda, attachments and exhibits hereto, is determined to be invalid, illegal, void, or unenforceable by reason of any law, rule or regulation, administrative order, judicial decision, or public policy, such provision(s) shall not affect any other provision of the Agreement, and the Agreement shall be interpreted and construed as if the invalid, illegal, void, or unenforceable provision had not been included to the extent necessary to bring the Agreement within the requirements of such law, rule or regulation, administrative order, judicial decision, or public policy. In addition, in such event, the parties agree to negotiate in good faith to modify the Agreement to carry out the parties’ original intent as closely as possible and to the extent lawful. This Agreement shall not be construed more strongly against either party, regardless of who is more responsible for its preparation. The headings that appear in these General Terms are inserted for convenience only and do not limit or extend its scope.

18.10    Termination of the Agreement, an Addendum, a Service or Software shall not impact any right or obligation arising prior to termination, and in any event, Sections 9, 10, 11.1, 11.2, and 18.2 of these General Terms shall survive termination of the Agreement.

CARD PERSONALIZATION AND FULFILLMENT SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California ("Client") engages FIS to provide card personalization and fulfillment services as well as plastic cards, card carriers, envelopes, brochures, inserts, activation labels, and any and all other paper materials to fulfill Client’s card production requirements in accordance with this Card Personalization and Fulfillment Services Addendum (“Addendum”) and as indicated in the pricing attachment (“Service(s)”). This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    Commencement. For the purpose of this Addendum, the “Commencement Date” pursuant to the first sentence of Section 2.1.1 of the General Terms for the Service under this Addendum shall be (i) the date that FIS first receives Proper Instructions from Client, or (ii) if the Service under this Addendum is already in production for Client, the commencement date agreed upon by the parties in writing. Except as modified hereby, the remainder of Section 2.1 of the General Terms shall apply.
3.    [**CONFIDENTIAL**]; Services.
3.1    [**CONFIDENTIAL**].
3.2    In accordance with Client’s Proper Instructions (as defined below), FIS will provide plastic cards, paper materials, and card personalization services, and will mail or ship cards to cardholders and addresses as specified by Client. Conforming card orders for new and replacement card issues shall be transmitted by Client or its processor via secure electronic file. FIS will not begin manufacturing of materials or card personalization services (excluding testing) until it receives Proper Instruction (as defined below) from Client. Testing and approval of Client’s card program is Client’s responsibility and production delays may occur without Proper Instructions. Client shall, through one or more persons authorized in writing by Client to give orders, corrections and instructions in the name of and on behalf of Client, timely submit to FIS completed proof and quote approval forms for manufactured materials, completed test approval forms for card personalization and fulfillment services and such other instructions specifying the action to be taken or omitted (“Proper Instructions”). Every card production order must pass FIS’s computer automated card production edits, which are the exact production specifications tested and approved by Client. Card orders that fail production edits may result in delays in production fulfillment. Delivery of cards is deemed complete upon FIS’s delivery of the supply of cards to either FIS’s designated presort company, the United States Post Office, a common carrier or courier, or Client’s designated employee or agent. Client shall bear all risk of loss associated with the cards once delivery of cards is complete.
4.    Performance Standards. FIS will provide the Services in accordance with the performance standards set forth in Exhibit A hereto (the “Performance Standards”). Client shall notify FIS within [**CONFIDENTIAL**] of an alleged failure by FIS to meet a Performance Standard. If FIS determines, in its reasonable discretion, that it has failed to meet such Performance Standard, FIS shall endeavor to remedy the failure within [**CONFIDENTIAL**] of notification. If FIS is unable to remedy the failure, Client may terminate this Addendum upon [**CONFIDENTIAL**] prior written notice. This termination right shall be Client’s sole and exclusive remedy for FIS’s failure to meet a Performance Standard.
5.    Limitation of Liability. Notwithstanding anything to the contrary in Section 11.1 of the General Terms, FIS’s liability for the Services is limited in all cases and in the aggregate to [**CONFIDENTIAL**]. Subject to the foregoing, FIS’s sole obligation with respect to an FIS error in embossing, encoding, or imprinting cards shall be to replace those cards at FIS’s expense. Reruns necessitated by incorrect input media or incorrect Data format submitted by Client to FIS will be charged to Client by FIS’s at FIS’s then current fees, less any agreed upon pricing discounts set forth in the pricing attachment to the Agreement.
6.    Termination and Post Termination Obligations. Upon expiration or termination of this Addendum for any reason, FIS shall promptly return to Client all card stock, letterhead, and other materials which Client has either supplied or reimbursed FIS for the cost thereof.
7.    Fees. Client shall pay FIS the fees set forth in the pricing attachment to this Addendum. Shipping, freight and courier costs are in addition to the fees set forth in the pricing attachment and will be separately stated on the FIS invoice. Upon FIS's request, Client shall prepay postage or pay to FIS a postage/shipping escrow fund, which shall be equal to [**CONFIDENTIAL**], and which shall be held by FIS as security for Client's payment thereof. FIS shall refund such amount to Client when this Addendum is terminated and Client has fully performed all of its obligations hereunder. All other fees shall be settled or paid in accordance with the terms of the General Terms.

EXHIBIT A - PERFORMANCE STANDARDS
[**CONFIDENTIAL**]

CASH EXPRESS SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California ("Client") engages FIS to provide to Client those services for review and/or consolidation of Client’s corporate Customers cash positions as indicated in the pricing attachment (the "Service(s)") in accordance with this Cash Express Services Addendum (“Addendum”). This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.

2.    Services.

2.1    The specific components of the Service being purchased by Client are set forth in the attached pricing attachment.

2.2    Client shall have sole responsibility for all Losses resulting from, arising out of, or incurred in connection with compliance by FIS or its affiliates with specifications or instructions provided by Client or Client’s corporate Customers who have been enrolled in the Service (“End Users”); information accessed or transactions effected with a lost, stolen, counterfeit or misused access code, authenticating image or identification number; any transfer or instruction initiated by Client an End User which is not completed due to lack of funds or which causes an End User account to become overdrawn; or any transfer or instruction which is not completed due to incorrect or incomplete information being provided by Client, an End User, or a financial institution for which End User has requested FIS receive information on End User’s behalf.

2.3    Client shall obtain such authorizations as are required by those deposit institutions for which End Users have requested that deposit or management information be obtained, and FIS shall have no liability resulting from, arising out of, or incurred in connection with a financial institutions failure or refusal to provide FIS with a properly formatted BAI or SWIFT file, as applicable, regarding an End User’s deposit or management information.

2.4    FIS shall have no liability arising from any disclosure of any Confidential Information which was made available to a third party at Client or an End User’s request; shall be held harmless from any claim resulting from the third party’s use of that Data; and may, in its discretion, require the third party to enter into a written agreement with FIS governing disclosure of that Data.

2.5    Client shall comply with all rules, regulations or laws associated with its use of the Service, including those promulgated by the Federal Reserve Board and local networks and associations, regardless of whether Client uses any forms or other Material supplied by FIS. Client assumes all risk and liability associated with its transactions, including any risk of counterfeit, charged-back and fraudulent transactions. Client authorizes FIS to comply with all laws applicable to the Service, including any that pertain to the regulation and examination of Client, and shall pay FIS any fees associated with furnishing Data and/or Output to agencies or other bodies that regulate Client.

2.6    FIS shall produce reports or ACH Files (as such term is defined below) based upon information supplied by End Users or obtained by FIS on End Users’ behalf. FIS shall have no responsibility for verifying the information contained in reports or ACH Files. The Service does not process ACH transfers. Client or End Users are responsible for submitting any ACH Files for processing via the ACH network.

3.    Service Components. Any one or combination of the following service components may comprise the Service being purchased by Client pursuant to this Addendum if so indicated in a pricing attachment attached to this Addendum.

3.1    Cash Concentration. If Client purchases “Cash Concentration”, FIS shall follow procedures and time schedules it deems appropriate to make available voice, internet, and touch-tone/audio response channels, whereby End User’s may report deposit and account management information to FIS. FIS shall collect such deposit and account management information and produce a report which can be transmitted to or accessed by each End User via the internet. Additionally, FIS shall create a NACHA formatted ACH file (the “ACH File”) which shall be transmitted to Client and shall contain instructions for the transfer of funds from the End User’s various reported depository institutions to such End User’s accounts with Client.

3.2    Automated Web Cash Concentration. If Client purchases “Automated Web Cash Concentration”, FIS shall follow procedures and time schedules it deems appropriate to make available to Client the ability for End Users to provide FIS with the account information of such End Users’ accounts at various deposit institutions and business rules regarding requested automated transfers of deposits made to such institutions. Provided that (i) an End User’s deposit institution makes such End User’s deposit information available to FIS in a BAI format file or (ii) such End User’s deposit information is supplied to FIS via an FIS approved input method, FIS shall prepare a NACHA formatted ACH file based upon End User supplied business rules and the information received from financial institutions on an End User’s behalf and shall deliver such ACH file to Client for processing.

3.3    Domestic Data Interchange. If Client purchases “Data Interchange”, FIS shall follow procedures and time schedules it deems appropriate to provide in-bound and out-bound data interchange for End Users accounts located in the United States (“U.S.”). For domestic in-bound data interchange, FIS shall be able to receive Data in a BAI formatted file for U.S. based accounts from those reporting financial institutions that have a depository and/or disbursement relationship with an End User; shall process and consolidate such Data; and shall make available a file which can be transmitted to or downloaded by Client, another financial institution, and/or a third party, as requested by Client. FIS shall provide such file each business day. For out-bound domestic data interchange, FIS shall prepare a BAI formatted file for delivery to U.S. based third parties as directed by Client.

3.4    Inbound International Data Interchange. If Client purchases “Inbound International Data Interchange”, FIS shall act as a collection point for foreign account balance and detail transaction information which is received by FIS in a SWIFT MT 900,910,920 940,941,942 and 950 message format and which shall be translated from a single message into multiple BAI field types and transmitted to Client in high speed consolidated form via Banks Inbound International Data Interchange queue.

3.5    Outbound International Data Interchange. If Client purchases “Outbound International Data Interchange”, FIS shall act as a disbursement point for account balance and detail transaction information which is received by FIS in a BAI formatted file and which is translated from a single account group into SWIFT MT 900,910, 920,940,941,942 and 950 message format and transmitted to the SWIFT network via Metavante specified distribution windows to a vendor or another financial institution.

3.6    Balance and Transaction Reporting Service. If Client purchases “Balance and Transaction Reporting Service”, FIS shall follow procedures and time schedules it deems appropriate to process, consolidate and produce a report of balance and transaction information received from financial institutions where End Users maintain accounts, provided that the End User’s deposit institution makes such End User’s deposit information available to FIS in a BAI format file or (i) such End User’s deposit information is supplied to FIS via an FIS approved input method. Such reports shall be selected by End Users from FIS’s standard portfolio of balance and transaction reports; and can be delivered via fax, voice center, PC-printed, or downloaded by each End-User.

3.7    Balance Express. If Client purchases “Balance Express”, FIS shall follow procedures and time schedules it deems appropriate to process, consolidate and produce a report of summary balance information received from financial institutions where End Users maintain accounts. Such reports shall be in csv or FIS’s standard balance express report format, as directed by Client; and can be delivered via secure email to End Users.

4.    Indemnification. In addition to any other indemnification provided in the General Terms, with respect to the Service, Client shall indemnify, defend, and hold harmless FIS and its officers, employees, directors, affiliates and agents, in their individual capacities or otherwise, from and against any and all Losses resulting from, arising out of, or incurred in connection with: (i) any claim (including for economic loss or other damages) brought by an End Users, based on or arising out of the Service, except to the extent the Losses arise as a result of the action or inaction of FIS; (ii) Client’s misuse of the Service; (iii) FIS’s or its affiliates’ compliance with specifications or instructions of Client or any End User; (iv) Client’s failure to comply with applicable law; (v) transactions effected with a lost, stolen, counterfeit or misused access code or identification number; (vi) any transfer or instruction initiated by an end user which is not completed due to lack of funds in the end user’s account; (vii) FIS’s or its affiliates’ use of data supplied by Client or any End User and of trademarks, copyrights or other intellectual property supplied by Client; and (viii) any claim of libel or violation of privacy rights caused by Client or any End User. To the extent any conflicting provisions of this Section and the General Terms exist with respect to indemnification, the provisions of this Section expressly supersede any such provisions of the General Terms.

5.    Compliance.

5.1    Client shall be solely responsible for: (i) any disclosure to its Customers, including End Users, and the terms and conditions for each Client product or service made available through the Service; (ii) determining the authority of any person accessing a Client product or service; (iii) preparing, maintaining, and monitoring compliance and verifiable documentation with respect to the foregoing; and (iv) compliance with applicable Laws, regardless of any advice or Materials provided by FIS.

5.2    Client shall promptly notify FIS of any modifications to the Service it believes are required by applicable Law. FIS may modify the Service as it deems necessary or desirable to comply with such Laws and add new features or capabilities. FIS will be entitled to charge additional fees for any new or enhanced capability or feature.

6.    Training. FIS will provide Client with its initial standard training in the use and operation of the Service at an FIS training location or by web-based training. Additional training may be provided at FIS’s then current rates, if requested by Client. Client will have at least [**CONFIDENTIAL**] employees complete such training and be certified by FIS in the Service prior to the Commencement Date. Client shall be solely responsible for training its employees and representatives to use the Service and comply with applicable Laws, as well as the procedures set forth in the Specifications or any manual or other literature provided to Client by FIS.

7.    Grant of License. For the limited purpose of demonstrating the features and functions of the Service to prospective End Users, FIS grants Client a non-exclusive, non-transferable license to use the demonstration software (“Demonstration Software”). The Demonstration Software is FIS's property and all rights are reserved.

CASH MANAGER SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California (“Client”) engages FIS to provide access to and use of its cash management services indicated in the pricing attachment (“Service(s)”) in accordance with this Cash Manager Services Addendum (“Addendum”). This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.     Intentionally Omitted.
3.    [**CONFIDENTIAL**]; Services.
3.1    [**CONFIDENTIAL**].
3.2    The Cash Manager system automates the process of sweeping funds from a demand deposit account (“DDA”) to a sweep account and divesting balances held in the sweep account based on specified thresholds. In providing the Service, FIS shall: (i) set up new accounts on the Cash Manager system based on information provided by Client; (ii) balance accruals daily on the Cash Manager system; (iii) balance DDA pool to Cash Manager control account daily; (iv) post and reinvest monthly income; and (v) provide Client with data for tax reporting. FIS shall transmit from Client’s database the Data necessary to enable Client’s use of the Service in accordance with the set-up instructions provided by Client.
3.3    Prior to accessing the Service, Client shall be required to enter into a separate contract with a third-party sweep vehicle provider that currently interfaces with the Cash Manager system. Client shall set up one (1) DDA pool or General Ledger account for each sweep vehicle chosen and provide the DDA pool or General Ledger account numbers to FIS. Client shall ensure that its DDA pool or General Ledger account is at a zero balance at the end of each day. For off-balance sheet funds, Client is responsible to send/receive appropriate wire transfers to the sweep vehicle provider.
3.4    In the event Client operates on the IBS core system, Client shall be responsible for setting up the FIS bank control for the IBS deposit system, Integrated Funds Management System (“IFMS”) and Customer Information System (“CIS”). Client shall set up new Customer Accounts on the IBS deposit system and IFMS and CIS.
3.5    Client is responsible for printing its Customer statements on a monthly basis.
3.6    Client acknowledges receipt of the CUSIP Notice on the attached Exhibit A.
4.    Disclaimer; Indemnification.
4.1    FIS makes no warranties or representations of any kind regarding the correctness, accuracy, completeness, merchantability or fitness of the services provided by any third-party sweep vehicle provider or any associated data, information or system.
4.2    Client shall indemnify, defend, and hold harmless FIS and its officers, employees, directors, agents, affiliates and shareholders, in their individual capacities or otherwise, from and against any and all Losses asserted by a third party that result from, relate to, arise out of, or are incurred in connection with: (i) Client’s misuse of the third-party sweep vehicle services; and (ii) Client’s failure to comply with the terms of any agreement between Client and the third-party sweep vehicle provider.
5.    Training. FIS will provide training as may be set forth on the pricing attachment accompanying this Addendum and as the parties shall agree from time to time. Initial training will be completed prior to implementation of the Service. Client shall be solely responsible for training its employees and representatives to comply with all Laws applicable to Client and procedures set forth in the Specifications or any manual or other literature provided to Client by FIS.

 EXHIBIT A
NOTICE REGARDING CUSIP
Standard & Poor's CUSIP Service Bureau ("CSB") has informed FIS that the CUSIP Database and the information contained therein is and shall remain valuable intellectual property owned by, or licensed to, CSB and the American Bankers Association ("ABA"). No proprietary rights are being transferred to Client in such materials or in any of the information contained therein. Any use by Client outside of the clearing and settlement of transactions requires a license from CSB, along with an associated fee based on usage. Client may not misappropriate or misuse such materials as such actions will cause serious damage to CSB and ABA, and that in such event money damages may not constitute sufficient compensation to CSB and ABA; consequently, in the event of any misappropriation or misuse, CSB and ABA shall have the right to obtain injunctive relief in addition to any other legal or financial remedies to which CSB and ABA may be entitled.
Client may not publish or distribute in any medium the CUSIP Database or any information contained therein or summaries or subsets thereof to any person or entity except in connection with the normal clearing and settlement of security transactions. The use of CUSIP numbers and descriptions is not intended to create or maintain, and does not serve the purpose of the creation or maintenance of, a master file or database of CUSIP descriptions or numbers and is not intended to create and does not serve in any way as a substitute for the CUSIP MASTER TAPE, PRINT, DB, INTERNET, ELECTRONIC, CD-ROM Services and/or any other future services developed by the CSB.
NEITHER CSB, ABA NOR ANY OF THEIR AFFILIATES MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY OF THE INFORMATION CONTAINED IN THE CUSIP DATABASE. ALL SUCH MATERIALS ARE PROVIDED ON AN "AS IS" BASIS, WITHOUT ANY WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE NOR WITH RESPECT TO THE RESULTS WHICH MAY BE OBTAINED FROM THE USE OF SUCH MATERIALS. NEITHER CSB, ABA NOR THEIR AFFILIATES SHALL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ERRORS OR OMISSIONS NOR SHALL THEY BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE LIABILITY OF CSB, ABA OR ANY OF THEIR AFFILIATES PURSUANT TO ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT, OR OTHERWISE, EXCEED THE FEE PAID BY FIS FOR ACCESS TO SUCH MATERIALS IN THE YEAR IN WHICH SUCH CAUSE OF ACTION IS ALLEGED TO HAVE ARISEN. FURTHERMORE, CSB AND ABA SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR DELAYS OR FAILURES DUE TO CIRCUMSTANCES BEYOND THEIR CONTROL.

CHEXSYSTEMS® SERVICES ADDENDUM

1.    Introduction. Except for any Paycheck Accept Services that BANK OF MARIN of Novato, California ("Client") elects to receive, Client engages FIS’s affiliate, Chex Systems, Inc., to provide the services indicated in the pricing attachment (“Service(s)”) in accordance with this ChexSystems® Services Addendum (“Addendum”). For purposes of this Addendum, references to “FIS” shall be deemed to include Chex Systems, Inc. FIS’s affiliate, Certegy Check Services, Inc.(“Certegy”), will provide any Paycheck Accept Services that Client elects to receive. Client acknowledges and agrees that, except as provided in subsection 5.2, Certegy will not be involved in the provision of any Service, and, as such, Client shall have no recourse, and shall assert no claim, against Certegy for Losses that result from Client’s use of any Service (other than the Paycheck Accept Service). The Services described in this Addendum will be provided in accordance with the corresponding Specifications and as otherwise communicated to Client in writing from time to time. This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    Commencement. Client agrees to the following with respect to commencing any Service added under this Addendum after the Effective Date hereof:
2.1    If Client elects to add additional Services (such as, for example, adding one or more of the Services set forth on Attachment 1 hereto) under this addendum, Client shall dedicate sufficient resources, including the assignment of adequate personnel, to commence the Services on the Commencement Date mutually agreed to by the parties pursuant to Section 2.1.1 of the General Terms.
2.2    Client shall timely deliver any Data or other information necessary to commence the Service in an electronic form and format approved by FIS. Client is solely responsible for timely procuring any information or cooperation required from its Customers and/or suppliers in order to commence the Service.
3.    Data.
3.1    Data Contribution.
3.1.1    Client represents and warrants that it will comply with FIS’s policy (“Data Contribution Policy”) regarding the provision of consumer data to FIS, as such policy may be modified by FIS from time to time. Both parties agree that the Data Contribution Policy is incorporated into and made a part of this Addendum.
3.1.2    Client agrees to make available to FIS, via electronic web service, systematic extract, or batch transmission, certain additional Information (as defined below) set forth in the applicable Specifications, the Data Contribution Policy, or as otherwise specified by FIS from time to time. Client shall be entitled to contribute Information directly to FIS or through a mutually agreed upon third party service provider. FIS shall be entitled to obtain Information directly from its affiliated entities in order to effect Client’s compliance with the Data Contribution Policy.
3.2    Data Usage.
3.2.1    FIS may store, disclose, and use all transaction data, account data, inquiry data, and consumer data provided by or on behalf of Client pursuant to this Addendum, including the Specifications and the Data Contribution Policy (collectively, “Information”), provided that such storage, disclosure, and use is for purposes of performing FIS’s obligations under this Addendum or for purposes permitted under federal and state laws applicable to FIS, including but not limited to the federal Fair Credit Reporting Act (15 U.S.C. Section 1681, et seq.), as amended (“FCRA”), Title V, Subtitle A of the Gramm-Leach-Bliley Act, as amended (“GLBA”), and their implementing regulations.
3.2.2    Termination of this Addendum or any Service shall not require FIS to remove, return or cease to use any Information obtained from Client.
3.3    Data Security.
3.3.1    Client acknowledges and agrees that FIS is not a “third party processor” as that term is used in the General Terms. Accordingly, the last sentence of Section 9.1.2 (Confidentiality) of the General Terms shall not be applicable to FIS in the provision of the Services contemplated by this Addendum. In lieu of the last sentence of Section 9.1.2 of the General Terms, the following shall apply:

3.3.1.1	FIS shall promptly notify Client of any breach of FIS’s system or any portion thereof that results in unauthorized access to NPI obtained from Client.

3.3.1.2	Client shall promptly notify FIS of any unauthorized access to FIS Data (as defined below).

3.3.1.3
Any notifications provided pursuant to this Section shall include the relevant details of the unauthorized access and the remedial actions that FIS and/or Client may take to mitigate Losses resulting therefrom. In the event that a party experiences a breach of security or unauthorized access to NPI, that party shall have the right to take any action it deems necessary or appropriate to comply with applicable laws or mitigate Losses that might result from such breach or unauthorized access, including, without limitation, the provision of notice to impacted consumers.

3.4    Data Accuracy. Client represents and warrants that: (i) to the best of its knowledge, after conducting all lawfully required due diligence, all Information obtained from Client is true and complete in all material respects; and (ii) it shall not submit fictitious or test Data to FIS in a production environment.
4.    Services.
4.1    Client understands that the decisioning messages sent by FIS as part of any Service which includes decisioning functionality are based solely upon the pre-defined business criteria applicable to consumer attributes provided by Client. Client acknowledges and agrees that FIS obtains certain of its data from third party sources (such as one or more of the credit bureaus or consumer reporting agencies) (“External Suppliers”) and that such data may or may not be completely thorough or accurate. As such, Client shall not rely on FIS for the accuracy or completeness of information supplied through the Services. Client acknowledges that all decisions made with respect to consumers are made solely by Client.
4.2    The QualiFile® model(s) are empirically derived and demonstrably and statistically sound and, to the extent the population to which the QualiFile® model(s) are applied is similar to the population sample on which the QualiFile® model(s) were developed, the QualiFile® model(s) may be relied upon by Client to rank consumers in the order of the risk of unsatisfactory deposit account management such consumers might present to Client. In addition, Client understands and acknowledges that the Service(s) do not serve as positive identification of the consumer or of the status of the consumer's accounts. If Client determines that the results of any Service are inaccurate, Client shall notify FIS of the potential inaccuracy and FIS will use commercially reasonable efforts to investigate and, if necessary, correct the inaccurate results.
4.3    Except as required to comply with Laws, or as otherwise set forth in the Specifications or this Addendum, Client hereby represents and warrants that it will not, either directly or indirectly, for itself or through any agent or third party: (i) compile, store, maintain or use the Services or data provided by FIS through the Services (“FIS Data”) to build its own database; or (ii) copy or otherwise reproduce the Services or FIS Data. Client shall be solely responsible for ensuring that the storage, delivery and transmission of FIS Data is done in a secure and confidential manner that complies with the Agreement. Client further represents and warrants that it will use FIS Data in accordance with all Laws. FIS designates all FIS Data, including all NPI contained therein, and all information pertaining to Checks and Check Cashers (defined below) as its Confidential Information.
4.4    Client agrees to take appropriate measures to protect against the misuse of the Services. Client shall in all instances be the end user of the Services and shall not permit the Services to be used by any other entity. Client represents and warrants that it will request and use the FIS Data provided through the Services one (1) time for the specific transaction and certified permissible use (see Attachment 1) for which the FIS Data was requested.
4.5    Client acknowledges and agrees that FIS will only allow Client to access the Services if Client’s credentials provided in Attachment 2 (“Client Credentialing Form”) can be verified in accordance with FIS’s internal credentialing procedures. Client agrees to keep the information on the Client Credentialing Form current, and Client shall immediately notify FIS of any changes to the information on the Client Credentialing Form.
4.6    Client agrees to administer and control unique access account IDs and passwords, which IDs and passwords shall be deemed FIS’s Confidential Information. Client shall identify a security administrator who will coordinate with FIS, manage all account IDs and immediately notify FIS if any account ID becomes inactive, invalid or otherwise may be terminated, reassigned or compromised. Client shall immediately notify FIS of any suspect or questionable activity regarding access to FIS Data and report any potential compromise of Client’s systems that may expose FIS or any FIS Data to security vulnerabilities. Client agrees to follow FIS’s policies and procedures with respect to account maintenance, as may be set forth in the Specifications or as otherwise communicated to Client in writing from time to time. Client further agrees to conduct quarter-annual quality control reviews to ensure all current users are appropriately authorized. Client shall promptly provide the results of such reviews to FIS upon request.
4.7    Client shall not allow access to the Service or FIS Data from Internet Protocol addresses located outside of the United States and its territories.
4.8    Client shall not use FIS Data to formulate questions or the like so as to create question-based identity verification services.

4.9    If FIS reasonably and in good faith determines that Client has breached any provision of this Addendum that pertains to credentialing or the access, use, storage or disclosure of FIS Data, FIS may, upon [**CONFIDENTIAL**] notice (unless a shorter notification period is required in order for FIS to maintain its compliance obligations), suspend Client’s access to the affected Service until such time as Client remedies the breach to FIS’s reasonable satisfaction. If Client fails to cure the breach to FIS’s reasonable satisfaction within [**CONFIDENTIAL**], or if Client has previously breached any of the access, use, storage, disclosure or credentialing provisions governing the Service, then FIS shall be entitled to immediately terminate the affected Service. Client agrees to cooperate fully with any investigations into any potential misuse of the Services.
4.10    If a Service is ever inoperative or unavailable, Client’s sole and exclusive remedy and FIS’s sole performance obligation shall be to transmit (or retransmit) the relevant FIS Data when the Service becomes operational again.
5.    Service Categories. Client may purchase one or more of the Services set forth on Attachment 1 to this Addendum at any time. If FIS provides such Service(s) to Client, Client shall pay FIS the fees set forth in the pricing attachment to the Agreement, if set forth therein, or FIS’s then-current fees for such Service(s), less any agreed upon pricing discounts, as applicable, set forth in the pricing attachment to the Agreement.
5.1    If, as indicated in the pricing attachment, Client purchases any “Consumer Report Service” set forth on Attachment 1, the following subsections apply:
5.1.1    Under no circumstances shall Client use these Services or any corresponding FIS Data for employment, skip tracing or any other purpose that is not specifically set forth herein or in Attachment 1 as a permissible use. In the event Client takes any adverse action, as defined in the FCRA, based in whole or in part on these Services or any corresponding FIS Data, Client agrees to instruct the impacted consumer to contact Chex Systems, Inc. by visiting its web site at www.consumerdebit.com, by telephone at 800-428-9623, by mail at Chex Systems, Inc., Attn: Consumer Relations, 7805 Hudson Road, Suite 100, Woodbury, MN 55125, or by fax at 602-659-2197, or such other contact information that FIS may provide or otherwise make available to Client.
5.1.2    Client shall maintain copies of all written or electronic consumer authorizations for a minimum of [**CONFIDENTIAL**] from the date of Client’s inquiry. FIS Data shall be requested for the exclusive use of Client, shall be maintained by Client as Confidential Information, and, except as set forth below, shall be disclosed only to Client’s employees whose duties reasonably relate to the permissible use for which the FIS Data was requested. Client shall take all reasonable measures to identify consumers and to obtain and accurately provide FIS with complete consumer identifications. If required by applicable Law, Client may share the contents of a consumer report received from FIS with the subject consumer, provided Client does so without charge. Client agrees that it will not disclose to any consumer or third party any score received through the Services, except as may be required by applicable Law.
5.1.3    Client acknowledges its receipt of the “Notice to Users of Consumer Reports: Obligations of Users Under the FCRA” and the “Notice to Furnishers of Information: Obligations of Furnishers Under the FCRA” (collectively, the “Notices”) which are attached hereto as Attachment 3. The Notices are subject to change, as may be required to comply with applicable Law. Client acknowledges that it is a furnisher of data as set forth in the Notices and the FCRA.
5.1.4    Client acknowledges that the FCRA provides that any person who knowingly and willfully obtains information on a consumer from a consumer reporting agency under false pretenses shall be fined under Title 18 of the United States Code, or imprisoned for not more than two (2) years, or both, as provided in Section 619 of the FCRA or under other applicable Law.
5.2    If, as indicated in the pricing attachment, Client purchases the “Paycheck Accept Service” set forth on Attachment 1 under the heading “Consumer Report Service – Legitimate Business Need,” then, in addition to the terms set forth in subsection 5.1, the following terms apply:
5.2.1    Notwithstanding anything to the contrary in the Agreement, FIS shall provide the Paycheck Accept Service for a period of one (1) year from the Commencement Date. Upon the expiration of the one (1) year period, FIS shall provide the Paycheck Accept Service on a month-to-month basis, unless the Paycheck Accept Service is terminated by either party, in writing, at least thirty (30) days prior to the next renewal period.
5.2.2    Client shall exclusively request authorization from FIS for all Checks (as defined below) which are drawn on U.S. or Canadian domiciled financial institutions (“Institution(s)”) in U.S. dollars presented for cash at the facilities listed on the appropriate attachment to this Addendum (collectively, "Location(s)"). “Check(s)” are defined as (a) third party payroll; (b) insurance agency checks; (c) cashier’s checks; (d) money orders; (e) rebate checks; (f) stock dividend checks; (g) checks issued by a Business (as defined below) to one or two persons; (h) checks from a third party tax preparation firm and government tax refund checks; and (i) federal, state and municipal government checks, excluding tax refund checks. For purposes of this subsection 5.2.2: (1) Checks (a) – (g) may also be defined as “Business Checks”; (2) Checks identified under (h) may also be defined as “Tax Refund Checks”; and (3) Checks identified under (i) may also be defined as “Government Checks”. The Check must be payable to the person(s) presenting the Check (“Payee(s)”) to be cashed (the “Check Casher

(s)”) from the business or government agency (collectively “Business”) on whose account the Check was drawn and the Check Casher must properly endorse the Check. For Checks issued to two Payees, the Check must be payable without condition and without recourse, both Payees must have properly endorsed the Check and the Check Casher must be one of the Payees of the Check. Client shall request authorization of Checks prior to remitting cash to the Check Casher. Client may add Locations at any time; however, Locations may not be deleted unless Client completely discontinues business at the Location. FIS may modify its fees if Locations are added or deleted. FIS makes no representation or warranty that it will be available to respond to authorization requests from Client, and Client should make alternative arrangements for times when the Paycheck Accept Service is unavailable.
5.2.3    To request enrollment authorization for a Check; (a) Client shall transmit to FIS the: (i) FIS supplied station number for the applicable point-of-sale at the Location; (ii) dollar amount of the Check; (iii) commercially imprinted and serialized number of the Check (the “Check Number”); (iv) date of birth of Check Casher; (v) Check Casher's government issued driver’s license number or identification card number, together with the issuing state or province (“License Number”), military identification number or other mutually agreed upon identification of the Check Casher; (vi) Check Casher’s last name; (vii)  magnetic ink character recognition number of the Check which is made up of the Institution’s transit and routing number and the Business’ account (“MICR”) of the Check; (viii) date the Check was issued; and (ix) Check Casher’s Social Security number issued to an individual by the U.S. Government (“SSN”); and (b) for each subsequent Check cashing transaction for the same Check Casher cashing a Check which has the same bank routing number and account number as the previously cashed Check, Client shall transmit to FIS the: (i) FIS supplied station number for the applicable point-of-sale at the Location; (ii) dollar amount of the Check; (iii) Check Number; (iv) MICR number of the Check; (v) date the Check was issued; and (vi) Check Casher’s SSN.
5.2.4    If a Check is authorized, Client shall record the applicable authorization number on the Check, but if not authorized, and Client determines that it will not otherwise accept the Check, Client shall politely and discreetly advise Check Casher of this fact and provide Check Casher with a FIS supplied card, highlighted in accordance with FIS's directions, describing how to contact FIS.
5.2.5    Client shall not request authorization from FIS for a Check: (a) that was previously denied authorization based upon the same or different information; provided that Client may request authorization following a denial in the event the information was originally entered incorrectly; or (b) whose face amount exceeds $[**CONFIDENTIAL**] for Business Checks, $[**CONFIDENTIAL**] for Government Checks, and $[**CONFIDENTIAL**] for Tax Refund Checks (collectively the “Check Limit(s)”). A Check meeting any of these conditions shall be deemed unauthorized and ineligible for warranty coverage, even if an authorization number is obtained.
5.2.6    Client recognizes and agrees that in order for FIS to control Losses due to dishonored checks and maintain the fees for the Service, Client must maintain and enforce at all times a check acceptance policy which includes all of the requirements listed below (the “Check Policy”):
(a)    (1) the MICR number, Check number and name of the Business are all commercially imprinted on the Check; and (2) the Payee’s name was, or in the case of Checks issued to two persons, the Payees’ names were imprinted or legibly written in ink on the Check;
(b)    the Business’ U.S. or Canadian street address, zip code and ten (10) digit telephone number are written on the Check at the time of the authorization request;
(c)    the Check Casher’s U.S. or Canadian street address, zip code and ten (10) digit telephone number, or, in the case of a Check Casher with no telephone number, the words "No Phone" are written on the Check at the time of the authorization request;
(d)    the Check is dated within [**CONFIDENTIAL**] prior to the date and deposited within [**CONFIDENTIAL**] of the date Client requested authorization; and Client submits to FIS all required Checks that comply with this Addendum that are dishonored (“Warranty Claim”) documents (as specified herein), so that they are postmarked no more than [**CONFIDENTIAL**] from the authorization date;
(e)    the corresponding FIS authorization number and the Check Casher’s License Number, or other approved identification number, were written on the Check at the time of authorization;
(f)    the Check does not contain erasures and was not altered; and
(g)    the Check is reviewed for restrictive instructions imprinted on the Check that affect the validity of the Check prior to requesting authorization. Examples include, without limitation: (a) “must be presented within 90 days”; (b) “not valid for more than $1,000.00”; and (c) “do not cash before calling” (“Restrictive Legends”).

Accordingly, Client shall maintain and enforce, and train its staff to comply with this Check Policy to ensure that the requirements of this subsection 5.2.6 are followed. If Client maintains and enforces the Check Policy, FIS shall pay Client for a Warranty Claim that qualifies for warranty coverage under this Addendum, even if that Check fails to meet all the requirements of this subsection 5.2.6. Client’s failure to maintain and enforce the Check Policy may result in an increase to the fees payable under this Addendum.
5.2.7    Limited Warranty. FIS warrants to Client that an authorized Check will be eligible for warranty coverage under this Addendum when presented for payment if:
(a)    the Check was authorized by FIS based upon information accurately provided by Client;
(b)    the Payee’s name was, or in the case of Checks issued to two persons, the Payees’ names were, imprinted, or legibly written in ink on the Check;
(c)    the Check is deposited within [**CONFIDENTIAL**] of the date Client requested authorization;
(d)    all notices were posted in compliance with subsection 5.2.12 of this Addendum;
(e)    the Check is not presented as a consequence of fraudulent activity by Client or its agents;
(f)    the Check is payable exclusively to Check Casher, or in the case of Checks issued to two persons is payable to the Check Casher presenting the Check;
(g)    the Check is authorized, processed, assigned and endorsed in accordance with this Addendum, and is not otherwise excluded from authorization and/or warranty coverage; and the Check is not deemed “non-negotiable” by the Institution (e.g., not honored due to missing or incomplete signatures or other information and including, but not limited to, restrictions on the Check amount or date); and, if the Check is an image replacement document (“IRD”), the IRD meets industry quality standards, including a legible name and address of the Business;
(h)    Client did not redeposit the Check more than one time after its initial dishonor;
(i)    the transaction for which the Check was presented was in compliance with all applicable law and the collection of the Check is not prohibited by any law;
(j)    Client maintains and enforces a Check Policy in accordance with subsection 5.2.6; and
(k)    Client followed, as directed, all special instructions of a Restrictive Legend on the Check.
5.2.8    In the event that a Check that complies with subsection 5.2.6 is not honored by the applicable Institution, FIS shall pay Client, on behalf of the Check Casher and Business, the face amount of the Check (which face amount shall not exceed the Check Limit) upon receipt of the Warranty Claim. Required Warranty Claim documents postmarked more than [**CONFIDENTIAL**] from the Check date will be ineligible for warranty coverage. If Warranty Claim documents are forwarded to FIS by someone other than Client, Client shall remain responsible for compliance with all terms of the Agreement. Client shall be solely responsible for replacing any required documentation if it is lost, stolen or misplaced.
5.2.9    FIS shall pay Warranty Claims within [**CONFIDENTIAL**] after their receipt and approval; provided that, due to seasonal volume, payment of Warranty Claims for Checks dated in December or January may be paid up to [**CONFIDENTIAL**] after their receipt and approval. FIS may not authorize a Check for reasons other than derogatory information relating to a Business or Check Casher. Accordingly, Client should exercise its own judgment in determining whether or not to accept a Check and should not draw any adverse conclusions about the credit worthiness of a Business or Check Casher if a Check is not authorized. FIS's payment of Warranty Claims for authorized Checks shall satisfy any and all obligations of FIS in connection with this Addendum, and shall be Client's sole and exclusive remedy for any Losses relating to FIS or its performance under this Addendum.
5.2.10    Subrogation and Assignment. Client is authorized to negotiate and be paid for Checks it receives in the ordinary course of its business unless otherwise instructed in writing by FIS following an "Event of Default", as defined below. Client's submission of a Warranty Claim shall be deemed an immediate assignment and subrogation of all right, title and interest in the corresponding Check to FIS. Client shall do whatever is necessary to secure FIS's right, title and interest in Warranty Claim Checks; shall cooperate with FIS in its confirmation of such right, title and interest; shall do nothing to prejudice such right, title or interest; and shall do nothing to impair FIS's ability to collect those Checks. In its capacity as assignee and/or subrogee, FIS is authorized to collect authorized Checks in its own name and on its own account. Client irrevocably authorizes and appoints FIS as its attorney-in-fact to: (a) prepare, execute and file statements, notices to financial institutions and other papers which FIS deems appropriate to acknowledge, confirm or perfect its rights and interest in authorized Checks; (b) sign any law enforcement reports, affidavits or other papers which are necessary to prosecute a Business or Check Casher; and (c) collect returned Checks, together with service charges and permissible damages. Client shall, upon request, reasonably cooperate with and assist in collection efforts and/or the prosecution of a Business or Check Casher, including making its employees and agents reasonably available to testify.
5.2.11    Reporting. Client shall notify FIS's Merchant Accounting Department immediately by telephone, with the Check Casher’s and Business identities, of any payment received on a Check that has been submitted to FIS as a Warranty Claim. Client shall comply with FIS's instructions for processing such payments. When a Check Casher or Business claims to have paid Client directly, in whole or in part, Client shall provide any and all available information reasonably requested by FIS to verify the status of such Warranty Claim within [**CONFIDENTIAL**] of receipt of such request (the "Verification Request"). In the event Client fails to comply with the Verification Request, FIS may treat that Warranty Claim as paid in full by the Check Casher or Business and, at FIS’s election, offset or recoup any amount FIS paid to Client from any amount owed Client.
5.2.12    Notices Required To Be Displayed At Point-Of-Sale. Client shall display FIS supplied notices at the point-of-sale at each of its Locations, as well as in any catalogs or mail-order forms, so that they are clearly visible to all Check Cashers, including, but not limited to: (a) any notice that is required by applicable Laws and automated clearing house (“ACH”) rules; and (b) a service charge notice that applies to all dishonored Checks and electronic transactions. FIS may modify those notices, from time to time, by providing advance written notice to Client. If Client fails to display the most current form of notice, Client shall be responsible to reimburse FIS for any amounts FIS is unable to collect, or incurs, as a result of that failure.
5.2.13    Limitation of Liability For Paycheck Accept Services. Notwithstanding anything to the contrary in the Agreement, FIS’s total liability for the Paycheck Accept Service is limited in all cases and in the aggregate to [**CONFIDENTIAL**]. In addition, all statements, invoice and reports shall be considered final if FIS has not received from Client written notice of any disputed item(s) within [**CONFIDENTIAL**] of the statement date. Under no circumstances shall FIS be liable for any Losses caused, directly or indirectly, in whole or in part, by: (a) incorrect or incomplete Check or Business Data; or (b) any failure not directly attributable to FIS. FIS shall not be liable for any Losses unless Client provides written notice of the event that gave rise to the alleged liability within [**CONFIDENTIAL**] of its occurrence.
5.2.14    Additional Remedies. In addition to any other remedies at law or in equity to which it is entitled, FIS reserves the right to suspend its performance or terminate the Paycheck Accept Service during any period in which Client is in default for more than [**CONFIDENTIAL**] or commits any act with the intent to defraud FIS (collectively, "Event of Default”). FIS may offset or recoup the amount of any erroneous payments to Client or other amounts due FIS against or from any amounts owed Client for payment of Warranty Claims or otherwise, or at its election, obtain reimbursement from Client on demand. FIS shall at all times be entitled to suspend payment of amounts due Client to determine the amount subject to any offset or recoupment.
5.3    If, as indicated in the pricing attachment, Client purchases any “Consumer Report Service – Prescreen” set forth on Attachment 1, Client shall extend a firm offer of credit, as required by applicable Law. Client will not disclose the selection criteria used as part of the Service to any consumer or other third party, including without limitation, to a third party processor. Client will not, in any direct mail or telemarketing solicitation, refer to any presumed knowledge about the consumer. Client understands that it may not use a prescreened list more than once.
5.4    If, as indicated in the pricing attachment, Client purchases any “Fraud Detection and Identity Service” listed on Attachment 1, the following subsections apply:
5.4.1    Client acknowledges these Services do not provide or constitute a “consumer report” or an “investigative consumer report” as those terms are used and defined in the FCRA and that these Services and the accompanying FIS Data is not to be used for the purposes of a “consumer report” or an “investigative consumer report”. Client agrees not to use FIS Data provided through these Services to make consumer credit determinations. Client acknowledges that certain FIS Data provided through these Services is based on publicly available information. Client further acknowledges these Services are an identification verification tool to be used by Client in conjunction with (and not to the exclusion or replacement of) Client’s own internal policies and procedures relating to identify verification. Client shall (i) not use the Services to grant or deny an account or to take any other adverse action (as defined in the FCRA) with respect to a consumer; and (ii) only use the Services in financial services markets located in the United States of America and its territories.
5.4.2    Client acknowledges and agrees that some of the information contained in these Services is NPI and is regulated by the GLBA. Client shall not obtain and/or use FIS Data provided through these Services in any manner that would violate the Law. Client agrees to use FIS Data solely in accordance with the permissible use(s) that Client certifies to in Attachment 1. Client further acknowledges and agrees that it may be required to certify its permissible use of FIS Data at the time it requests such FIS Data. In addition, Client agrees it will recertify, in writing, its permissible use(s) of FIS Data upon request by FIS.
5.4.3    Client represents and warrants that it will obtain any consumer consents as may be required by Law prior to using these Services.
5.4.4    If Client elects to receive the “Alert Management System” functionality, in addition to the terms set forth in this subsection 5.4, the following terms apply:

5.4.4.1
FIS will offer the Service to Client through a third-party service provider (“Third Party Service Provider”). Currently, ID Insight, Inc. serves as the Third Party Service Provider. Client acknowledges and agrees that FIS is not the provider of the Service, and Client shall, if required by FIS or the Third Party Service Provider, enter into a separate agreement for the Service directly with the Third Party Service Provider. By using the Service, Client agrees to the Terms and Conditions found in the Alert Management System.

5.4.4.2
FIS makes no warranties or representations of any kind regarding the correctness, accuracy, completeness, merchantability or fitness of the Service or any associated data, information or system. FIS has the right to modify the Service, at its sole discretion, at any time with or without notice, provided that the functionality of the Service is not materially harmed by that modification. Identification of specific brands or names of third-party service providers are not an obligation on the part of FIS to use any particular brand or third-party provider.

5.4.4.3
In addition to indemnification obligations set forth in the General Terms and this Addendum, Client shall indemnify, defend and hold harmless FIS, and its officers, employees, directors, agents, shareholders, in their individual capacities or otherwise from and against any and all Losses asserted by a third party that result from, relate to, arise out of, or are incurred in connection with (i) Client’s use of the Service; and (ii) Client’s failure to comply with the terms of any agreement that Client enters into with Third Party Service Provider.

5.4.4.4	FIS may terminate the Service if FIS’s agreement to use any third-party software or service that comprises the Service expires or is terminated.
5.5    If, as indicated in the pricing attachment, Client purchases any “Driver’s License Service” set forth on Attachment 1, the following subsections apply:
5.5.1    The Services and related FIS Data shall be requested for the exclusive use of Client, maintained by Client as Confidential Information, and disclosed only to Client’s employees whose duties reasonably relate to the permissible use for which the FIS Data was requested (see Attachment 1). Client will not use FIS Data for personal or non-business reasons. Client shall not use the FIS Data provided through the Services to create or update a file for its own source of driving history records or other motor vehicle data.
5.5.2    Client agrees that each of its employees and/or agents that are granted access to FIS Data provided through the Services will be bound by confidentiality restrictions regarding the dissemination of such FIS Data. FIS shall have the right to verify compliance with this subsection 5.5 upon reasonable notice to Client.
5.5.3    Client acknowledges that the Driver’s Privacy Protection Act (18 U.S.C. Section 2721 et seq.) (“DPPA”) and several similar state laws provide that any person who knowingly obtains or discloses DPPA governed information for any purpose not permitted by the DPPA, or who makes any false representations to obtain any such information, may be subject to civil and criminal penalties. Client acknowledges and agrees that the DPPA, and other similar Laws, apply to the Services.
5.6    If, as indicated in the pricing attachment, Client purchases the “Watch List Services” (f/k/a “OFAC Services”) set forth on Attachment 1, the following subsections apply:
5.6.1    Client acknowledges and agrees that these Services are intended to supplement, and not to replace, Client's existing compliance programs.
5.6.2    FIS makes no representation or warranty that these Services are sufficient to meet Client’s compliance requirements under any Law. As such, Client agrees that FIS shall not be liable for any failure on the part of Client to meet a legal or regulatory requirement.
5.7    If, as indicated in the pricing attachment, Client purchases the “Post-Inquiry Reporting Service” set forth on Attachment 1, Client represents that it will only use these Services for its own internal compliance and audit purposes. Client shall not use these Services or related FIS Data to grant or deny an account, nor shall Client take any other adverse action with respect to a consumer based upon the use of these Services or related FIS Data.
5.8    If, as indicated in the pricing attachment, Client purchases an “Interface Service” set forth on Attachment 1, the following subsections apply:
5.8.1    Client acknowledges and agrees that the Interface Service will solely act as an interface between two (2) or more Services provided under this Addendum or as an interface between a Service and one or more third-party offerings that FIS has agreed to support.
5.8.2    Prior to accessing a Service via the Interface Service, Client shall be required to agree to the applicable Service terms. In the event that Client desires to access a third-party offering via the Interface Service, Client may be required to enter into a separate agreement with the third-party provider. FIS makes no warranties or representations regarding the correctness, accuracy, completeness, merchantability or fitness of any such third-party product or offering, or any associated data, information or system.
5.8.3    FIS disclaims all liability for any Losses incurred or suffered by Client that result in whole or in part from Client’s use of the Interface Service in conjunction with a third-party product or offering, except to the extent any such Losses are directly attributable to FIS’s breach of the Agreement.
5.9    FIS and Client agree that any non-standard professional or consulting services requested by Client in connection with the Services that are not already contemplated by or included in any standard setup or maintenance fee shall be subject to the fees and additional terms set forth in a statement of work issued pursuant to this Addendum. Any such statement of work shall be incorporated into and made a part of this Addendum.
6.    Indemnification. The indemnification obligations set forth in this Addendum are in addition to the indemnification obligations set forth in the General Terms.
6.1    Client shall indemnify, defend and hold harmless FIS’s External Suppliers from and against any and all Losses that result from, relate to, arise out of, or are incurred in connection with (i) Client's use of a Service provided under this Addendum; or (ii) a breach of security or unauthorized access to NPI caused by Client.
6.2    In the event that Client uses a service provided by a third party in conjunction with a Service, Client shall execute all necessary agreements with the third party provider, and Client shall indemnify, defend and hold harmless FIS’s External Suppliers from and against any and all Losses that result from, relate to, arise out of, or are incurred in connection with (i) Client’s use of such third party services; or (ii) any agreement with the third party providing such service.
6.3    Client shall defend FIS and its officers, employees, directors, agents and shareholders, in their individual capacities or otherwise, from and against any and all Claims (as defined in this Section 6.3) asserted by a third party against FIS, and shall indemnify and hold harmless FIS from and against any damages, costs, and expenses of such third party awarded against FIS by a final court judgment or an agreement settling such Claims in accordance with this Section 6.3. As used in this Section 6.3, the term “Claim” means any action, litigation, or claim by a third party based upon or resulting from Client’s use of a Service or FIS Data a part of a decision to deny such third party an account or some other benefit.
7.    Training. FIS will provide Client with its initial standard training regarding the use and operation of the Service. If requested by Client, additional training may be provided at FIS’s then-current rates.
8.    Audit. In addition to the audit rights set forth in the General Terms, FIS shall be entitled to request information regarding specific transactions and inquiries made by Client using the Services. Client shall promptly respond to any such requests. Client acknowledges and agrees that in order to ensure compliance with applicable laws, regulations or rules, regulatory agency requirements and/or FIS’s obligations under its External Supplier agreements, FIS and/or its External Suppliers shall have [**CONFIDENTIAL**] after the termination or expiration of this Addendum to conduct the audits contemplated by the Agreement.
9.    Termination. In addition to the termination rights set forth in this Addendum and the General Terms, FIS may immediately terminate a Service if FIS reasonably determines that (i) any law, regulation, consent decree or government regulatory agency opinion would jeopardize the continuing legality of the Service; or (ii) Client is not in compliance with, or Client causes FIS, an External Supplier or any third party not to be in compliance with, applicable federal or state laws, rules or regulations.

CHEXSYSTEMS® SERVICES ADDENDUM

Attachment 1 – Service Categories and Permissible Uses

[**CONFIDENTIAL**]

CHEXSYSTEMS® SERVICES ADDENDUM

Attachment 2 – Client Credentialing Form

[**CONFIDENTIAL**]

CHEXSYSTEMS® SERVICES ADDENDUM

Attachment 3 – Notices

NOTICE TO FURNISHERS OF INFORMATION: OBLIGATIONS OF FURNISHERS UNDER THE FCRA

The federal Fair Credit Reporting Act (FCRA), 15 U.S.C. 1681-1681y, imposes responsibilities on all persons who furnish information to consumer reporting agencies (CRAs). These responsibilities are found in Section 623 of the FCRA, 15 U.S.C. 1681s-2. State law may impose additional requirements on furnishers. All furnishers of information to CRAs should become familiar with the applicable laws and may want to consult with their counsel to ensure that they are in compliance. The text of the FCRA is set forth in full at the Website of the Federal Trade Commission (FTC): www.ftc.gov/credit. A list of the sections of the FCRA cross referenced to the U.S. Code is at the end of this document.

Section 623 imposes the following duties upon furnishers:

Accuracy Guidelines
The banking and credit union regulators and the FTC will promulgate guidelines and regulations dealing with the accuracy of information provided to CRAs by furnishers. The regulations and guidelines issued by the FTC will be available at www.ftc.gov/credit when they are issued. Section 623(e).

General Prohibition on Reporting Inaccurate Information
The FCRA prohibits information furnishers from providing information to a CRA that they know or have reasonable cause to believe is inaccurate. However, the furnisher is not subject to this general prohibition if it clearly and conspicuously specifies an address to which consumers may write to notify the furnisher that certain information is inaccurate. Sections 623(a)(1)(A) and (a)(1)(C).

Duty to Correct and Update Information
If at any time a person who regularly and in the ordinary course of business furnishes information to one or more CRAs determines that the information provided is not complete or accurate, the furnisher must promptly provide complete and accurate information to the CRA. In addition, the furnisher must notify all CRAs that received the information of any corrections, and must thereafter report only the complete and accurate information. Section 623(a)(2).

Duties After Notice of Dispute from consumer
If a consumer notifies a furnisher, at an address specified for the furnisher for such notices, that specific information is inaccurate, and the information is, in fact, inaccurate, the furnisher must thereafter report the correct information to CRAs. Section 623(a)(1)(B). If a consumer notifies a furnisher that the consumer disputes the completeness or accuracy of any information reported by the furnisher, the furnisher may not subsequently report that information to a CRA without providing notice of the dispute. Section 623(a)(3). The federal banking and credit union regulators and the FTC will issue regulations that will identify when an information furnisher must investigate a dispute made directly to the furnisher by a consumer. Once these regulations are issued, furnishers must comply with them and complete an investigation within 30 days (or 45 days, if the consumer later provides relevant additional information) unless the dispute is frivolous or irrelevant or comes from a “credit repair organization.” The FTC regulations will be available at www.ftc.gov/credit. Section 623(a)(8).

Duties After Notice of Dispute from Consumer Reporting Agency
If a CRA notifies a furnisher that a consumer disputes the completeness or accuracy of information provided by the furnisher, the furnisher has a duty to follow certain procedures. The furnisher must:
• Conduct an investigation and review all relevant information provided by the CRA, including information given to the CRA by the consumer. Sections 623(b)(1)(A) and (b)(1)(B).
• Report the results to the CRA that referred the dispute, and, if the investigation establishes that the information was, in fact, incomplete or inaccurate, report the results to all CRAs to which the furnisher provided the information that compile and maintain files on a nationwide basis. Section 623(b)(1)(C) and (b)(1)(D).
• Complete the above steps within 30 days from the date the CRA receives the dispute (or 45 days, if the consumer later provides relevant additional information to the CRA). Section 623(b)(2).
• Promptly modify or delete the information, or block its reporting. Section 623(b)(1)(E).

Duty to Report Voluntary Closing of Credit Accounts
If a consumer voluntarily closes a credit account, any person who regularly and in the ordinary course of business furnishes information to one or more CRAs must report this fact when it provides information to CRAs for the time period in which the account was closed. Section 623(a)(4).

Duty to Report Dates of Delinquencies
If a furnisher reports information concerning a delinquent account placed for collection, charged to profit or loss, or subject to any similar action, the furnisher must, within 90 days after reporting the information, provide the CRA with the month and the year of the commencement of the delinquency that immediately preceded the action, so that the agency will know how long to keep the information in the consumer's file. Section 623(a)(5). Any person, such as a debt collector, that has acquired or is responsible for collecting delinquent accounts and that reports information to CRAs may comply with the requirements of Section 623(a)(5) (until there is a consumer dispute) by reporting the same delinquency date previously reported by the creditor. If the creditor did not report this date, they may comply with the FCRA by establishing reasonable procedures to obtain and report delinquency dates, or, if a delinquency date cannot be reasonably obtained, by following reasonable procedures to ensure that the date reported precedes the date when the account was placed for collection, charged to profit or loss, or subjected to any similar action. Section 623(a)(5).

Duties of Financial Institutions When Reporting Negative Information
Financial institutions that furnish information to “nationwide” consumer reporting agencies, as defined in Section 603(p), must notify consumers in writing if they may furnish or have furnished negative information to a CRA. Section 623(a)(7). The Federal Reserve Board has prescribed model disclosures, 12 CFR Part 222, App. B.

Duties When Furnishing Medical Information
A furnisher whose primary business is providing medical services, products, or devices (and such furnisher’s agents or assignees) is a medical information furnisher for the purposes of the FCRA and must notify all CRAs to which it reports of this fact. Section 623(a)(9). This notice will enable CRAs to comply with their duties under Section 604(g) when reporting medical information.

Duties When ID Theft Occurs
All furnishers must have in place reasonable procedures to respond to notifications from CRAs that information furnished is the result of identity theft, and to prevent refurnishing the information in the future. A furnisher may not furnish information that a consumer has identified as resulting from identity theft unless the furnisher subsequently knows or is informed by the consumer that the information is correct. Section 623(a)(6). If a furnisher learns that it has furnished inaccurate information due to identity theft, it must notify each consumer reporting agency of the correct information and must thereafter report only complete and accurate information. Section 623(a)(2). When any furnisher of information is notified pursuant to the procedures set forth in Section 605B that a debt has resulted from identity theft, the furnisher may not sell, transfer, or place for collection the debt except in certain limited circumstances. Section 615(f).

This Notice is subject to change as may be required by law.

NOTICE TO USERS OF CONSUMER REPORTS: OBLIGATIONS OF USERS UNDER THE FCRA

The Fair Credit Reporting Act (FCRA),15 U.S.C. 1681-1681y, requires that this notice be provided to inform users of consumer reports of their legal obligations. State law may impose additional requirements. The text of the FCRA is set forth in full at the Federal Trade Commission's Website at www.ftc.gov/credit. At the end of this document is a list of United States Code citations for the FCRA. Other information about user duties is also available at the Commission’s Web site. Users must consult the relevant provisions of the FCRA for details about their obligations under the FCRA. The first section of this summary sets forth the responsibilities imposed by the FCRA on all users of consumer reports. The subsequent sections discuss the duties of users of reports that contain specific types of information, or that are used for certain purposes, and the legal consequences of violations. If you are a furnisher of information to a consumer reporting agency (CRA), you have additional obligations and will receive a separate notice from the CRA describing your duties as a furnisher. This Notice is subject to change as may be required by law.

I. OBLIGATIONS OF ALL USERS OF CONSUMER REPORTS
A. Users Must Have a Permissible Purpose Congress has limited the use of consumer reports to protect consumers' privacy. All users must have a permissible purpose under the FCRA to obtain a consumer report. Section 604 contains a list of the permissible purposes under the law. These are:
•     As ordered by a court or a federal grand jury subpoena. Section 604(a)(1)
•     As instructed by the consumer in writing. Section 604(a)(2)

•	For the extension of credit as a result of an application from a consumer, or the review or collection of a consumer's account. Section 604(a)(3)(A)

•	For employment purposes, including hiring and promotion decisions, where the consumer has given written permission. Sections 604(a)(3)(B) and 604(b)

•	For the underwriting of insurance as a result of an application from a consumer. Section 604(a)(3)(C)

•	When there is a legitimate business need, in connection with a business transaction that is initiated by the consumer. Section 604(a)(3)(F)(i)

•	To review a consumer's account to determine whether the consumer continues to meet the terms of the account. Section 604(a)(3)(F)(ii)

•
To determine a consumer's eligibility for a license or other benefit granted by a governmental instrumentality required by law to consider an applicant's financial responsibility or status. Section 604(a)(3)(D)

•	For use by a potential investor or servicer, or current insurer, in a valuation or assessment of the credit or prepayment risks associated with an existing credit obligation. Section 604(a)(3)(E)

•	For use by state and local officials in connection with the determination of child support payments, or modifications and enforcement thereof. Sections 604(a)(4) and 604(a)(5)

In addition, creditors and insurers may obtain certain consumer report information for the purpose of making “prescreened” unsolicited offers of credit or insurance. Section 604(c). The particular obligations of users of "prescreened" information are described in Section VII below.

B. Users Must Provide Certifications
Section 604(f) prohibits any person from obtaining a consumer report from a consumer reporting agency (CRA) unless the person has certified to the CRA the permissible purpose(s) for which the report is being obtained and certifies that the report will not be used for any other purpose.

C. Users Must Notify consumers When Adverse Actions Are Taken
The term "adverse action" is defined very broadly by Section 603. "Adverse actions" include all business, credit, andemployment actions affecting consumers that can be considered to have a negative impact as defined by Section 603(k) of the FCRA – such as denying or canceling credit or insurance, or denying employment or promotion. No adverse action occurs in a credit transaction where the creditor makes a counteroffer that is accepted by the consumer.

1. Adverse Actions Based on Information Obtained From a CRA
If a user takes any type of adverse action as defined by the FCRA that is based at least in part on information contained in a consumer report, Section 615(a) requires the user to notify the consumer. The notification may be done in writing, orally, or by electronic means. It must include the following:

•	The name, address, and telephone number of the CRA (including a toll-free telephone number, if it is a nationwide CRA) that provided the report.

•	A statement that the CRA did not make the adverse decision and is not able to explain why the decision was made.

•	A statement setting forth the consumer's right to obtain a free disclosure of the consumer's file from the CRA if the consumer makes a request within 60 days.

•	A statement setting forth the consumer's right to dispute directly with the CRA the accuracy or completeness of any information provided by the CRA.

2. Adverse Actions Based on Information Obtained From Third Parties Who Are Not Consumer Reporting Agencies

If a person denies (or increases the charge for) credit for personal, family, or household purposes based either wholly or partly upon information from a person other than a CRA, and the information is the type of consumer information covered by the FCRA, Section 615(b)(1) requires that the user clearly and accurately disclose to the consumer his or her right to be told the nature of the information that was relied upon if the consumer makes a written request within 60 days of notification. The user must provide the disclosure within a reasonable period of time following the consumer's written request.

3. Adverse Actions Based on Information Obtained From Affiliates
If a person takes an adverse action involving insurance, employment, or a credit transaction initiated by the consumer, based on information of the type covered by the FCRA, and this information was obtained from an entity affiliated with the user of the information by common ownership or control, Section 615(b)(2) requires the user to notify the consumer of the adverse action. The notice must inform the consumer that he or she may obtain a disclosure of the nature of the information relied upon by making a written request within 60 days of receiving the adverse action notice. If the consumer makes such a request, the user must disclose the nature of the information not later than 30 days after receiving the request. If consumer report information is shared among affiliates and then used for an adverse action, the user must make an adverse action disclosure as set forth in I.C.1 above.

D. Users Have Obligations When Fraud and Active Duty Military Alerts are in Files
When a consumer has placed a fraud alert, including one relating to identity theft, or an active duty military alert with a nationwide consumer reporting agency as defined in Section 603(p) and resellers, Section 605A(h) imposes limitations on users of reports obtained from the consumer reporting agency in certain circumstances, including the establishment of a new credit plan and the issuance of additional credit cards. For initial fraud alerts and active duty alerts, the user must have reasonable policies and procedures in place to form a belief that the user knows the identity of the applicant or contact the consumer at a telephone number specified by the consumer; in the case of extended fraud alerts, the user must contact the consumer in accordance with the contact information provided in the consumer’s alert.

E. Users Have Obligations When Notified of an Address Discrepancy
Section 605(h) requires nationwide CRAs, as defined in Section 603(p), to notify users that request reports when the address for a consumer provided by the user in requesting the report is substantially different from the addresses in the consumer’s file. When this occurs, users must comply with regulations specifying the procedures to be followed, which will be issued by the Federal Trade Commission and the banking and credit union regulators. The Federal Trade Commission’s regulations will be available at www.ftc.gov/credit.

F. Users Have Obligations When Disposing of Records
Section 628 requires that all users of consumer report information have in place procedures to properly dispose of records containing this information. The Federal Trade Commission, the Securities and Exchange Commission, and the banking and credit union regulators have issued regulations covering disposal. The Federal Trade Commission’s regulations may be found at www.ftc.gov/credit.

II. CREDITORS MUST MAKE ADDITIONAL DISCLOSURES
If a person uses a consumer report in connection with an application for, or a grant, extension, or provision of, credit to a consumer on material terms that are materially less favorable than the most favorable terms available to a substantial proportion of consumers from or through that person, based in whole or in part on a consumer report, the person must provide a risk-based pricing notice to the consumer in accordance with regulations to be jointly prescribed by the Federal Trade Commission and the Federal Reserve Board. Section 609(g) requires a disclosure by all persons that make or arrange loans secured by residential real property (one to four units) and that use credit scores. These persons must provide credit scores and other information about credit scores to applicants, including the disclosure set forth in Section 609(g)(1)(D) (“Notice to the Home Loan Applicant”).

III. OBLIGATIONS OF USERS WHEN CONSUMER REPORTS ARE OBTAINED FOR EMPLOYMENT PURPOSES

A. Employment Other Than in the Trucking Industry
If information from a CRA is used for employment purposes, the user has specific duties, which are set forth in Section 604(b) of the FCRA. The user must:

•	Make a clear and conspicuous written disclosure to the consumer before the report is obtained, in a document that consists solely of the disclosure, that a consumer report may be obtained.

•	Obtain from the consumer prior written authorization. Authorization to access reports during the term of employment may be obtained at the time of employment.

•
Certify to the CRA that the above steps have been followed, that the information being obtained will not be used in violation of any federal or state equal opportunity law or regulation, and that, if any adverse action is to be taken based on the consumer report, a copy of the report and a summary of the consumer's rights will be provided to the consumer.

•
Before taking an adverse action, the user must provide a copy of the report to the consumer as well as the summary of consumer’s rights. (The user should receive this summary from the CRA.) A Section 615(a) adverse action notice should be sent after the adverse action is taken.

An adverse action notice also is required in employment situations if credit information (other than transactions and experience data) obtained from an affiliate is used to deny employment. Section 615(b)(2)

The procedures for investigative consumer reports and employee misconduct investigations are set forth below.

B. Employment in the Trucking Industry
Special rules apply for truck drivers where the only interaction between the consumer and the potential employer is by mail, telephone, or computer. In this case, the consumer may provide consent orally or electronically, and an adverse action may be made orally, in writing, or electronically. The consumer may obtain a copy of any report relied upon by the trucking company by contacting the company.

IV. OBLIGATIONS WHEN INVESTIGATIVE CONSUMER REPORTS ARE USED
Investigative consumer reports are a special type of consumer report in which information about a consumer's character, general reputation, personal characteristics, and mode of living is obtained through personal interviews by an entity or person that is a consumer reporting agency. consumers who are the subjects of such reports are given special rights under the FCRA. If a user intends to obtain an investigative consumer report, Section 606 requires the following:

•
The user must disclose to the consumer that an investigative consumer report may be obtained. This must be done in a written disclosure that is mailed, or otherwise delivered, to the consumer at some time before or not later than three days after the date on which the report was first requested. The disclosure must include a statement informing the consumer of his or her right to request additional disclosures of the nature and scope of the investigation as described below, and the summary of consumer rights required by Section 609 of the FCRA. (The summary of consumer rights will be provided by the CRA that conducts the investigation.)

•	The user must certify to the CRA that the disclosures set forth above have been made and that the user will make the disclosure described below.

•
Upon the written request of a consumer made within a reasonable period of time after the disclosures required above, the user must make a complete disclosure of the nature and scope of the investigation. This must be made in a written statement that is mailed, or otherwise delivered, to the consumer no later than five days after the date on which the request was received from the consumer or the report was first requested, whichever is later in time.

V. SPECIAL PROCEDURES FOR EMPLOYEE INVESTIGATIONS
Section 603(x) provides special procedures for investigations of suspected misconduct by an employee or for compliance with Federal, state or local laws and regulations or the rules of a self-regulatory organization, and compliance with written policies of the employer. These investigations are not treated as consumer reports so long as the employer or its agent complies with the procedures set forth in Section 603(x), and a summary describing the nature and scope of the inquiry is made to the employee if an adverse action is taken based on the investigation.

VI. OBLIGATIONS OF USERS OF MEDICAL INFORMATION
Section 604(g) limits the use of medical information obtained from consumer reporting agencies (other than payment information that appears in a coded form that does not identify the medical provider). If the information is to be used for an insurance transaction, the consumer must give consent to the user of the report or the information must be coded. If the report is to be used for employment purposes – or in connection with a credit transaction (except as provided in regulations issued by the banking and credit union regulators) – the consumer must provide specific written consent and the medical information must be relevant. Any user who receives medical information shall not disclose the information to any other person (except where necessary to carry out the purpose for which the information was disclosed, or as permitted by statute, regulation, or order).

VII. OBLIGATIONS OF USERS OF "PRESCREENED" LISTS
The FCRA permits creditors and insurers to obtain limited consumer report information for use in connection with unsolicited offers of credit or insurance under certain circumstances. Sections 603(l), 604(c), 604(e), and 615(d). This practice is known as "prescreening" and typically involves obtaining from a CRA a list of consumers who meet certain pre-established criteria. If any person intends to use prescreened lists, that person must (1) before the offer is made, establish the criteria that will be relied upon to make the offer and to grant credit or insurance, and (2) maintain such criteria on file for a three-year period beginning on the date on which the offer is made to each consumer. In addition, any user must provide with each written solicitation a clear and conspicuous statement that:
•     Information contained in a consumer's CRA file was used in connection with the transaction.

•	The consumer received the offer because he or she satisfied the criteria for credit worthiness or insurability used to screen for the offer.

•
Credit or insurance may not be extended if, after the consumer responds, it is determined that the consumer does not meet the criteria used for screening or any applicable criteria bearing on credit worthiness or insurability, or the consumer does not furnish required collateral.

•
The consumer may prohibit the use of information in his or her file in connection with future prescreened offers of credit or insurance by contacting the notification system established by the CRA that provided the report.

The statement must include the address and toll-free telephone number of the appropriate notification system.
In addition, once the Federal Trade Commission by rule has established the format, type size, and manner of the disclosure required by Section 615(d), users must be in compliance with the rule. The FTC’s regulations will be at www.ftc.gov/credit.

VIII. OBLIGATIONS OF RESELLERS
A. Disclosure and Certification Requirements
Section 607(e) requires any person who obtains a consumer report for resale to take the following steps:
•     Disclose the identity of the end-user to the source CRA.

•	Identify to the source CRA each permissible purpose for which the report will be furnished to the end-user.

•	Establish and follow reasonable procedures to ensure that reports are resold only for permissible purposes, including procedures to obtain:
(1)     the identity of all end-users;
(2)     certifications from all users of each purpose for which reports will be used; and

(3)
certifications that reports will not be used for any purpose other than the purpose(s) specified to the reseller. Resellers must make reasonable efforts to verify this information before selling the report.

B. Reinvestigations by Resellers
Under Section 611(f), if a consumer disputes the accuracy or completeness of information in a report prepared by a reseller, the reseller must determine whether this is a result of an action or omission on its part and, if so, correct or delete the information. If not, the reseller must send the dispute to the source CRA for reinvestigation. When any CRA notifies the reseller of the results of an investigation, the reseller must immediately convey the information to the consumer.

C. Fraud Alerts and Resellers
Section 605A(f) requires resellers who receive fraud alerts or active duty alerts from another consumer reporting agency to include these in their reports.
IX. LIABILITY FOR VIOLATIONS OF THE FCRA
Failure to comply with the FCRA can result in state government or federal government enforcement actions, as well as private lawsuits. Sections 616, 617, and 621. In addition, any person who knowingly and willfully obtains a consumer report under false pretenses may face criminal prosecution. Section 619.
The FTC’s Web site, www.ftc.gov/credit, has more information about the FCRA, including publications for businesses and the full text of the FCRA. Citations for FCRA sections in the U.S. Code, 15 U.S.C. § 1681 et seq.:

Section 602 15 U.S.C. 1681
Section 603 15 U.S.C. 1681a
Section 604 15 U.S.C. 1681b
Section 605 15 U.S.C. 1681c
Section 605A 15 U.S.C. 1681cA
Section 605B 15 U.S.C. 1681cB
Section 606 15 U.S.C. 1681d
Section 607 15 U.S.C. 1681e
Section 608 15 U.S.C. 1681f
Section 609 15 U.S.C. 1681g
Section 610 15 U.S.C. 1681h
Section 611 15 U.S.C. 1681i
Section 612 15 U.S.C. 1681j
Section 613 15 U.S.C. 1681k
Section 614 15 U.S.C. 1681l

Section 615 15 U.S.C. 1681m
Section 616 15 U.S.C. 1681n
Section 617 15 U.S.C. 1681o
Section 618 15 U.S.C. 1681p
Section 619 15 U.S.C. 1681q
Section 620 15 U.S.C. 1681r
Section 621 15 U.S.C. 1681s
Section 622 15 U.S.C. 1681s-1
Section 623 15 U.S.C. 1681s-2
Section 624 15 U.S.C. 1681t
Section 625 15 U.S.C. 1681u
Section 626 15 U.S.C. 1681v
Section 627 15 U.S.C. 1681w
Section 628 15 U.S.C. 1681x
Section 629 15 U.S.C. 1681y

FRAUD DETECTION AND IDENTITY SERVICES ADDENDUM

[**CONFIDENTIAL**]

ELECTRONIC BANKING SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California ("Client") engages FIS to provide Business Electronic Banking (“BeB”), and/or Consumer Electronic Banking (“CeB”) services via the Internet or private communications network as indicated in the pricing attachment (“Service(s)”) in accordance with this Electronic Banking Services Addendum (“Addendum”) for the purpose of allowing End Users (as hereinafter defined) access to their accounts with Client (“Accounts”). This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    Intentionally Omitted.
3.    Services.
3.1    FIS shall follow appropriate procedures and time schedules established by FIS in order to timely provide Customers who have been enrolled by Client pursuant to an FIS approved written enrollment agreement (“End User(s)”) with access to the Service via the Internet or private telecommunications network for review of account balances and transaction histories as reflected in Client Data stored in and processed by an FIS approved core processing system. Client shall be responsible for providing all appropriate privacy or other notices to Customers regarding FIS’s access to Data.
3.2    Client will use the FIS Business Service Tool and/or E-Manager interfaces to enter names and End User identification and, at Client’s option, password information for such End Users. End Users will be required to provide proper identification and password information. Upon validation of an End User’s response, the End User shall be allowed access to the Service. FIS is not responsible to provide to Client or End Users the Internet browser required to access and use the Service.
3.3    Client acknowledges that FIS’s provision of Service hereunder necessitates certain agreements with third parties and Client hereby authorizes FIS to act as Client’s agent for the limited purpose of entering into, on Client’s behalf, agreements necessary to register the domain name and the domain security key for Client’s internet banking site. Client agrees that Client’s internet banking site may contain identifications (e.g., name, logo or brand) of third-party providers of certain services and expressly authorizes such identifications so long as they are reasonable in size, presentation and frequency. FIS shall have the right, in its sole discretion, to (i) exclude any offensive material, or (ii) refuse access to the Service to any Customer. In the event access is refused pursuant to Subsection 3.3(ii), FIS will use commercially reasonable efforts to notify Client of such refusal as soon as commercially practical.
3.4    Client shall have sole responsibility for all Losses resulting from, arising out of, or incurred in connection with compliance by FIS or its affiliates with Client or End User specifications or instructions, information accessed or transactions effected with a lost, stolen, counterfeit or misused access code, authenticating image or identification number and any transfer or instruction initiated by an End User which is not completed due to lack of funds.
3.5    If Client purchases the “Consumer Electronic Banking End User Support” Service, support is available [**CONFIDENTIAL**].
3.6    If Client purchases the “Business Electronic Banking End User Support” Service, support is available to Client and End Users during the hours of [**CONFIDENTIAL**]. FIS reserves the right to change these hours subject to prior notification to Client. [**CONFIDENTIAL**].
3.7    If Client purchases the “FinanceWorksTM Service Powered by Quicken®” (“FinanceWorks”) Service, the following subsections apply:
3.7.1    FIS shall provide FinanceWorks pursuant to the terms and conditions of Exhibit A, attached hereto, in addition to the terms and conditions contained herein and in the Agreement.
3.7.2    FIS shall follow procedures and time schedules it deems appropriate to timely provide access to FinanceWorks for Client’s End Users who have registered with FinanceWorks (“FinanceWorks End Users”) via the Internet or private telecommunications network for review of account balances and transactions histories. Client shall be responsible for providing all appropriate privacy or other notices to FinanceWorks End Users regarding FIS’s access to data. In connection with the launch of FinanceWorks, Client shall conduct a commercially reasonable marketing program to market FinanceWorks to End Users and Customers.
3.7.3    FIS makes no warranties or representations of any kind regarding the correctness, accuracy, completeness, merchantability or fitness of FinanceWorks or any associated data, information or system. FIS will pass through warranties to Client to the extent received by FIS from the service provider.

3.7.4    FIS’s provision of FinanceWorks is subject to distribution rights granted to FIS by certain third parties. FIS may cease providing FinanceWorks with [**CONFIDENTIAL**] advanced written notice to Client provided that FIS ceases to provide FinanceWorks to substantially all of its then-current clients.
3.8    If Client purchases the “Personal Finance Manager” (“PFM”) Service, the following subsections apply:
3.8.1    FIS shall provide PFM identified in and pursuant to the terms and conditions of Exhibit B, attached hereto, in addition to the terms and conditions contained herein and in the Agreement.
3.8.2    FIS shall follow procedures and time schedules it deems appropriate to timely provide Client with access to the PFM Service. Client shall be responsible for providing all appropriate privacy or other notices to PFM end users regarding FIS’s access to data.
3.8.3    FIS makes no warranties or representations of any kind regarding the correctness, accuracy, completeness, merchantability or fitness of PFM or any associated data, information or system. FIS will pass through warranties to Client to the extent received by FIS from the service provider.
3.8.4    FIS’s provision of PFM is subject to distribution rights granted to FIS by certain third parties. FIS may cease providing PFM immediately upon written notice to Client in the event that FIS's underlying agreement for PFM with the service provider expires or is terminated.
3.9    If Client purchases the “CeB Out of Band Authentication” (“OBA”) Service, the following subsections apply:
3.9.1    FIS shall follow procedures and time schedules it deems appropriate to timely provide Client with access to the OBA to require End Users to Confirm specified transaction requests by responding to telephone or sms messaging.
3.9.2    Client may implement the OBA in connection with an End User requesting the following transactions through CeB: (i) requests to add an external transfer account; (ii) requests for a one-time or recurring transfer to an external account; (iii) requests to edit a one-time or recurring external account transfer requests; and (iv) if Client has contracted for the premium alert Service, requests to add or change a mobile phone number through the Manage Contact Information and Manage Alerts pages in CeB.
3.9.3    Client is solely responsible for (a) identifying the transaction types and transaction thresholds for which the OBA is being implemented; (b) the interpretation and analysis of any OBA responses; and (c) Client’s and End User’s use of the OBA.
3.9.4    The OBA requires that accurate End User phone numbers are available for the OBA. The OBA will obtain End User phone numbers from the IBS Customer Information System. Client is solely responsible for providing accurate End User phone numbers. FIS shall have no obligation to audit, check or verify End User phone numbers.
3.9.5    Client shall (a) have a legitimate business purpose for any use of the OBA; (b) obtain permission from End Users for the use of the End User phone number and other contact information in connection with Client’s use of the OBA; and (c) be responsible for providing all appropriate privacy or other notices to End Users including, without limitation, notices that the OBA may cause End Users to incur phone or sms related charges.
3.9.6    FIS’s provision of the OBA is subject to distribution rights granted to FIS by certain third parties. FIS may cease providing the OBA with [**CONFIDENTIAL**] advanced written notice to Client provided that FIS ceases to provide the OBA to substantially all of its then-current clients.
3.10    If Client purchases the “Business eBanking Transaction Monitoring” (“TM”) Service, the following subsections apply:
3.10.1    FIS shall provide TM to Client using FIS’s neural network engine (“Neural Network”), FIS will monitor End User logins, ACH and Wire transactions that are initiated from within BeB and use commercially reasonable efforts to identify potential fraudulent activity.
3.10.2    Approximately [**CONFIDENTIAL**] following the Commencement Date (as such term is defined below), FIS will populate the Neural Network with [**CONFIDENTIAL**] of historical login, ACH and Wire activity, if available, in order to begin to develop individual profiles for each End User; thereafter, another [**CONFIDENTIAL**] of activity will be accumulated to complete the individual End User profile (together with the historical feed, the “Profiling Period”). Upon the completion of the Profiling Period, FIS shall notify Client of the date that TM will become operational (the "Activation Date"). If [**CONFIDENTIAL**] of historical login, ACH and Wire activity information is not available, FIS may, in its sole discretion, extend the Profiling Period for a period ending not later than [**CONFIDENTIAL**] following the Commencement Date. PRIOR TO THE ACTIVATION DATE, POTENTIAL FRAUDULENT ACTIVITY WILL NOT BE ROUTED TO FIS’s TRANSACTION MONITORING SPECIALISTS FOR REVIEW AND/OR ACTION.

3.10.3    When the Neural Network detects a potentially fraudulent ACH and/or Wire transaction originating from within BeB, FIS may contact the Client or the End User, if so directed by Client. In the case of a Wire, FIS and/or Client may delete the transaction from the queue within BeB. In the case of an ACH transaction, Client may delete the transaction from either BeB or their ACH processing system, as applicable. Client may authorize FIS to contact the End User to confirm transaction activity as deemed appropriate in FIS’s sole discretion. Client shall provide FIS with instructions regarding End User contact during the Profiling Period, which instructions can be modified upon [**CONFIDENTIAL**] prior notice to FIS.
3.10.4    TM will be available from [**CONFIDENTIAL**];
3.10.5    Client agrees to use reasonable efforts to contact its End Users regarding potentially fraudulent transactions or fraudulent use of BeB, and shall provide FIS with any information obtained from an End User regarding such transactions.
3.10.6    Transactions monitored by TM are: logins by End Users; ACH transactions originated via template from within BeB; ACH transactions originated via the BeB ACH File Upload service; and all wire transactions including template based, free-form, domestic, International U.S. Dollar and International foreign currency.
3.10.7    Client acknowledges and agrees that TM is intended to aid in the detection and prevention of potentially fraudulent ACH and wire activity. Client further acknowledges and agrees that: (i) no fraud detection tool is one hundred percent accurate, (ii) it is possible that some fraudulent transactions will go undetected by TM, and (iii) some non-fraudulent transactions may be classified potentially fraudulent and may stopped or not processed due to such classification.
3.10.8    FIS’s obligation to provide TM shall be contingent upon Client, if requested by FIS, participating in periodic confidential surveys to assess TM's performance.
3.10.9    Client acknowledges and agrees that the parameters for operation of the Neural Network system may be modified by FIS from time to time.
3.10.10    FIS disclaims all liability for, and Client shall indemnify and hold FIS harmless from, any and all demands, claims, actions, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, arising in connection with any of the following: (i) any occurrence of fraud in connection with a BeB login, ACH or Wire transaction not detected by TM; (ii) the application of a low risk score when a transaction was actually fraudulent; (iii) the application of a high risk score which results in a delay in the processing of a transaction which is not fraudulent activity; (iv) any failure by FIS to notify Client or End User of a fraudulent transaction; (v) any delay in the processing of a non-fraudulent transaction; and (vii) Neural Network system downtime for maintenance, enhancements, upgrades, and similar activities.
3.11    If Client purchases the “Positive Pay” (“Positive Pay”) Service, the following subsections apply:
3.11.1    FIS shall provide Client’s Customers with access to and use of Positive Pay via BeB.
3.11.2    Client shall grant FIS access to Data generated by Positive Pay for support purposes and provide account information and other data required to activate Positive Pay. Client shall provide the first line of support.
3.11.3    Client shall have sole responsibility for making timely return decisions for checks or other payment items (“Items”) as set forth in the Specifications (“Pay Decisions”).
3.11.4    Client shall ensure that an issue file is transmitted to FIS in the proper format (or manually enter issued Items vie BeB), and make Pay Decisions by a mutually agreed upon time. Client agrees that if no “pay-no-pay” Pay Decisions are transmitted prior to the mutually agreed upon time, FIS will use “pay-all” or “pay-none” as default settings.
3.11.5    FIS shall prepare a file of the Items marked “Return”.
3.11.6    Client shall be responsible for updating account information on core processor for any Items marked “Return” by Client’s Customers.
3.12    If Client purchases the “Positive Pay Business Assistance”, the terms of the Positive Pay Business Assistance Supplement shall apply.
4.    Indemnification. In addition to any other indemnification provided in the General Terms, with respect to the Service, Client shall indemnify, defend, and hold harmless FIS and its officers, employees, directors, affiliates and agents, in their individual capacities or otherwise, from and against any and all Losses resulting from, arising out of, or incurred in connection with: (i) any claim (including a claim for economic loss or other damages) brought by an End User based on or arising out of the Service, except to the extent the Losses arise as a result of the action or inaction of FIS; (ii) Client’s or any End User’s misuse of the Service; (iii) FIS’s or its affiliates’ compliance with specifications or instructions of Client or any End User; (iv) transactions effected with a lost, stolen, counterfeit or misused access code or identification number; (v) any transfer or instruction initiated by an End User which is not completed due to lack of funds in the End User’s account; and (vi) FIS’s or its affiliates’ use of data supplied by Client or any End User and of trademarks, copyrights or other intellectual property supplied by Client. To the extent any conflicting provisions of this Section and the General Terms exist with respect to indemnification, the provisions of this Section expressly supersede any such provisions of the General Terms.
5.    Compliance. Client shall be solely responsible for: (i) any disclosure to its Customers and the terms and conditions for each Client product or service made available through the Service; (ii) determining the authority of any person accessing a Client product or service; (iii) preparing, maintaining, and monitoring compliance and verifiable documentation with respect to the foregoing; and (iv) compliance with applicable Laws, regardless of any advice or Materials provided by FIS.
6.    Training. FIS will provide Client with its initial standard training in the use and operation of the Service at a FIS training location or by web-based training. Additional training may be provided at FIS’s then current rates, if requested by Client. Client will have at least two (2) employees complete such training and be certified by FIS in the Service prior to the Commencement Date. Client shall be solely responsible for training its employees and representatives to use the Service and comply with applicable Laws, as well as the procedures set forth in the Specifications or any manual or other literature provided to Client by FIS.
7.    Grant of License. For the limited purpose of demonstrating the features and functions of the Service to prospective End Users, FIS grants Client a non-exclusive, non-transferable license to use the demonstration software (“Demonstration Software”). The Demonstration Software is FIS's property and all rights are reserved.

EXHIBIT A
SERVICE DOCUMENTATION
FinanceWorks™ Service Powered by Quicken®
This service documentation (“Service Documentation”) is incorporated into the agreement for FinanceWorks™ Services Addendum (“Agreement”) between Client and FIS and details certain features, functionality, pre-requisites, and requirements associated with the Authorized Services described in this Service Documentation. For purposes of this Service Documentation, “Authorized Services” shall mean those services which are purchased by Client pursuant to an agreement between the parties hereto. In the event of a conflict between this Service Documentation and the terms of the Agreement, the terms of this Service Documentation shall control and govern, unless expressly stated to the contrary. Capitalized terms not defined herein shall have the meaning set forth in the Agreement.
1.    Description of Services.
1.1    FinanceWorks™ Service Powered by Quicken®. The FinanceWorks™ Service Powered by Quicken® (“FinanceWorks Service”) employs Intuit’s Quicken Online personal finance software technology to enable End Users to access and manage their finances. FinanceWorks Service features include:

•	Transaction Management Capability. End Users can view posted account activity through the FinanceWorks Service.

•	Reporting. End Users can track their spending habits through reporting that categorizes their expenses.

•	Data Aggregation. End Users may add and view accounts held at other third-party financial institutions.

•	Access to Stored Data. End Users can access up to [**CONFIDENTIAL**] of stored transactions.

•
RealBalanceTM Calculation. Subject to Section 4.1 below, End Users can calculate their balance by manually inputting future debits that have not been processed by their financial institution alongside cleared transactions (“RealBalance Calculation”).

1.2    Prerequisites. Client must procure and implement the most current version of the internet banking service (“Internet Banking Service(s)”) in order to use the FinanceWorks Service. Internet Banking Services are offered and priced separately and are not included with the FinanceWorks Service.
2.    Client’s Responsibilities.
2.1    End User Assistance. Client shall be responsible for providing assistance and support to its End Users concerning setup tasks and the ongoing use of the FinanceWorks Service. FIS or its third party service provider (“Third Party Service Provider”) may provide secondary support to assist End Users in troubleshooting any access issues with the FinanceWorks Service.
2.2    Certification Training. The FinanceWorks Service carries a certification training requirement (“Certification Training”) as more fully described in the attached Training Options Service Documentation. Client shall schedule the Certification Training within [**CONFIDENTIAL**] of contracting for the FinanceWorks Service. At least two (2) Client employees shall successfully complete the Certification Training prior to implementation of the FinanceWorks Service. Additionally, Client may be subject to time and materials fees at FIS’s then-current standard rates for Client service calls until such time as the requisite number of Client personnel has successfully completed the Certification Training.
3.    Fees.
3.1    Fees. Client agrees to pay the fees set forth on the pricing attachment for the FinanceWorks Service and Certification Training (“Fees”) under the payment terms set forth in the Agreement.
4.    Additional Terms & Conditions.
4.1    RealBalanceTM Calculation.
FIS will not be responsible for miscalculations and inaccurate balances caused by:

•	the Client Data Center or third-party financial institutions that fail to include cleared or incoming transactions in the transaction records provided to FIS and/or Third Party Service Provider;

•	the End User’s failure to input unprocessed transactions or input transactions inaccurately in the FinanceWorks Service; or

•	posted transactions that are deleted, delayed, duplicated or replaced through no fault of FIS or Third Party Service Provider.

FIS will use commercially reasonable efforts to ensure data integrity and synchronization of transaction records in the FinanceWorks Service database with those of the Client data center. In the event that the data is not synchronized, Client must notify FIS and promptly assist in efforts to reconcile the transactions.
4.2    Client Data Center Information.
To enable a better and more accurate user experience for End Users that contract for the FinanceWorks Service or another End User service provided by FIS, or one of its affiliated companies (each an “Authorized Application”), Client authorizes FIS to obtain End User information from the Client Data Center for use on an Authorized Application as approved by the End User.
5.    End User License Agreement.
5.1    End User License Agreement. End Users shall be required to agree to an End User License Agreement (herein “EULA”) prior to gaining access to and use of the FinanceWorks Services and must at all times comply with the terms of such EULA substantially in the form of the EULA set forth in Appendix 1 attached hereto.
5.2    Violations of the EULA. Client shall notify FIS as soon as commercially practicable, but in no event later than [**CONFIDENTIAL**], (except where legally prohibited from doing so) if Client becomes aware that: (i) any End User is engaging in any activity directly related to the use of the FinanceWorks Service that is illegal or fraudulent or otherwise violates the EULA; or (ii) there is a request for information by law enforcement or a regulatory agency related to the use of the FinanceWorks Service which is issued pursuant to an examination, administrative proceeding, subpoena, warrant or court order. FIS and/or Third Party Service Provider reserves the right to suspend any End User’s account immediately upon becoming aware that such End User is violating the terms of its EULA, or violating any law or is otherwise engaging in activity that is not permitted hereunder or under the Agreement and that may be detrimental to Client, FIS or Third Party Service Provider. FIS or Third Party Service Provider shall provide Client with prompt notice of any such suspension and such suspension shall not be considered a breach of the Agreement or a service outage.
5.3    Use of End User Information. FIS and/or Third Party Service Provider may use anonymous and aggregated End User information collected and stored to conduct certain analytical research, database marketing and marketing program execution activities on behalf of Intuit, its subsidiaries and Client. FIS and/or Third Party Service Provider may (i) publish summary or aggregate results relating to metrics comprised of research data from time to time and (ii) distribute or license such aggregated research de-identified data to third parties. In accordance with the Gramm-Leach-Bliley Act, neither FIS nor Third Party Service Provider will sell, rent, or share non-public personal information received from End Users as part of FinanceWorks Service with Client or with companies outside of Intuit and its subsidiaries for their own promotional or marketing use.

APPENDIX 1 to
SERVICE DOCUMENTATION
End User License Agreement
1.    LICENSE GRANT AND RESTRICTIONS. You are granted a personal, limited, non-exclusive, non-transferable license, to electronically access and use the FinanceWorks Software (the “Software”) solely to manage your financial data.
In addition to the FinanceWorks software, the term "Software" includes any other programs, tools, internet-based services, components and any "updates" (for example, Software maintenance, service information, help content, bug fixes, or maintenance releases etc.) of the Software that is made available to you. Certain Software may be accompanied by, and will be subject to, additional terms.
You are not licensed or permitted to do any of the following and shall not allow any third party to do any of the following: (i) access or attempt to access any other systems, programs or data that are not made available for public use; (ii) copy, reproduce, republish, upload, post, transmit, resell or distribute in any way the material from the FinanceWorks site; (iii) permit any third party to benefit from the use or functionality of the Software or services via a rental, lease, timesharing, service bureau, or other arrangement; (iv) transfer any of the rights granted to you under this license; (v) work around any technical limitations in the Software, use any tool to enable features or functionalities that are otherwise disabled in the Software, or decompile, disassemble, or otherwise reverse engineer the Software except as otherwise permitted by applicable law; (vi) perform or attempt to perform any actions that would interfere with the proper working of the Software or services, prevent access to or the use of the Software or services by other licensees or customers, or impose an unreasonable or disproportionately large load on the infrastructure; or (vii) otherwise use the Software except as expressly allowed under this Section 1.
2.    OWNERSHIP. The Software is protected by copyright, trade secret and other intellectual property laws. You do not have any rights to the trademarks or service marks.
3.    LICENSEE ACCESS INFORMATION AND ACCOUNT DATA. You are solely responsible for (i) maintaining the confidentiality and security of your access number(s), password(s), security question(s) and answer(s), account number(s), login information, and any other security or access information, used by you to access the Software, services and your financial institution accounts (collectively, "Licensee Access Information"), and (ii) preventing unauthorized access to or use of the information, files or data that you store or use in or with the Software and services (collectively, "Account Data"). You are responsible for providing access and assigning passwords to other users under your account for the Software and services, and ensuring that such authorized users comply with this agreement. You will be responsible for all electronic communications, including account registration and other account holder information, email and financial, accounting and other data ("Communications") entered using the Licensee Access Information. It is assumed that any Communications received through use of the Licensee Access Information were sent or authorized by you. You agree to immediately notify us if licensee becomes aware of any loss, theft or unauthorized use of any Licensee Access Information. We reserve the right to deny you access to the Software or services (or any part thereof) if we reasonably believe that any loss, theft or unauthorized use of Licensee Access Information has occurred. You must inform us of, and hereby grant to us and our third party vendors permission to use, Licensee Access Information to enable us to provide the services to you, including updating and maintaining Account Data, addressing errors or service interruptions, and to enhance the types of data and services we may provide to you in the future.
Anonymous, aggregate information may be used to conduct certain analytical research, database marketing and marketing program execution activities on behalf of your Financial Institution(s) and its third party vendors. Your Financial Institution’s third party vendors may publish summary or aggregate results relating to metrics comprised of research data from time to time and distribute or license such aggregated research data to third parties. Additionally, automated technology may be used to tailor messages or advertisements that best reflect your interest and needs.
4.    FINANCIAL INSTITUTION SERVICES.
4.1    General. In connection with your use of the Software and as part of the functionality of the Software, you may have access to certain online services that may be made available by your financial institutions ("FI Services"), including online banking, online payment, online investment account download, online bill pay, and online trading. The Software is designed to allow you to access FI Services (if and to the extent provided by your financial institutions) to set up banking information, schedule the Software to access your account(s), download transactions into the Software and otherwise aggregate information from your account(s) with your financial institutions. You acknowledge and agree that we have no control over the provision of FI Services or provision of access to the FI Services by your financial institutions, do not guarantee that you will be able to use the Software with the FI Services, and will have no liability whatsoever for any actions or inactions on the part of the financial institutions resulting in your inability to use the Software to access your accounts, obtain data, download transactions, or otherwise use or access the FI Services.
4.2    Collection of Financial Institution Account Information. You acknowledge that in accessing the FI Services through the Software, your financial institution account access number(s), password(s), security question(s) and answer(s), account number(s), login information, and any other security or access information, and the actual data in your account(s) with such financial institution(s) such as bank balances, credit card charges, debits and deposits (collectively, "FI Account Data"), may be collected and stored in the Software. You authorize us and our third party vendors, in conjunction with the operation and hosting of the Software, to use certain FI Account Data to (i) collect your FI Account Data, (ii) reformat and manipulate such FI Account Data, (iii) create and provide hypertext links to your financial institutions, (iv) access the financial institutions' websites using your FI Account Data, and (v) take such other actions as are reasonably necessary to perform the actions described in (i) through (iv). You hereby represent that you are the legal owner of your FI Account Data and that you have the authority to appoint, and hereby expressly do appoint us or our third party vendors as your agent with limited power of attorney to access and retrieve your FI Account Data on your behalf. You further acknowledge that we do not, nor does our third party vendor review your FI Account Data and agree that we are not responsible for its completeness or accuracy. Any transactions or informational activities performed at any financial institution's website are not made through the Software and we assume no responsibility for such transactions or activities. You are solely responsible for any charges associated with your financial institutions.
4.3    Information from Financial Institutions' Websites. You acknowledge and agree that (i) some financial institutions may not allow the Software to access the FI Services, (ii) financial institutions may make changes to their websites, with or without notice to us, that may prevent or delay aggregation of information from such websites, and (iii) the Software "refreshes" the FI Account Data by collecting the FI Account Data nightly, so your most recent transactions may not be reflected in any account balances or other account information presented to you in the Software. If you see a discrepancy in the FI Account Data, and in any case before making any transactions or decisions based on such account information presented in the Software, licensee should check the last refresh date for the account and confirm FI Account Data is correct by following the link back to the applicable financial institution or otherwise confirm that FI Account Data is up to date and accurate.
5.    SOFTWARE USE, STORAGE AND ACCESS. We shall have the right, in our sole discretion and with reasonable notice posted on the FinanceWorks site and/or sent to your email address provided in the Registration Data, to establish or change limits concerning use of the Software and services, temporarily or permanently, including but not limited to (i) the amount of storage space you have on the Software at any time, and (ii) the number of times (and the maximum duration for which) you may access the Software in a given period of time. We reserve the right to make any such changes effective immediately to maintain the security of the system or Licensee Access Information or to comply with any laws or regulations, and to provide you with electronic or written notice within [**CONFIDENTIAL**] after such change. You may reject changes by discontinuing use of the Software and services to which such changes relate. Your continued use of the Software or services will constitute licensee's acceptance of and agreement to such changes. Maintenance upon the Software or services may be performed from time-to-time resulting in interrupted service, delays or errors in the Software or services. Attempts to provide prior notice of scheduled maintenance will be made, but we cannot guarantee that such notice will be provided.
6.    THIRD PARTY SERVICES. In connection with your use of the Software, you may be made aware of services, products, offers and promotions provided by third parties, ("Third Party Services"). If you decide to use Third Party Services, you are responsible for reviewing and understanding the terms and conditions governing any Third Party Services. You agree that the third party is responsible for the performance of the Third Party Services.
7.    THIRD PARTY WEBSITES. The Software may contain or reference links to websites operated by third parties ("Third Party Websites"). These links are provided as a convenience only. Such Third Party Websites are not under our control. We are not responsible for the content of any Third Party Website or any link contained in a Third Party Website. We do not review, approve, monitor, endorse, warrant, or make any representations with respect to Third Party Websites, and the inclusion of any link in the Software or services is not and does not imply an affiliation, sponsorship, endorsement, approval, investigation, verification or monitoring by us of any information contained in any Third Party Website. In no event will we be responsible for the information contained in such Third Party Website or for your use of or inability to use such website. Access to any Third Party Website is at your own risk, and you acknowledge and understand that linked Third Party Websites may contain terms and privacy policies that are different from ours. We are not responsible for such provisions, and expressly disclaims any liability for them.
8.    EXPORT RESTRICTIONS. You acknowledge that the Software is subject to the U.S. Export Administration Regulations (15 CFR, Chapter VII) and that you will comply with these regulations. You will not export or re-export the Software, directly or indirectly, to: (1) any countries that are subject to US export restrictions; (2) any End User who has been prohibited from participating in US export transactions by any federal agency of the US government; or (3) any End User who you know or have reason to know will utilize them in the design, development or production of nuclear, chemical or biological weapons.

You further acknowledge that this product may include technical data subject to export and re-export restrictions imposed by US law.

SERVICE DOCUMENTATION
Training Options
This Service Documentation details certain features, functionality, pre-requisites, and requirements associated with the Authorized Service(s) described in this Service Documentation. In the event of a conflict between this Service Documentation and the terms of the Agreement, the terms of this Service Documentation shall control and govern, unless expressly stated to the contrary. Capitalized terms not defined herein shall have the meaning set forth in the Agreement.
1.    Training Services. Subject to the terms of the Agreement and this Service Documentation, FIS or its Third Party Service Provider will provide the training services listed herein (“Training Services”) as selected by Client below. Unless another time frame is noted in the documentation for a particular Authorized Service, Client must complete its Training Services within twelve (12) months following the Delivery date of the Authorized Service to which the Training Services relate. For purposes of the Agreement, “Delivery” shall mean the date the Authorized Services are implemented and ready for testing by Client. If Client fails to complete any Training Services within twelve (12) months, (or other time frame specified in the documentation for a particular Authorized Service) the Training Services Fees associated with the incomplete course(s) shall be forfeited and FIS shall have no further obligation to furnish those Training Services.
2.    Fees and Expenses. Client will pay to FIS the Fees outlined on the pricing attachment for the selected courses. FIS shall invoice Client for all Training Services Fees, and Client shall pay such Training Services Fees upon execution of the agreement to which this Service Documentation pertains and as outlined in the terms of the Agreement. Training fees are nonrefundable. Client also agrees to pay or reimburse FIS for any reasonable travel-related and other out-of-pocket expenses incurred by FIS for any on-site training selected by Client. Client shall pre-approve such single item expenses in excess of $[**CONFIDENTIAL**].
3.    Course Descriptions. Client is responsible for reviewing and selecting the appropriate course description to suit the needs of their appropriate staff. FIS is not responsible for the skill levels of the students attending each course. Client should consult with the FIS training coordinator regarding course prerequisites prior to selecting any courses. The chart set forth below details the courses available for training.
3.1    Certification Training Courses. Certification Training requirements for any Authorized Services are noted in the applicable Service Documentation for said Authorized Service. Below are descriptions of the Certification Training courses that Client personnel may be required to attend if Client has procured the corresponding Authorized Service, and optional training courses and educational materials:

Component Description	Component Objectives	Deliverables	Length (Hours)
Launch Smart Package Components
Certification FinanceWorks™ (“FW”) Admin Training (required)	Train Financial Institution (“FI”) administrators how to use and manage FinanceWorks™.	One eLearning course. Each participant will receive supplemental materials. Purchase includes unlimited logins to the course for the life of the contract.	1.5
FinanceWorks™ Sales Training (optional)	Train FI staff with End User contact how to use and explain FinanceWorks™ to FI End Users in order to “sell” FW to them.	One eLearning course. Each participant will receive supplemental materials. Purchase includes unlimited logins to the course for the life of the contract.	1.5
FinanceWorks™ Call Center Training (optional)	Train FI call center staff how to use FinanceWorks™ and assist FI End Users.	One eLearning course. Each participant will receive supplemental materials. Purchase includes unlimited logins to the course for the life of the contract.	0.5
Financial Institution Education	Provide tools to the FI to educate their staff on FinanceWorks™.	Common FAQs, Features & Benefits Guide, Selling Guide, Selling Quick Reference Card; provided in soft copy format; FI can customize for their use.	n/a
End User Awareness	Provide tools to the FI to market FinanceWorks™ to their End Users.	Statement stuffer, table tent, postcard, email, banner ad, splash page; provided in soft copy format; FI can customize for their use.	n/a
End User Adoption	Provide tools to the FI to encourage their End Users to use FinanceWorks™.	Statement stuffer, table tent, postcard, email, banner ad, splash page; provided in soft copy format; FI can customize for their use.	n/a
End User Education	Provide tools to the FI to educate and train their End Users on FinanceWorks™.	Common FAQs, Quick Reference Guide, website page/content, postcard; provided in soft copy format; FI can customize for their use.	n/a
Certification Add-on FinanceWorks™ Training	Train FI administrators how to use and manage FinanceWorks™.	Two webcasts live format. Webcasts recorded by a training specialist; each participant will receive classroom materials. Additional logins to live webcast are $75 each.	3

EXHIBIT B
PERSONAL FINANCE MANAGER
ADDITIONAL TERMS AND CONDITIONS
Client acknowledges and agrees that FIS will retain the services of Yodlee, Inc., a third party service provider (“Yodlee”), to collect and distribute data (“Account Data”) from third party data sources for End Users and perform transactions in connection with the operation of the PFM Services provided under this Addendum (“PFM Services”). Notwithstanding anything to the contrary herein, FIS shall have the right to terminate the PFM Services immediately upon notice to Client in the event that FIS’s underlying agreement with Yodlee, Inc. (related to the PFM Services provided hereunder) expires or is terminated.
1.    Account Data.
(a)    Definitions.
(ii)    “Account Data” means any and all data retrieved by Yodlee for distribution through the PFM Services.
(iii)    “End User Data” means all End User registration information, usage information and other End User information.
(a)    Use; Restrictions. Client shall use the Account Data solely on Client’s website on which the Account Data is initially displayed (“Client Site”) and solely in FIS’s provision of the PFM Services. Client shall not divert, redistribute, repackage or resell any Account Data.
(b)    Client shall comply with its privacy policy and applicable law with regard to use of Account Data and End User Data. Client agrees that: (a) Yodlee may use appropriate End User Data and Account Data internally to provide PFM Services, (b) Yodlee shall have the right at all times during and after the term of this Agreement to use, sell, license, reproduce, distribute and disclose aggregate, non-personally identifiable Account Data, and (c) Client shall not cause or permit its privacy policy to restrict the foregoing rights in any manner whatsoever. Each End User shall at all times be the sole owner of the applicable Account Data and End User Data.
2.    Disclaimers.
THE PFM SERVICES ARE PROVIDED FOR CLIENT’S USE “AS IS,” AND NEITHER FIS NOR YODLEE MAKE ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING SUCH SERVICES AND RELATED SERVICES PROVIDED BY YODLEE, AND FIS AND YODLEE EACH SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER FIS NOR YODLEE WARRANTS THAT SUCH SERVICES OR HOSTING ENVIRONMENT WILL BE UNINTERRUPTED OR ERROR-FREE. FURTHERMORE, NEITHER FIS NOR YODLEE MAKES ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF SUCH SERVICES IN TERMS OF THEIR CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE.
3.    Limitation of Liability.
IN NO EVENT SHALL FIS OR YODLEE BE LIABLE TO CLIENT OR ANY OTHER ENTITY OR PERSON FOR ANY DIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, INCLUDING LOST PROFITS, LOSS OF DATA, AND COSTS OF COVER, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY, AND REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.
4.    Proprietary Rights.
Client understands and agrees that Yodlee is the exclusive owner of and holds, and shall retain, all right, title and interest in and to the Yodlee Technology, including (without limitation) all intellectual property therein. “Yodlee Technology” means Yodlee’s proprietary computer programs, code, software, trade secrets and know-how, including all services, processes, data, information and tables created by Yodlee which are used to provide services in connection with the PFM Services. Client shall not (a) reverse engineer, disassemble, decompile or otherwise attempt to derive source code from any Yodlee Technology, (b) make any Yodlee Technology available to any third parties, (c) modify, adapt, translate or create derivative works based on any Yodlee Technology, (d) reproduce any portion of any Yodlee Technology, or (e) permit or authorize any party to do any of the foregoing.

5.    Indemnity.
Client, at its own expense, will defend, or (at its option) settle, any claim, suit or proceeding brought against FIS and/or Yodlee by a third party and pay any liabilities, damages and costs awarded in any such suit or proceeding if the suit or proceeding is based on (a) an allegation of infringement of any copyright, patent, trade secret or trademark of any third party to the extent attributable to any content contributed to the PFM Services by or on behalf of Client; (b) any use, sale, license, distribution or disclosure by Client, or any of its employees of any End User Data, Account Data, or other End User related information, whether or not in breach of any confidentiality, security, or privacy obligations; or (c) the failure of Client to comply with all applicable laws, rules and regulations in connection with the PFM Services, including use of any End User Data and/or Account Data; provided that FIS and/or Yodlee (as applicable) provides Client with: (i) prompt written notice of such claim, (ii) exclusive control over the defense and settlement of such claim, and (iii) proper and full information and assistance to settle or defend any such claim.
Notwithstanding anything in the Agreement to the contrary, Client will defend, or (at its option) settle, any claim, suit or proceeding brought against FIS or Yodlee by an End User, or third party and will pay any damages and costs awarded in any such suit or proceeding or agreed to in settlement thereof, if the suit or proceeding is based upon or related to any use, sale, distribution or disclosure of data contained in the Data Extracts (as defined below). Client’s obligations and liability under this Section shall not be subject to any cap or other limitation of liability provisions of the Agreement.
6.    Data Extracts Content.
Client is hereby granted an internal-use only license to the Yodlee Data Extract Reports (“Data Extracts”) only for such Client’s own End User Data during the Term. Client shall use the End User Data that is obtained from the Data Extracts solely on the Client Site for the direct marketing initiatives for Consumers. End User Data contained in the Data Extracts may be displayed by Client on any other web site or with other Applications that are limited to Client internal employee viewing, support or marketing efforts. Furthermore, Client shall not repackage, redistribute, divert, license, rent, or resell Data Extracts to or for the benefit of any third party. In addition, Client authorizes FIS to retain the Data Extracts on Client’s behalf and, (if applicable), to perform the direct marketing services that Client may request FIS to perform with the Data Extracts.
Data Extracts consist of summary data extract reports for the following general categories of data, which do not include transaction level data:

¤	Bank account data

¤	Card account data

¤	Investment account data

¤	Investment holding data

¤	Loan Account data

¤	Insurance account data

¤	Insurance mutual fund data

¤	Insurance Annuity data

¤	Rewards balance data
Details concerning the data provided in the above categories can be found in the Data Extracts Specifications document, which may be provided, separately, to Client.
7.    Branding of Certain Content.
(a)    Zillow Data Terms.
In connection with Yodlee’s provision of the Zillow.com data, the following additional terms concerning the Zillow.com data and functionality shall apply:

1.
The Zillow.com data and Zillow service are provided AS IS. Neither FIS nor Yodlee is responsible for the accuracy or reliability of any data from Zillow.com, or for any interruptions in the availability of the Zillow.com service, whether resulting from the actions of Zillow or any third party.

2.	Client shall not use Zillow data for any purpose other than the individual use by End Users as part of the PFM Services.

3.	End Users accessing Zillow data will be shown Zillow attributions (e.g. “Zillow.com™ Real Estate Zestimate”).

(b)	MarketWatch Data Terms.

1.
The MarketWatch data (“Content”) and MarketWatch service are provided AS IS. Neither FIS nor Yodlee is responsible for the accuracy or reliability of any data from MarketWatch, or for any interruptions in the availability of the MarketWatch service.

2.	Client must display the Content in the exact form in which it is received from FIS/Yodlee and MarketWatch (reasonable formatting changes are permitted) and must always maintain the editorial content.

3.
Client agrees to display, without alteration, any and all copyright notices, proprietary notices, credit line, date line, bylines, disclaimers, restrictions or other provider information contained in the Content. Where MarketWatch or Yodlee (either directly or through FIS) is creating and hosting Internet web pages containing the Content, Client shall display and link the MarketWatch registered service mark, logo and/or textual attribution and that of MarketWatch’s content providers when required, on all pages displaying such Content.

4.
Client shall not edit, alter, copy, license, sell, resell, transfer, create derivative works from, make available, disassemble, reverse engineer or otherwise redistribute the Content except as explicitly permitted in this Agreement.

8.    Information Security. Client shall adhere, in all material respects, to ISO 27002 standards or similar security standards (“Security Standards”).

(a)
Prior to launch of the PFM Services, Client shall provide FIS with one or more summaries of the results of current security audits performed by one or more reputable organizations capable of conducting e-commerce information security audits ("Security Audit Summaries") confirming Client's compliance with the Security Standards. FIS further reserves the right to conduct an on-site security audit and review of information concerning Client's security architecture, systems and procedures prior to the launch of the PFM Services. Such security audit shall be conducted during reasonable times, of reasonable duration and upon reasonable advance notice.

(b)
Upon FIS’s request, on an annual basis Client will provide updated copies of Security Audit Summaries. FIS further reserves the right to conduct annual on-site security audits and review of information concerning Client's security architecture, systems and procedures. Such audit shall be conducted during reasonable times, of reasonable duration and upon reasonable advance notice.

(c)
In the event of a security breach or other material cause for reasonable concern about security during the term of the Agreement, Client will immediately inform FIS, in writing, of the breach or cause for concern. FIS reserves the right to (i) immediately suspend the PFM Services until FIS has reasonably determined that the incident does not pose a security or reputational risk to FIS, and (ii) immediately conduct additional on-site security audits and reviews of information concerning Client's security architecture, systems and procedures.

(d)
In connection with the above-described audit rights, Client shall provide reasonable access to information reasonably required by FIS, and will make personnel available to the extent reasonably necessary to answer questions or otherwise assist the other party in performing such audits. All information exchanged in connection with the audit activities described in this Exhibit, including but not limited to the Security Audit Summaries, shall be deemed to be the Confidential Information of the Disclosing Party.

9.    Yodlee Customer Care. Yodlee Customer Care (“YCC”) access is provided for the support of the Yodlee Service. The YCC tool allows for viewing of all the user’s accounts, the ability to view any user error messages and the ability to open a ticket with FIS Client Support. Client shall access and use YCC solely for Client’s internal use only in connection with providing End User support of the PFM Service.
10.    Agreements with End Users. Client will enter into an end user agreement with each End User of the PFM Services. Client shall cause each such agreement to include the terms set forth on Appendix 1.

APPENDIX 1
Personal Finance Manager User Agreement
Provide Accurate Information. You, the end user, agree to provide true, accurate, current and complete information about yourself and your accounts maintained at other web sites and you agree to not misrepresent your identity or your account information. You agree to keep your account information up to date and accurate.
Proprietary Rights. You are permitted to use content delivered to you through the service only on the service. You may not copy, reproduce, distribute, or create derivative works from this content. Further, you agree not to reverse engineer or reverse compile any of the service technology, including but not limited to, any Java applets associated with the service.
Content You Provide. You are licensing to Company and its service providers, including FIS and/or Yodlee, Inc. (“Yodlee”) — Company, FIS, and/or Yodlee may be collectively referred to in this Agreement as “we” or “us” — any information, data, passwords, materials or other content (collectively, “Content”) you provide through or to the service. We may use, modify, display, distribute and create new material using such Content to provide the service to you. By submitting Content, you automatically agree, and promise that the owner of such Content has expressly agreed that, without any particular time limit, and without the payment of any fees, we may use the Content for the purposes set out above. As among us, Company owns your confidential account information.
Third Party Accounts. By using the service, you authorize us to access third party Internet sites designated by you, on your behalf, to retrieve information requested by you, and to register for accounts requested by you. For all purposes hereof, you hereby grant us a limited power of attorney, and you hereby appoint us as your true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for you and in your name, place and stead, in any and all capacities, to access third party Internet sites, servers or documents, retrieve information, and use your information, all as described above, with the full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such activities, as fully to all intents and purposes as you might or could do in person. YOU ACKNOWLEDGE AND AGREE THAT, WHEN WE ACCESS AND RETRIEVE INFORMATION FROM THIRD PARTY SITES, WE ARE ACTING AS YOUR AGENT, AND NOT THE AGENT OR ON BEHALF OF THE THIRD PARTY. You agree that third party account providers shall be entitled to rely on the foregoing authorization, agency and power of attorney granted by you. You understand and agree that the service is not endorsed or sponsored by any third party account providers accessible through the service.
DISCLAIMER OF WARRANTIES. YOU EXPRESSLY UNDERSTAND AND AGREE THAT:
YOUR USE OF THE SERVICE AND ALL INFORMATION, PRODUCTS AND OTHER CONTENT (INCLUDING THAT OF THIRD PARTIES) INCLUDED IN OR ACCESSIBLE FROM THE SERVICE IS AT YOUR SOLE RISK. THE SERVICE IS PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS. WE EXPRESSLY DISCLAIM ALL WARRANTIES OF ANY KIND AS TO THE SERVICE AND ALL INFORMATION, PRODUCTS AND OTHER CONTENT (INCLUDING THAT OF THIRD PARTIES) INCLUDED IN OR ACCESSIBLE FROM THE PFM SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.
WE MAKE NO WARRANTY THAT (i) THE PFM SERVICES WILL MEET YOUR REQUIREMENTS, (ii) THE PFM SERVICES WILL BE UNINTERRUPTED, TIMELY, SECURE, OR ERROR-FREE, (iii) THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE PFM SERVICES WILL BE ACCURATE OR RELIABLE, (iv) THE QUALITY OF ANY PRODUCTS, SERVICES, INFORMATION, OR OTHER MATERIAL PURCHASED OR OBTAINED BY YOU THROUGH THE SERVICE WILL MEET YOUR EXPECTATIONS, OR (V) ANY ERRORS IN THE TECHNOLOGY WILL BE CORRECTED.
ANY MATERIAL DOWNLOADED OR OTHERWISE OBTAINED THROUGH THE USE OF THE SERVICE IS DONE AT YOUR OWN DISCRETION AND RISK, AND YOU ARE SOLELY RESPONSIBLE FOR ANY DAMAGE TO YOUR COMPUTER SYSTEM OR LOSS OF DATA THAT RESULTS FROM THE DOWNLOAD OF ANY SUCH MATERIAL.
NO ADVICE OR INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED BY YOU FROM US THROUGH OR FROM THE SERVICE WILL CREATE ANY WARRANTY NOT EXPRESSLY STATED IN THESE TERMS.
LIMITATION OF LIABILITY. YOU AGREE THAT NONE OF US, NOR ANY OF OUR AFFILIATES, ACCOUNT PROVIDERS OR ANY OF THEIR AFFILIATES, WILL BE LIABLE FOR ANY HARMS, WHICH LAWYERS AND COURTS OFTEN CALL DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS, GOODWILL, USE, DATA OR OTHER INTANGIBLE LOSSES, EVEN IF COMPANY OR YODLEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, RESULTING FROM: (i) THE USE OR THE INABILITY TO USE THE SERVICE; (ii) THE COST OF GETTING SUBSTITUTE GOODS AND SERVICES, (iii) ANY PRODUCTS, DATA, INFORMATION OR SERVICES PURCHASED OR OBTAINED OR MESSAGES RECEIVED OR TRANSACTIONS ENTERED INTO, THROUGH, OR FROM THE SERVICE; (iv) UNAUTHORIZED ACCESS TO OR ALTERATION OF YOUR TRANSMISSIONS OR DATA; (v) STATEMENTS OR CONDUCT OF ANYONE ON THE SERVICE;

(vi) THE USE, INABILITY TO USE, UNAUTHORIZED USE, PERFORMANCE, OR NON-PERFORMANCE OF ANY THIRD-PARTY ACCOUNT PROVIDER SITE, EVEN IF THE PROVIDER HAS BEEN ADVISED PREVIOUSLY OF THE POSSIBILITY OF SUCH DAMAGES; OR (vii) ANY OTHER MATTER RELATING TO THE SERVICE.
Indemnification. You agree to protect and fully compensate us and our respective affiliates from any and all third party claims, liability, damages, expenses and costs (including, but not limited to, reasonable attorneys’ fees) caused by or arising from your use of the service, your violation of these terms or your infringement, or infringement by any other user of your account, of any intellectual property or other right of anyone.
You agree that Yodlee is a third party beneficiary of the above provisions, with all rights to enforce such provisions as if Yodlee were a party to this Agreement.

ELECTRONIC FUNDS TRANSFER SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California ("Client") engages FIS to provide the authorization, processing and settlement services and gateway and network services indicated in the pricing attachment (“Service(s)”) for debit card transactions (“Transactions”) that are initiated by customers of other financial institutions at Client’s automated teller machine terminals (“ATM”), Client’s customers (“Cardholders” or “Customers”) at Client’s ATMs (“On-Us ATM Transaction”) or another entity’s ATMs (“Foreign ATM Transaction”), and Cardholders at a merchant point-of-sale (“POS”) (such ATM and POS transactions are collectively referred to as “Transactions”).  The Services include, but are not limited to, routing and processing Transactions through FIS’s system (“System”) for clearing and settlement through electronic funds transfer network(s) (“EFT Network(s)”) owned by third parties such as VISA, MasterCard and Discover (“Association(s)”). The particular Cardholder accounts (“Accounts”) for which Transactions are to be processed in accordance with this Electronic Funds Transfer Services Addendum (“Addendum”) shall be identified by Client during the implementation process, and subsequently updated by Client from time to time during the term. “Card”, as used in this Addendum, means a plastic card or other access device issued by a financial institution for use at an ATM and/or a POS. This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    Services.
2.1     FIS agrees to provide the Services to Client in accordance with the terms of this Addendum and the Specifications. FIS will receive requests authorization (approval or decline) of Transactions from the EFT Networks. FIS shall approve or decline Transactions in response to such authorization requests upon Client’s instructions provided pursuant to one of the following methods: (i) a positive balance file provided by Client from which FIS will maintain a record of certain balance information and authorization limits for each Card, which is updated on a frequency defined by Client (usually daily) through a file transmission; (ii) a host to host authorization interface between the System and Client’s system, which provides for the routing of Foreign ATM Transaction requests at Client’s ATMs to the appropriate EFT Network for disposition as well as the routing of Foreign ATM Transactions to Client’s system for authorization; or (iii) a parameter file provided by Client which FIS will maintain and authorize Transactions based on limits defined by Client for a specified period of time. Regardless of the option chosen by Client, (i), (ii) or (iii), FIS will provide Client with a daily data file of Transactions that have been authorized (approved) in ACH format and the appropriate settlement reports.
2.2    FIS may establish, modify or substitute equipment, processing priorities, programs or procedures as reasonably necessary to accommodate processing demand for the System.
2.3    Client will provide FIS upon request any and all Data, instructions and materials (“Client Materials”) from time to time during the term of this Addendum as is required for FIS to perform the Service. Client will be solely responsible for creating, managing, reviewing and otherwise controlling Client Materials and, apart from the express obligations of FIS set out in this Addendum or the General Terms, shall be responsible for complying with any and all applicable laws, regulations and rules applicable to the use, and the method and manner of disclosure, thereof. Client agrees that FIS may store, disclose, and use the Client Materials provided to FIS by Client under this Addendum to the extent and only in such manner that such storage, disclosure, and use shall be for purposes of performing the obligations of FIS under this Addendum or for purposes permitted under federal, state, or local statutes, regulations, and requirements applicable to FIS.
2.4     FIS will prepare and electronically transmit documents, reports, statements and other output described in the Specifications (collectively, "Output"). Client may request an alternative delivery method and if mutually agreed by the parties in writing, FIS will deliver Output by the agreed upon delivery method and Client shall pay any associated fees. Client must: (i) review, verify and audit all Output; and (ii) balance all reports to verify accuracy. Client must reject incorrect Output: (a) within [**CONFIDENTIAL**] of receiving daily Output; (b) within [**CONFIDENTIAL**] of receiving annual, quarterly or monthly Output; and (c) within [**CONFIDENTIAL**] after receiving all other Output. FIS will correct any Output errors caused by FIS identified within these time frames at no charge. FIS will attempt to correct all other Output errors at Client’s expense. Client's sole remedy for an Output error is correction as described in this Subsection.
2.5     Client shall: (i) implement any patches, upgrades, enhancements or other safeguards necessary to protect the security and accuracy of Data and other input Client provides to FIS in connection with the Service; (ii) comply with all operating instructions provided by FIS from time to time, including those set forth in the Specifications, pertaining to the Service; (iii) provide any and all custom forms that it requires at its sole expense, subject to FIS’s reasonable approval of design and format; (iv) cooperate with FIS in the performance of the Service; (v) provide FIS with information, management decisions, regulatory interpretations and policy guidelines from time to time as are reasonably necessary for FIS to perform the Service; (vi) be responsible for all communication with and for the content of any instructions or other information given to its Customers, merchants and/or agents by Client and for the actions of such agents; (vii) notify FIS of any out-of-balance condition that Client believes to be, or reasonably should have believed to have been, caused by a failure of the Services, by midnight of the [**CONFIDENTIAL**] immediately following the day of Client’s receipt of the related information (any failure of Client to notify FIS of any out-of-balance condition within such time period waives Client’s right to an available adjustment). In the event of transactions exceeding the limit applicable to a Cardholder’s Card, caused by a party other than FIS, Client shall be liable for any Transaction responsible for such overdraft or negative balance.
2.6    Settlement. FIS may remit or receive funds for Client as Client’s third party payment processor. Client is solely responsible for fully reimbursing FIS for any and all funds remitted by FIS to EFT Networks, payees, or third parties in connection with the settlement of Transactions processed by FIS under this Addendum, whether or not Client is able to collect the amount of or related to Transactions from its Customers. FIS shall debit and/or credit the Settlement Account for amounts owed to FIS by Client for settlement hereunder. Client shall, upon FIS’s request, immediately pay to FIS any and all amounts for settlement that FIS is unable to collect from the Settlement Account for any reason. FIS will provide Client with daily settlement and accounting information, and Client agrees that Client is responsible for the daily maintenance and reconciliation of all accounting entries. Client agrees to compensate FIS for carrying any unfunded settlement using the then-published prime rate. FIS may terminate this Addendum in the event that settlement remains unfunded by Client for more than [**CONFIDENTIAL**].
2.7     Client shall be responsible for the timely resolution of errors or disputes and for providing any and all notifications that are required to Customers and persons accessing or using Client’s ATMs, in each case in accordance with applicable law, regulations and rules and the Operating Rules. Client will handle monetary entries to its Customer’s accounts and will establish and maintain a general ledger account for this purpose. FIS will serve only in an advisory capacity on error and dispute resolution, provided, however, that if Client retains FIS to perform error or dispute resolution services, then: (i) Client shall forward dispute claims to FIS; (ii) FIS shall review such claims for adjustment eligibility and process all such eligible claims; (iii) FIS shall obtain draft copies, enter adjustments, and make appropriate entries to the Settlement Account or such other account as designated by Client; (iv) FIS shall work with Client in connection with any adjustments, reversals or chargebacks to a Cardholder’s account; and (v) provided that FIS complies with all applicable Operating Rules related to adjustment, reversal or chargeback processing, Client shall be solely responsible for any and all losses, expenses and costs incurred through the disputed transaction process.
2.8     Client shall be solely responsible for (i) any Client specified reporting required by an Association or third party service provider and any fines or fees assessed with respect to such reporting, and (ii) dues, fees, assessments, penalties and other membership duties, obligations and costs of all EFT Networks to which Client participates in and/or requests access to; and (iii) complying with the operating rules, bylaws and requirements of all EFT Networks to which Client participates in and/or requests access to, as amended, supplemented and modified from time to time (the “Operating Rules”).
2.9     Client acknowledges that FIS’s ability to provide the Services under this Addendum is contingent upon Client obtaining financial institution sponsorship into the EFT Network(s) in which Client wishes to participate and receive or transmit Transactions from and through. As such, FIS will only provide Services hereunder with respect to those EFT Network(s) with whom Client has such sponsorship and for so long as Client maintains such sponsorship. Upon request, Client and/or its agents shall provide proof of such sponsorship to FIS by providing a copy of the executed agreement between Client and each EFT Network sponsor. Client shall indemnify and hold FIS harmless from any and all Losses incurred as a result of Client’s failure to comply with the applicable Law and the Operating Rules. Client authorizes FIS to comply with all Laws applicable to the Service, including any that pertain to the regulation and examination of Client, and shall pay FIS any fees associated with furnishing Data and/or Output to agencies or other bodies that regulate Client.
2.10     If Client purchases the “ATM Terminal Driving” Service, the following subsections apply:
2.10.1     All Transactions will be routed via the System for authorization, settlement, posting and reconciliation of Customer accounts. FIS shall process On-US ATM Transactions and Foreign ATM Transactions initiated at Client’s ATMs. Transactions will be processed and settled along with all interchange, surcharge, FIS fees and will be funded by Client each business day. All settlement reporting will be made available to Client daily.
2.10.2     If the ATM device allows, FIS will monitor Client’s ATMs [**CONFIDENTIAL**] for device, telecommunications network and transaction availability. In the event of an outage, FIS shall attempt to inform the appropriate party regarding the status of any device or telecommunications network in accordance with the Client directed call list and standard network operations protocol. Some ATM devices utilizing communications protocols such as dial-up or intermittent communication with the System may not be capable of [**CONFIDENTIAL**] monitoring, in which case FIS will monitor Client’s ATMs during such times as the device is connected to the System or upon receiving communications from the ATM.
2.10.3     Subject to the technical capabilities of an ATM, and based upon instructions provided by Client to FIS, the Services provided by FIS hereunder for ATMs shall provide standard transaction options for lOn-Us ATM Transactions and Foreign ATM Transactions. On-Us ATM Transactions and Foreign ATM Transactions may include, without limitation, loan payments, fast cash, withdrawals, deposits, and transfers. Screen displays may have multi-lingual options and present Client provided marketing messages, as the hardware allows. Any custom graphics shall be provided by Client at Client’s expense.
2.10.4     FIS will provide reports necessary for Client to balance ATM Transactions daily and provide other related management reports necessary to provide accurate and efficient ATM operation. Client agrees to balance reports to its general ledger daily and to notify FIS, in writing, within [**CONFIDENTIAL**] of any out-of-balance condition. FIS shall not be responsible for any settlement issues or deficiencies reported to FIS after the applicable EFT Network allotted time periods for adjustment.
2.10.5     The ATM Terminal Driving Service will be available twenty-four (24) hours per day, seven (7) days per week; provided, however, that FIS reserves the right to suspend availability of the ATM Terminal Driving Service for the purpose of maintenance or updating. The ATM Terminal Driving Service is deemed available when the System is able to process transactions. Any reprocessing required due to Client error shall be performed at Client’s expense.
2.11    If Client purchases the “Fraud Detection Services” Service, FIS shall provide Fraud Detection Services to Client in a standard environment, using its fraud detection platform. FIS will monitor Client’s transactions and use commercially reasonable efforts to identify potential fraudulent activity.
2.12     If Client purchases the “Card Production” Service, a separate Addendum to the Agreement is required for this Service.
2.13     If Client purchases the “Fraud Alert Management” Service, the following subsections apply
2.13.1     FIS shall provide Fraud Alert Management to Client and its Customers in either a standard or distributive environment. In a standard environment, using its neural network engine known as Falcon Fraud Manager™ (“Neural Network”), FIS will monitor Client’s transactions and use commercially reasonable efforts to identify potential fraudulent activity. In a distributive environment FIS’s sole obligation is to grant Client a non-transferable, non-exclusive right to use and access the Neural Network utilizing workstation components at Client’s location. Client will evaluate, manage, and take action with respect to potential fraudulent activity in accordance with the Specifications. Neural Network is a proprietary transaction account fraud detection system of Fair Isaac Corporation ("Fair Isaac"), which FIS has obtained the right to offer to its clients pursuant to an agreement with Fair Isaac.
2.13.2     Approximately [**CONFIDENTIAL**] following the Commencement Date, FIS will begin to develop individual profiles for each Cardholder’s Card, which development will take approximately [**CONFIDENTIAL**] (“Profiling Period”). At commencement of the Profiling Period, FIS shall provide Client with notice of the date that Fraud Alert Management will become operational (the "Activation Date"). PRIOR TO THE ACTIVATION DATE, POTENTIAL FRAUDULENT ACTIVITY WILL NOT BE ROUTED TO FIS’S FRAUD ALERT SPECIALISTS FOR REVIEW AND/OR ACTION.
2.13.3     When the Neural Network detects a potentially fraudulent transaction in the standard environment, FIS may decline the transaction, place a “hold” on the applicable card to prevent any further transactions, and/or promptly contact by telephone either the Customer or an individual designated by Client. Client hereby authorizes FIS to decline card transactions that appear suspicious in FIS’s sole discretion and to contact the Customer to confirm transaction activity as deemed appropriate in FIS’s sole discretion. In the distributive environment, the obligations set forth in this subsection are the sole responsibility of Client.
2.13.4     Fraud Alert Management will be available twenty-four (24) hours per day, seven (7) days per week; provided, however, that FIS reserves the right to suspend availability of the Fraud Alert Management Service for the purpose of maintenance or updating during “off-peak” hours. Although FIS will use commercially reasonable efforts to keep these periods of unavailability as short as reasonably possible, Client acknowledges that fraudulent transactions may occur during these periods and FIS shall have no liability for those transactions. FIS’s call center shall operate twenty-four (24) hours per day, seven (7) days per week, however FIS will only place outbound calls 7:00 a.m. to 9:00 p.m. Monday through Friday, and 8:00 a.m. to 9:00 p.m. Saturday and Sunday in the Client's local time zone.
2.13.5     Client agrees to use reasonable efforts to contact its Customers regarding potentially fraudulent cards or fraudulent use of a card and shall provide FIS with any information obtained from a Customer regarding such cards.
2.13.6     Only Cards issued by Client and processed by FIS are eligible for Fraud Alert Management.
2.13.7     Client understands that the Fraud Alert Management Service is intended to detect and prevent potential fraudulent card activity. However, Client acknowledges that (i) no fraud detection tool is one hundred percent accurate, (ii) it is likely that some fraudulent transactions will go undetected by the Neural Network or other mechanisms and may not be declined, and (iii) some non-fraudulent transactions may be declined because of the detection of potentially fraudulent activity.
2.13.8     FIS’s obligation to provide Fraud Alert Management shall be contingent upon Client’s compliance with the following: (i) Client will use its commercially reasonable efforts to keep current on FIS’s database all information regarding

Customers, including, but not limited to, each Customer’s date of birth, telephone numbers, address and Social Security number; (ii) Client shall participate in periodic confidential surveys deemed necessary by FIS or Fair Isaac to assess the Fraud Alert Management's performance; (iii) Client acknowledges and agrees that the parameters for operation of the Neural Network system in the standard environment shall be determined from time to time by FIS and Fair Isaac, as applicable, to attempt to improve the performance of Fraud Alert Management, in their sole discretion. In the distributive environment FIS will provide ranges of parameters for general operation of the Neural Network but Client will be solely responsible for designating its applicable parameters for operation. Examples of such parameters include, without limitation, minimum Falcon scores required to trigger an inquiry and prerequisites to a decision to block a card or initiate cardholder or Client contact; and (iv) the then current Fraud Alert Management operating procedures issued by FIS.
2.13.9     “Real-Time Rules” are rules applicable to the scoring mode (as described in the operating procedures). In the standard environment, Real-Time Rules are solely established by FIS. In the distributive environment, Client will provide FIS with the Real-Time Rules applicable to the operation of Fraud Alert Management. FIS has the right to reject any Real-Time Rule it deems potentially adverse to any Association standard or the performance of Fraud Alert Management.
2.13.10     FIS disclaims all liability to Client for, and Client shall indemnify and hold FIS harmless from, any and all Losses arising in connection with any of the following: (i) any occurrence of fraud in connection with a Card (unless Client elects the FIS Secured Services); (ii) the application of a low risk score when a transaction was actually fraudulent; (iii) the application of a high risk score which results in blocking use of a Card which is not involved in fraudulent activity; (iv) any failure by FIS to decline a fraudulent transaction or to notify Client or Customer of a fraudulent transaction; (v) any decline of a non-fraudulent transaction; (vi) a Customer’s inability to use his or her Card due to FIS placing a restriction on a card which FIS determines to be potentially fraudulent; and (vii) Neural Network system downtime for maintenance, enhancements, upgrades, and similar activities.
2.14 If Client purchases the “3-D Secure” Service, the following subsections apply
2.14.1     FIS shall provide secure internet servers and web pages that allow Customer authentication and Customer enrollment functions compatible with Verified by VISA and MasterCard Secure Code specifications. FIS shall follow procedures and time schedules it deems appropriate to timely provide Client’s Customers who have been enrolled by Client pursuant to an FIS approved written enrollment agreement with access to the Service via the Internet. Client shall be responsible for providing all appropriate privacy or other notices to Customers regarding FIS’s access to Data. FIS shall provide Customers with electronic access to card transaction histories in accordance with the Specifications.
2.14.2     The 3-D Secure Service will be available twenty-four (24) hours per day, seven (7) days per week; provided, however, that FIS reserves the right to suspend availability of the 3-D Secure Service for the purpose of maintenance or updating. Although FIS will use commercially reasonable efforts to keep these periods of unavailability as short as reasonably possible, Client acknowledges that 3-D Secure transactions may occur without protection during these time periods and FIS shall have no liability for those transactions.
2.14.3     Only debit Cards issued by Client and processed by FIS are eligible for the 3-D Secure Service.
2.14.4     Client will use FIS only for technical support in using the 3-D Secure Service system. Client shall be solely responsible for providing assistance to Customers.
2.14.5     FIS’s obligation to provide the 3-D Secure Service shall be contingent upon Client’s compliance with the following: (a) Client will use its best efforts to keep Customer address information current on FIS’s database. This information is used during the Customer enrollment process. Incorrect or missing address data may cause the Customer to be unable to enroll; (b) Client will assign the function of “Issuer Administrator” to a Client employee. The “Issuer Administrator” employee will be responsible for granting, denying, or modifying other Client employees (“CSR Administrators”) access and privileges to the 3-D Secure administrative website; and (c) CSR Administrators shall be assigned to one or more other Client employees. The CSR Administrator shall have all system access to research problems, reset Customer passwords, pull reports, and other general first line customer service functions to a Customer. Client shall have sole responsibility for all Losses resulting from, arising out of, or incurred in connection with compliance by FIS or its affiliates with Client or Customer specifications or instructions, information accessed or transactions effected with a lost, stolen, counterfeit or misused access code or identification number and any payment initiated by a Customer which is not completed due to lack of funds.
2.14.6     FIS disclaims all liability to Client for, and Client shall indemnify and hold FIS harmless from, any and all Losses arising in connection with any of the following: (i) any occurrence of fraud in connection with a debit card and a 3-D Secure password; (ii) any reimbursement through the Secure Services (if Client has contracted for the Secure Services) for fraud in connection with a debit card and a 3-D Secure password; (iii) Customer transaction(s) not being completed due to Customer choosing not to enroll in 3-D Secure at the time of the transaction(s); and (iv) Customer transaction(s) being denied due to Customer data being invalid on the Customer record in FIS’s database.
3.    Intentionally Omitted.

4.    Termination. In addition to the termination rights set forth in the General Terms, FIS may terminate this Addendum if Client’s license from or membership in Visa, MasterCard or other required payment card issuing organization(s) terminates for any reason.

FRAUD DETECTION AND IDENTITY SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California ("Client") engages FIS’s affiliate, Chex Systems, Inc., to provide the services indicated in the pricing attachment (“Service(s)”) in accordance with this Fraud Detection and Identity Services Addendum (“Addendum”). The Services described in this Addendum will be provided in accordance with the corresponding Specifications and as otherwise communicated to Client in writing from time to time. This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum. For purposes of this Addendum, references to “FIS” shall be deemed to include Chex Systems, Inc.
2.    Commencement. Client agrees to the following with respect to commencing any Service added under this Addendum after the Effective Date hereof:
2.1    If Client elects to add additional Services (such as, for example, adding one or more of the Services set forth on Attachment 1 hereto) under this Addendum, Client shall dedicate sufficient resources, including the assignment of adequate personnel, to commence the Service on the Commencement Date mutually agreed to by the parties pursuant to Section 2.1.1 of the General Terms.
2.2    Client shall timely deliver any Data or other information necessary to commence the Service in an electronic form and format approved by FIS. Client is solely responsible for timely procuring any information or cooperation required from its Customers and/or suppliers in order to commence the Service.
3.    Data.
3.1    Data Usage.
3.1.1    Notwithstanding anything to the contrary in the Agreement, FIS may store, disclose, and use all consumer data provided by or on behalf of Client pursuant to this Addendum, including the Specifications (collectively, “Information”), provided that such storage, disclosure, and use is for purposes of performing FIS’s obligations under this Addendum or for purposes permitted under federal and state laws applicable to FIS, including but not limited to Title V, Subtitle A of the Gramm-Leach-Bliley Act, as amended (“GLBA”), and their implementing regulations.
3.1.2    Termination of this Addendum or any Service shall not require FIS to remove, return or cease to use any Information obtained from Client.
3.2    Data Security.
3.2.1    Client acknowledges and agrees that FIS is not a “third party processor” as that term is used in the General Terms. Accordingly, the last sentence of Section 9.2 (Confidentiality) of the General Terms shall not be applicable to FIS in the provision of the Services contemplated by this Addendum. In lieu of the last sentence of Section 9.2 of the General Terms, the following shall apply:

3.2.1.1	FIS shall promptly notify Client of any breach of FIS’s system or any portion thereof that results in unauthorized access to NPI obtained from Client.

3.2.1.2	Client shall promptly notify FIS of any unauthorized access to FIS Data (as defined below).

3.2.1.3
Any notifications provided pursuant to this Section shall include the relevant details of the unauthorized access and the remedial actions that FIS and/or Client may take to mitigate Losses resulting therefrom. In the event that a party experiences a breach of security or unauthorized access to NPI, that party shall have the right to take any action it deems necessary or appropriate to comply with applicable laws or to mitigate Losses that might result from such breach or unauthorized access, including, without limitation, the provision of notice to impacted consumers.

3.3    Data Accuracy. Client represents and warrants that: (i) to Client’s knowledge, after conducting any lawfully required due diligence, all Information provided by Client is true and complete in all material respects; and (ii) it shall not submit fictitious or test Data to FIS in a production environment.
4.    Services.
4.1    Client understands that the decisioning messages (e.g., pass/fail) sent by FIS through the Service are based solely upon the pre-defined business criteria applicable to consumer attributes provided by Client. Client acknowledges and agrees that FIS obtains certain of its data from third party sources (“External Suppliers”), which may or may not be completely thorough or accurate. As such, Client shall not rely on FIS for the accuracy or completeness of information supplied through the Services. Client acknowledges that all decisions made with respect to consumers are made solely by Client.
4.2    Client understands and acknowledges that the Services do not serve as positive identification of the consumer. If Client determines that the results of any Service are inaccurate, Client shall notify FIS of the potential inaccuracy and FIS will use commercially reasonable efforts to investigate and, if necessary, correct the inaccurate results.
4.3    Except as required to comply with Laws, or as otherwise set forth in the Specifications or this Addendum, Client hereby represents and warrants that it will not, either directly or indirectly, for itself or through any agent or third party: (i) compile, store, maintain or use the Services or data provided by FIS through the Services (“FIS Data”) to build its own database; or (ii) copy or otherwise reproduce the Services or FIS Data. Client shall be solely responsible for ensuring that the storage, delivery and transmission of FIS Data to permitted employees is done in a secure and confidential manner that complies with the Agreement. Client further represents and warrants that it will use FIS Data in accordance with all Laws. FIS designates all FIS Data, including all NPI contained therein, as its Confidential Information.
4.4    Client agrees to take appropriate measures to protect against the misuse of the Services. Client shall in all instances be the end user of the Services and shall not permit the Services to be used by any other entity. Client represents and warrants that it will request and use the FIS Data provided through the Services one (1) time for the specific transaction and certified purpose for which the FIS Data was requested (see Attachment 1).
4.5    Client acknowledges and agrees that FIS will only allow Client to access the Services if Client’s credentials provided in Attachment 2 (“Client Credentialing Form”) can be verified in accordance with FIS’s internal credentialing procedures. Client agrees to keep the information on the Client Credentialing Form current, and Client shall immediately notify FIS of any changes to the information on the Client Credentialing Form.
4.6    Client agrees to administer and control unique access account IDs and passwords, which IDs and passwords shall be deemed FIS’s Confidential Information. Client shall identify a security administrator who will coordinate with FIS, manage all account IDs and immediately notify FIS if any account ID becomes inactive, invalid or otherwise may be terminated, reassigned or compromised. Client shall immediately notify FIS of any suspect or questionable activity regarding access to FIS Data and report any potential compromise of Client’s systems that may expose FIS or any FIS Data to security vulnerabilities. Client agrees to follow FIS’s policies and procedures with respect to account maintenance, as may be set forth in the Specifications or as otherwise communicated to Client in writing from time to time. Client further agrees to conduct quarter-annual quality control reviews to ensure all current users are appropriately authorized. Client shall promptly provide the results of such reviews to FIS upon request.
4.7    Client shall not allow access to the Service from Internet Protocol addresses located outside of the United States and its territories.
4.8    If FIS reasonably and in good faith determines that Client has breached any provision of this Addendum that pertains to credentialing or the access, use, storage or disclosure of FIS Data, FIS may, upon [**CONFIDENTIAL**] notice (unless a shorter notification period is required in order for FIS to maintain its compliance obligations), suspend Client’s access to the affected Service until such time as Client remedies the breach to FIS’s reasonable satisfaction. If Client fails to cure the breach to FIS’s reasonable satisfaction within [**CONFIDENTIAL**], or if Client has previously breached any of the access, use, storage, disclosure or credentialing provisions governing its use of the Service, then FIS shall be entitled to immediately terminate the affected Service. Client agrees to cooperate fully with any investigations into any potential misuse of the Services.
4.9    If a Service is ever inoperative or unavailable, Client’s sole and exclusive remedy, and FIS’s sole performance obligation, shall be the retransmission of the relevant FIS Data when the Service becomes operational again.
5.    Service Categories. Client may purchase one or more of the Services set forth on Attachment 1 to this Addendum at any time. If FIS provides such Service(s) to Client, Client shall pay FIS the fees set forth in the pricing attachment to the Agreement, if set forth therein, or FIS’s then-current fees for such Service(s), less any agreed upon pricing discounts, as applicable, set forth in the pricing attachment to the Agreement.
5.1    If, as indicated in the pricing attachment, Client purchases any “Fraud Detection and Identity Service” listed on Attachment 1, the following subsections apply:
5.1.1    Client acknowledges and agrees that the Services do not provide or constitute a “consumer report” or an “investigative consumer report” as those terms are used and defined in the federal Fair Credit Reporting Act (15 U.S.C. Section 1681, et seq.), as amended (“FCRA”) and that the Services and the accompanying FIS Data is not to be used for the purposes of a “consumer report” or an “investigative consumer report”. Client acknowledges that certain FIS Data provided through the Services is based on publicly available information. Client further acknowledges the Services are an identification verification tool to be used by Client in conjunction with (and not to the exclusion or replacement of) Client’s own internal policies and procedures relating to identify verification. Client shall (i) not use the Services to grant or deny an account or to take any other adverse action (as defined in the FCRA) with respect to a consumer; and (ii) only use the Services in financial services markets located in the United States of America and its territories.
5.1.2    Client acknowledges and agrees that some of the information contained in the Services is NPI and is regulated by the GLBA. Client shall not obtain and/or use FIS Data provided through the Services in any manner that would violate the Law. Client agrees to use FIS Data solely in accordance with the permissible use(s) that Client certifies to in Attachment 1. Client further acknowledges and agrees that it may be required to certify its permissible use of FIS Data at the time it requests such FIS Data. In addition, Client agrees it will recertify, in writing, its permissible use(s) of FIS Data upon request by FIS.
5.1.3    Client represents and warrants that it will obtain any consumer consents as may be required by Law prior to using the Services.
5.1.4    If Client elects to receive the “Alert Management System” functionality, in addition to the terms set forth in subsection 5.1, the following terms apply:
5.1.4.1 FIS will offer the Service to Client through a third-party service provider (“Third Party Service Provider”). Currently, ID Insight, Inc. serves as the Third Party Service Provider. Client acknowledges and agrees that FIS is not the provider of the Service, and Client shall, if required by FIS or the Third Party Service Provider, enter into a separate agreement for the Service directly with the Third Party Service Provider. By using the Service, Client agrees to the Terms and Conditions found in the Alert Management System.
5.1.4.2 FIS makes no warranties or representations of any kind regarding the correctness, accuracy, completeness, merchantability or fitness of the Service or any associated data, information or system. FIS has the right to modify the Service, at its sole discretion, at any time with or without notice, provided that the functionality of the Service is not materially harmed by that modification. Identification of specific brands or names of third-party service providers are not an obligation on the part of FIS to use any particular brand or third-party provider.
5.1.4.3 In addition to indemnification obligations set forth in the General Terms and this Addendum, Client shall indemnify, defend and hold harmless FIS, and its officers, employees, directors, agents, shareholders, in their individual capacities or otherwise from and against any and all Losses asserted by a third party that result from, relate to, arise out of, or are incurred in connection with (i) Client’s use of the Service; and (ii) Client’s failure to comply with the terms of any agreement that Client enters into with Third Party Service Provider.
5.1.4.4FIS may terminate the Service if FIS’s agreement to use any third-party software or service that comprises the Service expires or is terminated.
5.2    If, as indicated in the pricing attachment, Client purchases any “Identity Service” set forth on Attachment 1, the following subsections apply:
5.2.1    FIS may, at any time, impose additional terms of use regarding these Services. These additional terms of use may be the result of a modification in FIS policy, a modification of an agreement between FIS and an External Supplier, a modification in industry standards, or a change in applicable law or regulation. Upon written notification by FIS, Client agrees to comply with such additional terms of use. If Client cannot or refuses to comply with any additional terms of use, then FIS may terminate or modify the affected Service. In the event that the Service is terminated, Client shall be required to certify in writing that all FIS Data provided through the Service has either been returned to FIS or destroyed in accordance with the Agreement.
5.2.2    Notwithstanding anything to the contrary in the Agreement, neither FIS nor any External Supplier shall be liable to Client or to any person claiming through Client or to whom Client may have provided these Services or related FIS Data for any Losses arising out of or caused in whole or in part by External Suppliers’ negligent acts or omissions in procuring, compiling, collecting, interpreting, reporting, communicating, or delivering these Services or related FIS Data. Client acknowledges that every business decision involves assumption of a risk, and that neither FIS nor any External Supplier underwrites that risk in any manner whatsoever. If, notwithstanding the foregoing, Losses are incurred by FIS or an External Supplier, Client agrees that FIS’s and/or External Suppliers’ aggregate liability for any and all Losses arising out of any act or omission of External Suppliers in connection with these Services or related FIS Data, regardless of the cause of the loss or injury (including negligence) and regardless of the nature of the legal or equitable right claimed to have been violated, shall never exceed the amount of fee(s) paid for the FIS Data to which a given claim relates, and Client covenants and promises that it will not sue FIS and/or any External Supplier for an amount greater than such sum, even if FIS and/or External Suppliers were advised of the possibility of such damages, and Client will not seek punitive, special, indirect or similar damages in any suit against FIS and/or any External Supplier, all in consideration of Client’s receipt of the FIS Data at the rates charged by FIS hereunder, which are priced to reflect the waivers and disclaimers contained herein.

5.2.3    Client acknowledges and agrees that (i) there is no partnership or joint venture between FIS and any External Supplier; (ii) there shall not be any joint nor several obligations or liabilities undertaken amongst, between, or on behalf of FIS and any External Supplier; (iii) FIS and the External Suppliers do not expressly or impliedly agree to be responsible or liable for the acts and omissions of one another; and (iv) FIS and the External Suppliers do not warrant the services provided by one another.
5.3    If, as indicated in the pricing attachment, Client purchases any “Driver’s License Service” set forth on Attachment 1, the following subsections apply:
5.3.1    The Services and related FIS Data shall be requested for the exclusive use of Client, maintained by Client as Confidential Information and disclosed only to Client’s employees whose duties reasonably relate to the permissible use (see Attachment 1) for which the FIS Data was requested. Client will not use FIS Data for personal or non-business reasons. Client shall not use the FIS Data provided through the Services to create or update a file for its own source of driving history records or other motor vehicle data.
5.3.2    Client agrees that each of its employees and/or agents that are granted access to FIS Data provided through the Services will be bound by confidentiality restrictions regarding the dissemination of such FIS Data. FIS shall have the right to verify compliance with this subsection 5.4 upon reasonable notice to Client.
5.3.3    Client acknowledges that the Driver’s Privacy Protection Act (18 U.S.C. Section 2721 et seq.) (“DPPA”) and several similar state laws provide that any person who knowingly obtains or discloses DPPA governed information for any purpose not permitted by the DPPA, or who makes any false representations to obtain any such information, may be subject to civil and criminal penalties. Client acknowledges and agrees that the DPPA, and other similar Laws, apply to the Services.
5.4    If, as indicated in the pricing attachment, Client purchases the “Watch List Service” (f/k/a “OFAC Services”) set forth on Attachment 1, the following subsections apply:
5.4.1    Client acknowledges and agrees that the Service is intended to supplement, and not to replace, Client's existing compliance programs.
5.4.2    FIS makes no representation or warranty that the Service is sufficient to meet Client’s compliance requirements under any Law. As such, Client agrees that FIS shall not be liable for any failure on the part of Client to meet a legal or regulatory requirement.
5.5    If, as indicated in the pricing attachment, Client purchases the “Red Flag Checklist Service” set forth on Attachment 1, the following subsections apply:
5.5.1    Client shall not use the Service or FIS Data to grant or deny an account, nor shall Client take any other adverse action with respect to a consumer based upon the use of the Service or related FIS Data. Client acknowledges and agrees that the Service is intended to supplement, and not to replace, Client's existing compliance programs.
5.5.2    FIS makes no representation or warranty that the Service is sufficient to meet the compliance requirements of Client under any Law, including, but not limited to, the guidelines and regulations established and prescribed pursuant to Section 615(e) of the FCRA, including but not limited to the Fair and Accurate Credit Transactions Act of 2003. As such, Client agrees that FIS shall not be liable for any failure on the part of Client to meet a legal or regulatory requirement.
5.6    FIS and Client agree that any non-standard professional or consulting services requested by Client in connection with the Services that are not already contemplated or included in any standard setup or maintenance fee shall be subject to the fees and additional terms set forth in a statement of work issued pursuant to this Addendum. Any such statement of work shall be incorporated into and made a part of this Addendum.
6.    Indemnification. The indemnification obligations set forth in this Addendum are in addition to the indemnification obligations set forth in the General Terms.
6.1    Client shall indemnify, defend and hold harmless FIS’s External Suppliers from and against any and all Losses that result from, relate to, arise out of, or are incurred in connection with (i) Client's use of a Service provided under this Addendum; or (ii) a breach of security or unauthorized access to NPI caused by Client.
6.2    In the event that Client uses a service provided by a third party in conjunction with a Service, Client shall execute all necessary agreements with the third party provider, and Client shall indemnify, defend and hold harmless FIS’s External Suppliers from and against any and all Losses that result from, relate to, arise out of, or are incurred in connection with (i) Client’s use of such third party services; or (ii) any agreement with the third party providing such service.
7.    Training. FIS will provide Client with its initial standard training regarding the use and operation of the Service. If requested by Client, additional training may be provided at FIS’s then-current rates.

8.    Audit. In addition to the audit rights set forth in the General Terms, FIS shall be entitled to request information regarding specific transactions and inquiries made by Client using the Services. Client shall promptly respond to any such requests. Client acknowledges and agrees that in order to ensure compliance with applicable laws, regulations or rules, regulatory agency requirements and/or FIS’s obligations under its agreements with its External Suppliers, FIS and/or its External Suppliers shall have [**CONFIDENTIAL**] after the termination or expiration of this Addendum to conduct the audits contemplated by the Agreement.
9.    Termination. In addition to the termination rights set forth in this Addendum and the General Terms, FIS may immediately terminate a Service if FIS reasonably determines that (i) any law, regulation, consent decree or government regulatory agency opinion would jeopardize the continuing legality of the Service; or (ii) Client is not in compliance with, or causes FIS, an External Supplier or any third party not to be in compliance with applicable Law.

IBS BUSINESS INTELLIGENCE SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California ("Client") engages FIS to provide access to and use of the business intelligence services indicated in the pricing attachment (the “Service(s)”) in accordance with the terms of this IBS Business Intelligence Services Addendum (this “Addendum”). This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    Definitions.
2.1    “Application Data Store” means the Client Data that is mapped, and downloaded from the processing application, and stored in an FIS relational database.
2.2    “IBS Business Intelligence” means the information support system developed by FIS to access key business information contained in the Dimensional Data Warehouse and/or Application Data Store, and includes the following tools: (i) Business Objects InfoView; (ii) Business Objects WebIntelligence; and/or (iii) Business Objects Desktop Intelligence.
2.3    “Business Objects Software” means the third party Business Objects software licensed by FIS to Client that enables Client to access the IBS Business Intelligence Data.
2.4    “Dimensional Data Warehouse” means the Client Data that is translated, mapped, summarized and downloaded from the processing application and stored in a dimensional database.
3.    Services.
3.1    Using the Business Objects Software, Client may access the Application Data Store and the Dimensional Data Warehouse to create reports based on criteria determined by Client. FIS will perform the Service in accordance with the service levels set forth in the Service Level Schedule attached to the Agreement.
3.2 FIS will, from time to time, add or change data fields in the Dimensional Data Warehouse or Application Data Store. Client is responsible for updating its reports to account for any such changes.
4.    Business Objects Software.
4.1    Each Business Objects Software license granted to Client pursuant to the Software License and Maintenance Addendum to the Agreement shall be a named user license, which license shall remain in effect for only so long as Client uses the Service. Client shall use the Business Objects Software only in a productive mode and for the number and types of users specified in the pricing attachment.
4.2    The Business Objects InfoView and WebIntelligence Software (and all future iterations of the thereof) will reside on equipment located at a FIS facility. The Business Objects Desktop Intelligence Software (and all future iterations thereof) will reside on equipment located at Client’s facility and will be operated by Client. Subject to Section 2.7 of the General Terms, FIS may, at any time and in its sole discretion, upgrade the Business Objects Software, provided, however, that with respect to such Business Objects Software upgrade, Client may incur additional fees as a result of such upgrade.
4.3    Client shall not (a) directly or indirectly export the Business Objects Software outside the United States of America, or (b) use the Business Objects Software for any purpose other than to access the IBS Business Intelligence Service.
4.4    FIS’s third party suppliers of the Business Objects Software shall not be liable for any indirect, incidental, consequential, special, delay or punitive damages whatsoever (including but not limited to, damages for loss of business profits or revenue, business interruption, loss of information, or other pecuniary loss), even if FIS or its third party suppliers were advised of the possibility of such damages.
4.5    Sections 10 (Warranty) and 14 (Source Code Escrow) of the Software License and Maintenance Addendum shall not apply to the Business Objects Software.
4.6    Maintenance and Support.
4.6.1    FIS shall have no obligation to provide Maintenance (as defined in the Software License and Maintenance Addendum ) on or for the Business Objects Software; provided, however, FIS will make Releases (as defined in the Software License and Maintenance Addendum ) available to Client at FIS’s sole discretion.
4.6.2    FIS shall provide support for the Business Object Software consisting of telephone access to a program control center that will receive reports of Defects from 7:00 am to 5:00 pm PT and as set forth in the attached Exhibit A. While

FIS is not responsible for, or obligated to correct, Defects in the Business Objects Software, FIS agrees to use commercially reasonable efforts to attempt to correct any Defects and if unable to do so itself, will notify the appropriate third-party provider of the Business Objects Software of the Defect for correction thereof.

EXHIBIT A – SUPPORT SERVICES
1.    Client may designate up to [**CONFIDENTIAL**] main support contacts to act as key contacts for support. Designed support contacts must be trained Business Objects users and are the only individuals permitted to call support-related issues into FIS.
2.    Client’s designated support contacts shall:

(a)	Act as single point of contact. All internal problems and issues should be funneled through the main contacts so duplicate tickets are not recorded.

(b)	Serve as a contact liaison between FIS and Client’s end users.

(c)	Gather necessary documentation prior to calling FIS.

(d)	Gather necessary documentation for defect resolution and enhancement requests.

(e)	Identify product usage and educational trends that need to be addressed.

(f)	Coordinate end-user training, including organizing, preparing, and conducting end-user and train-the-trainer activities.

(g)	Coordinate the delivery of any internal documentation.

(h)	Coordinate installation of new software releases, if necessary, and ensure any required testing is performed in a timely manner.

(i)	determine if policy, and procedural, changes are required within Client’s organization.
3.    Designated contacts within Client’s organization may contact FIS for all Service related questions. All Client inquiries must be routed through the designated main contacts. The designated contacts should attempt to research and resolve inquiries before FIS is contacted and should contact FIS only if the inquiry cannot be resolved internally.
4.    Client receives the first [**CONFIDENTIAL**] of support services at no charge. If Client exceeds [**CONFIDENTIAL**], an incremental charge will be assessed. The minimum time charged for a support call is [**CONFIDENTIAL**]. Service support hours do not carry over from month to month. If it is determined that the issue raised by Client is caused by a Defect, Client shall not be charged.
5.    End user maintenance for named users of the Business Objects Software must be handled through FIS, including adding, deleting, or changing the security profile of Client’s end users. Changing the security profile may involve moving them to a different group or changing to different type of user. If Client has [**CONFIDENTIAL**] or less changes, a [**CONFIDENTIAL**] turnaround is guaranteed. If Client has more than [**CONFIDENTIAL**] changes, a [**CONFIDENTIAL**] turnaround is guaranteed. FIS will also endeavor to accommodate maintenance that needs to be expedited due to special circumstances (e.g., employee termination).

IBS CORE PROCESSING SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California ("Client") engages FIS to provide core processing services for deposit accounts, loan accounts, general ledger accounts (“Accounts”), customer information systems and the related services indicated in the pricing attachment (collectively, the "Service(s)"), using the IBS core processing system (the “System”) in accordance with the terms set forth in this IBS Core Processing Services Addendum (the “Addendum”), including, the Accounts currently being processed by FIS as of the Effective Date of the Agreement, the IBS PeopleSoft Financials General Ledger system and IBS Home Page application. This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    Intentionally Omitted.
3.    Services.
3.1    FIS will prepare and electronically transmit Output as described in the Specifications. Client must: (i) review, verify and audit all Output; and (ii) balance all reports to verify accuracy and master file information. Client must reject incorrect Output in accordance with the timeframes set forth in Section 11.2 of the General Terms. FIS will correct any Output errors caused by FIS that are identified within such time frames at no charge. FIS will attempt to correct all other Output errors at Client’s expense. Client's sole remedy for an Output error is correction as described in subsection 11.2 of the General Terms.
3.2    Client shall furnish any hardware, software, or other items necessary for Client to supply Data or process Output. FIS reserves the right to charge Client for any validation testing FIS deems reasonably necessary to verify that any changes to Client’s systems and processes are compatible with the Service. Client shall: (i) maintain all equipment in good working order in accordance with the Specifications and manufacturer's requirements, including providing adequate space for any circuit drops necessary to connect to the System; (ii) implement any patches, upgrades, enhancements or other safeguards necessary to protect the security and accuracy of Data and other input Client provides to FIS as part of the Service; (iii) provide all custom forms that it requires at its sole expense, subject to FIS’s reasonable approval of design and format; (iv) provide FIS with information, management decisions, regulatory interpretations and policy guidelines as reasonably required in order to perform the Service; and (v) be solely responsible for placing stop payments and holds on Accounts. Client assumes all risk and liability associated with its Accounts resulting from counterfeit, charged-back, or fraudulent transactions.
3.3    If Client purchases ACH Services, the following subsections apply:
3.3.1    FIS will (i) initiate and/or receive ACH debit and credit entries, and adjustments to debit entries and credit entries to Client's account, and (ii) credit and/or debit the same to such account. Client authorizes FIS to act as Client's third party processor for initiating, transmitting, and/or receiving ACH entries. If agreed to between Client and FIS, FIS shall provide for the posting of ACH entries to Client’s deposit accounts. FIS shall provide reports to Client showing errors and rejections resulting from ACH entries transmitted on behalf of Client during a particular day. It shall be Client's responsibility to review such reports and correct erroneous ACH entries.
3.3.2    FIS shall make reasonable efforts to deliver ACH entries to Client or to an ACH operator, as appropriate, prior to any applicable deadline for such delivery. FIS shall have no liability to Client as a result of any late delivery, except to the extent such late delivery is (i) caused by a breach by FIS or its employees, agents or contractors of the terms of the Agreement (including the Specifications) or the willful misconduct of FIS, and (ii) made more than [**CONFIDENTIAL**] after its scheduled deadline.
3.3.3    In providing the Service for Client, FIS acts as Client’s third-party service provider and is not itself an “Operator,” “Originator,” “ODFI,” or “RDFI” (as defined under National Automated Clearing House Association (NACHA) rules). Client shall be responsible for compliance with all applicable laws, rules, and regulations regarding Client's use of and/or access to the Service, including applicable rules and regulations of NACHA. In particular and as applicable, (i) Client will provide its depositors with all disclosures required under state and federal law and (ii) shall enter into an agreement with each party that will initiate ACH entries to accounts (an “Originator”) prior to permitting the Originator to initiate ACH entries. Client shall indemnify FIS from, defend FIS against, and hold FIS harmless from any and all loss, claim, or liability to any third party from Client’s breach of the foregoing obligations. Upon notification from Client of the occurrence of an error or omission with respect to an ACH entry, FIS shall promptly furnish corrected ACH entry(ies) to the applicable ACH Operator, unless the NACHA rules prohibit the processing of the correct ACH entry(ies). FIS's liability to Client for claims arising out of the Service performed by FIS pursuant to this Section 3.3 shall be limited to the processing of appropriate corrected ACH entry(ies).
3.4    If Client purchases Voice Response Unit Services, the following subsections apply:

3.4.1    FIS shall provide Client with a brand-able home banking product that provides Customers with access to account information via a Voice Response Unit (“VRU”) located at FIS. Customers will dial a toll-free number assigned specifically to Client. The VRU is shared by a number of FIS’s clients, however, Customers will hear Client’s customized messages and gain access to their account information.
3.4.2    The Service includes the following functionality: (i) Account balance information; (ii) debit and credit inquiries; (iii) current deposit and loan rates; (iv) transfers; (v) faxed back statements; (vi) deposit and loan PIN changes; (vii) interest information; (viii) loan payment information; (ix) loan payoff information; (x) mortgage Loan escrow information; (xi) line of credit information; (xii) request financial institution product information; (xiii) debit card activation; (xiv) debit card PIN changes, (xv) report lost/stolen debit cards; (xvi) debit card replacement; (xvii) PIN block on excessive retries, (xviii) forced PIN change; (xix) fund verification; (xx) CIS level PIN; (xxi) custom messages; and (xxii) account exclusion.
3.4.3    FIS shall provide Customers with telephone access to Account balances and up to the last [**CONFIDENTIAL**] transactions resident in the Data for each type of history request supported by the VRU.
3.4.4    Unless otherwise agreed by the parties in writing, Client shall be solely responsible for providing assistance to Customers regarding access and use of the Service. FIS shall provide support on business days from 8:00 a.m. to 5:00 p.m. CT. Technical support is available twenty-four (24) hours a day, seven (7) days per week.
3.4.5    Client (a) shall by solely responsible for granting access to the System, including establishing and maintaining PINs or other access information assigned to Customers, and (b) not offer, directly or indirectly, any product or service similar to the Service or allow any third party to use the Service without prior written consent from FIS.
3.5    If Client purchases Employee Fraud Detection Solution Services, the following subsections apply:
3.5.1    FIS shall provide the Employee Fraud Detection Solution in connection with Client’s use of core processing services provided by FIS on its IBS core processing system. The Employee Fraud Detection Solution is a hosted solution run in the IBS data center that designated Client employees will access using the browser based user-interfaced screens provided by FIS, and focuses on (i) employee policy violations, (ii) employee self-dealing, and (iii) theft of Client assets and data.
3.5.2    The Employee Fraud Detection Solution includes (i) rules-sets and best practices to detect suspicious employee behavior, (ii) profiling based analytics to identify suspicious employees, (iii) consolidated employee fraud alerts, (iv) integrated risk case management for investigation processes, queues, workflows and more, and (v) ‘natural language’ detection and research query tool (DART) limited to employee fraud research.
3.5.3    Client shall: (i) use the Employee Fraud Detection Solution solely for the purpose of employee fraud detection within Client’s organization; (ii) also subscribe to the Employee Activity Archive product offered by FIS, which requires separate documentation and which shall appear as a separate item on Client invoice; (iii) not disclose to any third party the results of benchmark tests run on the Employee Fraud Service; and (iv) not sell, lease, timeshare, or otherwise provide the Employee Fraud Detection Solution to any third party;
3.5.4    FIS disclaims all liability to Client for, and Client shall indemnify and hold FIS harmless from, any and all demands, claims, actions, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, arising from Client’s employees in connection with Client’s use of the Employee Fraud Detection Solution.
3.6    Client shall receive FIS’s Extended Account Analysis service, an account analysis solution used to support the commercial billing needs of Client (the “XAA Service”) in accordance with and subject to the requirements set forth in the Specifications, including, but not limited to hardware and software requirements, which are subject to change, from time to time as new operating systems, patches, and versions of Internet Explorer (IE) are released.Client is responsible for (a) setting pricing perimeters for the Service, and (b) elections made regarding third party service vendors to feed information to the Service as well as payment of related fees.
4.    Timeframes, Hours of Operation and Service Levels. A “Processing Day” shall mean any Monday through Saturday, excluding any holiday recognized by the U.S. Federal Reserve Bank (“Holiday”). Data processed in batch mode must be transmitted to FIS electronically no later than the cut-off time established by FIS for the applicable processing System. If Data is received prior to these times, FIS may process it immediately. If Data is received after the time limits, or it is delivered in an unapproved form, format or using an unapproved delivery method, FIS may, at its discretion: (i) delay processing; (ii) require Client to resubmit it; or (iii) correct the Data, process it and charge Client any associated fees. Any reprocessing required due to Client error shall be performed at Client’s expense. Client shall pay FIS’s then current fees for any processing performed on a Sunday or Holiday and may be charged for processing on a Saturday. FIS will use commercially reasonable efforts to achieve the service level standards set forth in the Service Level Schedule attached to the Agreement.

5.    Intentionally Omitted.
6.    Fees.
6.1    [**CONFIDENTIAL**] dollars ($[**CONFIDENTIAL**]) of the monthly prepaid amount set forth in the pricing attachment shall be debited by FIS from the FIS Payment Account in advance on the first day of each calendar month in which the Service is to be performed and the remaining amount of the monthly prepaid amount shall be invoiced to Client and payable within [**CONFIDENTIAL**] of the invoice being delivered or made available to Client pursuant to Section 7.2 of the General Terms.
6.2    Notwithstanding anything to the contrary contained herein or in the General Terms, in the event that the Federal Deposit Insurance Corporation ("FDIC") determines that Client is engaging in an unsafe or unsound banking practice, as defined at section 325.4 of the FDIC Rules and Regulations, 12 C.F.R. §325.4, by virtue of the fact that Client has an unacceptable ratio of Tier 1 capital to total assets, as those terms are defined in sections 325.2(v) and 325.2(x) of the FDIC Rules and Regulations, 12 C.F.R. §§ 325.2(t) and 325.2(v), otherwise determines that Client is not adequately capitalized, and/or issues a Capital Directive or other order directing Client to restore and maintain its Tier 1 or other capital to a particular level, then Client shall, upon FIS’s written request: (i) prepay for Services by remitting to FIS, on the first of each month, an amount equal to the average charges payable by Client to FIS during the previous three (3) months, and (ii) pay for all professional services provided by FIS for Client, or for the FDIC and related to Client, at the then-current FIS rate for such services.

IBS SALES AND SERVICES SUITE SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California (“Client”) engages FIS to provide the IBS account opening and/or servicing services indicated on the pricing attachment (the “Service(s)”) in accordance with this IBS Sales and Service Suite Services Addendum (the “Addendum”). This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    Services.
2.1    Client’s use of the hosted Software (the “Hosted Software”) in connection with its use of the Services is subject to the Software License and Maintenance Addendum. The Hosted Software is for use by Client only as part of the Services, and Client may not re-license or otherwise transfer the Hosted Software.
2.2    Client may request the creation of custom electronic forms using Data associated with the Deposit Origination and Service Request Management Services. In the event that the services of a third-party provider are employed in the creation of custom electronic forms, the third-party provider will provide FIS with an electronic version of the custom electronic form for integration into the Service. Additional fees may be incurred by Client for the development and integration of any custom electronic forms into the Service. FIS makes no warranties or representations of any kind regarding the correctness, accuracy, completeness, merchantability or fitness of any custom electronic form, or that any custom electronic form will comply with Law. FIS disclaims any and all Losses resulting from Client’s use of a custom electronic form.
2.3    Client acknowledges that FIS’s provision of Services hereunder may require Client to enter into certain agreement(s) with a third party, at such third party’s discretion.
2.4    Client shall maintain all equipment in good working order in accordance with the Specifications and manufacturer's requirements.
2.5    If Client purchases the IBS Deposit Origination Service, FIS shall provide the Hosted Software to permit Client to open deposit accounts and perform ancillary services for its Customers (e.g., debit card, check order, safe box setup and combined statement setup), and Client shall define the parameters applicable to the IBS Deposit Origination Service during the implementation process.
2.6    If Client purchases the IBS Contact Center Service, FIS shall provide (a) the Hosted Software to identify and authenticate callers, provide Customer and account information and wrap-up reason for the call, and (b) integration tools via FIS’s Connectware solution for computer telephony integration; provided, however, such integration shall be the responsibility of Client.
2.7    If Client purchases the IBS Service Request Management Service, FIS shall provide the Hosted Software to collect Customer or account information for purposes of providing Customer or account service or maintenance resulting from the request. Client shall define the parameters applicable to the IBS Service Request Management Service during the implementation process.
2.8    If Client purchases the IBS Sales Management Service, the following provisions apply: The IBS Sales Management Service allows access to and use of a web-enabled contact management system that permits Client to electronically capture Customer contact information in a manner that allows the information to be shared throughout Client’s operations for purposes of managing Customer service and sales opportunities. The Service includes a standard interface to the IBS core processing system.
3.    Problem Reporting and Resolution. Client shall appoint at least one (1) individual within its organization who is familiar with and who has access to all modifications, customizations or extensions to the Hosted Software. Such individual shall act as the primary contact for any support calls to FIS involving such modifications, customizations or extensions to the Hosted Software.

ITEM PROCESSING SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California (“Client”) engages FIS to provide the components of item processing services indicated in the pricing attachment (“Service(s)”) for check and other payment items delivered to FIS (each an “Item”) in accordance with this Item Processing Services Addendum (“Addendum”). This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    Services.
2.1    Client shall: (i) cooperate with FIS in its performance of the Service, and provide FIS with information, management decisions, regulatory interpretations and policy guidelines as reasonably required; (ii) transport all Items, records, and other Data between Client offices and the service center and pay any related costs; (iii) appoint FIS as its agent for purposes of receiving Items from and returning Items to clearing organizations; (iv) notify all appropriate third parties of such appointment and pay or reimburse FIS for any charges payable to such clearing organizations for, or required as a condition to, receiving or returning Items; and (v) provide FIS with a current contact list and escalation procedures to ensure that production problems and other issues requiring Client attention are addressed on a timely basis by the appropriate individual(s).
2.2    Client shall be solely responsible for: (i) verifying dates, signatures, amounts, authorizations, endorsements, payment notices, collection times, fees and charges imposed by Client on its Customers and other similar matters on all Items delivered to FIS; (ii) placing stop payments and holds on depository accounts maintained by Customers (“Accounts”); and (iii) determining the correctness of all magnetic ink inscribed or appearing on Items, regardless of by whom or when inscribed. Client shall provide all information reasonably required by FIS concerning accounts offered by Client to its Customers and internal Client general ledger accounts. Client will forward any “on-us” or imaged Items that are posted by or on behalf of Client directly to FIS without entering them into the clearing process.
2.3    If Client purchases the “Branch Capture Xpress” Service, the following subsections apply:
2.3.1    FIS shall follow such procedures and time schedules it deems appropriate to timely transmit checks imaged by Client (“Item Images”) at designated Client locations (“Client Locations”) in accordance with the Specifications.
2.3.2    Client shall be responsible for retransmitting or recapturing and retransmitting Item Images not received by FIS or received in a form and format not approved by FIS. Client shall utilize internal documents that will result in the system recognition read rates being in excess of [**CONFIDENTIAL**]. Client shall assist FIS in researching out-of-balance Items at each Client Location.
2.3.3    Client shall be solely responsible for providing capable technical resources to assist FIS with the installation of FIS-supplied hardware at each Client Location, providing a qualified individual for tier-one problem support for all Client Locations, and to work with the FIS support team to resolve issues as they arise. Client shall be solely responsible for maintaining its equipment.
2.3.4    FIS shall: (i) when contracted, acquire and install hardware and software at Client’s location(s); (ii) provide conversion services required to implement a mutually agreed upon number of Client branch locations for the fee set forth in the pricing attachment; (iii) process Client’s data and report processing results; (iv) receive Item Images from Client’s locations by the timeframe set forth in Exhibit A; (v) provide training; (vi) provide one (1) copy of user documentation; and (vii) provide support via telephone during FIS business hours. Charges for such services will be due and payable in accordance with the General Terms. Client and FIS will mutually agree upon a business design and implementation plan detailing responsibilities, accountabilities, tasks and timelines. If FIS is requested to perform maintenance or support at Client’s location, FIS will provide these services at its then-current programming hourly rate plus materials and any travel related expenses.
2.4    If Client purchases the “Image Interface Access” Service, the following subsections apply:
2.4.1    FIS shall follow such procedures and time schedules it deems appropriate to timely provide Client with access to the FIS image interface access system. This Service is designed to enable the access, retrieval, and transfer of a single Item Image from the FIS image archive to the Client’s internet banking application for presentation of a single Item Image per request.
2.4.2    Client shall have sole responsibility for user authentications, data encryption, firewall protection, and security management related to connecting and using the system and accessing the FIS image archive with network connectivity in accordance with the Specifications.
2.4.3    Client shall provide FIS the information necessary for the implementation and testing of the system, and shall grant FIS access to the data generated by the system for support purposes.

2.4.4    This Service will be available twenty-four (24) hours per day, seven (7) days per week; provided, however, that FIS reserves the right to suspend availability of this Service for the purpose of maintenance or updating the system. FIS will attempt to provide Client with at least [**CONFIDENTIAL**] prior notice of FIS’s maintenance on the system.
2.5    If Client purchases the “Forensic Signature Verification” Service, the following subsections apply:
2.5.1    FIS shall follow such procedures and time schedules it deems appropriate to timely provide Client access to and use of this Service.
2.5.2    Client shall provide the resources and specifications necessary to install, implement and test this Service, and install all FIS-provided enhancements and corrections in the manner instructed by FIS. Client shall also provide adequate resources to maintain the integrity of the database information. Client grants FIS access to data generated by this Service for support purposes. Client shall make its “pay-no-pay” Pay Decision by a mutually agreed upon time and shall restrict usage of this Service to its stated purpose. Client shall have sole responsibility for the update of Customers’ Accounts for any Items returned.
2.5.3    FIS shall: (i) provide Client with access to and use of this Service to assist Client in making Pay Decisions; (ii) process Client’s data utilizing this Service and report processing results to Client; (iii) provide training; (iv) provide one (1) copy of user documentation; and (v) provide support during FIS business hours.
2.6    If Client purchases the “Transaction Account Protection” Service, the following subsections apply:
2.6.1    FIS shall follow such procedures and time schedules it deems appropriate to timely provide this Service.
2.6.2    Client shall have sole responsibility for submitting an implementation and testing plan of the transaction account protection services. Client shall have sole responsibility for making timely return Item decisions as set forth in the Specifications (“Pay Decisions”). Client shall authorize FIS to return and qualify no-pay check Items in accordance with the Pay Decisions. Client shall have sole responsibility for returning any other electronic Items that are marked as “no-pay” and for the update of Customers’ Accounts for any Items returned whether checks or electronic transactions.
2.6.3    Client shall have sole responsibility and liability for payment of all Items, whether or not the Item passed the scrutiny of the system, and hold harmless FIS from any related claims and if applicable, be responsible for all liabilities associated with printing of substitute check Items associated with IRD Print.
2.6.4    FIS shall: (i) provide Client access to and the use of the Service to assist Client in making Pay Decisions; (ii) process Client’s Data utilizing the Service and report processing results to Client; (iii) provide training; (iv) provide one (1) copy of user documentation; and (v) provide support during FIS business hours.
2.7    If Client purchases the “Positive Pay” Service, the following subsections apply:
2.7.1    FIS shall follow such procedures and time schedules it deems appropriate to timely provide Client’s Customers with access to and use of this Service via the Internet.
2.7.2    Client shall grant FIS access to Data generated by this Service for support purposes and provide account information and other data required to activate this Service. Client shall provide the first line of support.
2.7.3    Client shall ensure that Customers transmit an issue file in the proper format and make Pay Decisions by a mutually agreed upon time. Client authorizes FIS to return and qualify no-pay Items contained in the “pay-no-pay” Pay Decision process, and agrees that if no “pay-no-pay” Pay Decisions are transmitted, FIS will use “pay-all” or “pay-none” as default settings.
2.7.4    FIS shall: (i) provide Client’s Customers with access to and use of this Service via the Internet; (ii) process Client’s Customers’ Data utilizing this Service and report processing results to Client and Customer; (iii) provide training; (iv) provide one (1) copy of user documentation; and (v) provide support during FIS business hours.
2.7.5    Client shall be responsible for updating account information on core processor for any Items marked “Return” by Client’s Customers.
2.8    If Client purchases the “Issueless Positive Pay” Service, then in addition to the terms in Section 2.7, the following subsections apply:
2.8.1    FIS shall: (i) process Customers’ data utilizing the MICR, payee, and ACH validation, account reconciliation, and/or remote check printing services as indicated in the pricing attachment and report the results to Client and applicable Customers; (ii) provide Client with a mechanism to print encrypted bar code on issued checks in lieu of or in addition to transmitting an issue file; (iii) process Customers’ data against ACH files provided by Client’s ACH provider and generate exceptions based on the parameters set by Client and/or Customers; and (iv) provide an ACH formatted file of ACH returns which Client may submit to its ACH provider.

2.8.2    Client shall: (i) provide Customers with a mechanism to print encrypted bar code in lieu of transmitting an issue file; (ii) require its ACH provider to send ACH files to FIS no later than [**CONFIDENTIAL**] and to accept ACH formatted return files from FIS after Customers complete decisioning of exception Items; and (iii) update Customer accounts with any ACH or check returned Items.
2.8.3    FIS shall not be liable for returning ACH Items sent to Client’s ACH provider.
2.9    If Client purchases the “TRIPS Automated Returns” Service, the following subsections apply:
2.9.1    FIS shall follow such procedures and time schedules it deems appropriate to timely provide Client with access to and use of this Service which is designed to provide efficiencies in back office exceptions and return processing, and includes the features described in this Subsection.
2.9.2    Client will be able to make chargeback or redeposit decisions on incoming return Items and incoming return image exchange Items. Special instructions defined by Client are stored and applied to exception Items.
2.9.3    Client may use this Service to: (i) generate advices that can be posted directly to Client’s core processing system via an interface; (ii) present a Return Item using RCK; (iii) view, report on and make chargeback or redeposit decisions on return Items, return image Items, and RCK Items; (iv) make decisions on exception Items, create and post G/L settlement entries, make Bank-of-First-Deposit determinations, create an electronic outgoing return cash letter, and create and post G/L settlement entries; (v) track and process “on-us” Items and foreign Items for collection; and (vi) enter, assign, and track research and adjustment requests initiated by Customers.
2.10    If Client purchases the “Image Incoming Returns” Service, the following subsections apply:
2.10.1 FIS shall follow such procedures and time schedules it deems appropriate to timely provide Client with access to and use of this Service which is designed to provide efficiencies in back office incoming returns processing, and includes the features described in this Subsection.
2.10.2    Client will be able to make chargeback or redeposit decisions on incoming return Items and incoming return image exchange Items. Client is responsible for making chargeback and redeposit decisions daily in order to post Client account information and redeposit decisioned transactions. Special instructions defined by Client are stored and applied to incoming return Items. Client is responsible for setting up special instructions so incoming items can be pre-decisioned according to Client’s requirements.
2.10.3    Client may use this Service to: (i) generate transactions that can be posted directly to Client’s core processing system via an interface; (ii) generate transactions to attempt to reclear an Item; (iii) generate chargeback notices; and (iv) generate service fees to be posted to Customer accounts.
2.11     If Client purchases the “Print and Render” Service, the following subsections apply:
2.11.1    Client shall communicate any changes or modifications to the statement cycle, permanent or temporary, to FIS at least [**CONFIDENTIAL**] in advance of the Statement Cycle date. “Business Days” exclude weekends and any holiday recognized by the U.S. Federal Reserve Bank.
2.11.2    Client shall transmit the monthly statement print files to FIS in a form and format and via networking and communication devices in accordance with the Specifications and if applicable, be responsible for all liabilities associated with printing of substitute check Items associated with IRD Print.
2.11.3    FIS shall: (i) process Client’s statements on a periodic basis upon receipt of Data that is delivered via input media and in data formats that meet FIS’s specifications and are in good condition; (ii) notify Client of any defective input media or data formats of which it is aware prior to processing by FIS; and (iii) supply statement paper and envelopes required for printing and mailing, as necessary.
2.11.4    Client shall: (i) ensure all input media and data formats meet FIS specifications and are in good condition; (ii) when applicable, pre-pay postage to FIS; (iii) pay for any special shipping, handling or mailing at FIS’s then current rate(s); (iv) notwithstanding the Service rendered pursuant to this Addendum, continue to satisfy any obligation to maintain records and/or duplicate copies of input data to mitigate against the possible loss of or damage to input data resulting from any cause; (v) have sole responsibility for all source information it provides to FIS and shall indemnify and hold harmless FIS against any and all liability, loss, damages, costs and expenses that FIS may incur, suffer or be required to pay by reason of the content or format of Client's source information or because of any error or omissions in such source information; (vi) upon termination by Client for any reason, pay FIS for all forms and envelopes in inventory purchased on behalf of Client (which forms and envelopes shall thereafter be delivered to Client); and (vii) comply with FIS’s reasonable instructions.
2.12    If Client purchases the “Endpoint Exchange Check Image Clearing Services” Service (“EEX Services”), the following subsections shall apply:

2.12.1    FIS may send and receive electronic images of Items through the EEX Services for Client to and from other financial institutions that participate in the EEX Services (“Participants”). When FIS sends Items for Client, Client is the “Sending Bank” and the Participant to which the Item is sent is the “Receiving Bank.” When FIS receives Items for Client, the Participant that sent the Item is the “Sending Bank” and Client is the “Receiving Bank.”
2.12.2    Client warrants that it is and shall, for the entire Term of this Agreement, be a member of the Electronic Check Clearing House Organization (“ECCHO”), and shall comply with and be bound by all rules and regulations of ECCHO, as supplemented by this Agreement and/or the EEX Rules, as applicable, with respect to all Items received by it from another member of ECCHO through the EEX Services or sent by it to other members of ECCHO through the EEX Services. FIS may terminate the EEX Services immediately if Client breaches this warranty.
2.12.3    Client warrants that it is and, for the entire Term of the Agreement, shall be a member of a clearing house (the “Settlement Clearing House”) designated and approved by FIS for purposes of paying and receiving funds in settlement of Items sent or received via the EEX Services and shall comply with all rules of such Settlement Clearing House. As of the Effective Date of this Agreement, the Settlement Clearing House is operated by Viewpointe Clearing, Settlement, & Association Services, L.L.C, FIS may change the designated Settlement Clearing House upon [**CONFIDENTIAL**] advance written notice to Participant. FIS may terminate the EEX Services immediately if Client breaches this warranty.
2.12.4    Client’s use of the EEX Services shall be subject to the rules published by Endpoint Exchange, LLC (the “EEX Rules”). The current EEX Rules are posted as Appendix U to the Viewpointe Settlement Clearing House Operating Rules. The EEX Rules may be amended by FIS by providing Client with [**CONFIDENTIAL**] advance written notice.
2.12.5    Client must designate an individual to be its primary contact for the EEX Services.
2.12.6     All settlement for Items sent or received by FIS for Client to or from other Participants using the EEX Services will be done by the settlement agent for the Settlement Clearing House (the “Settlement Agent”). FIS shall have no responsibility or liability to Client for the face amount of any Item sent or received by Client via the EEX Services. FIS sole responsibility with respect to settlement shall be to:

(a)	daily prepare settlement files reflecting amounts payable to and from Client that day and shall transmit the files to the Settlement Agent in accordance with the EEX Rules;

(b)	daily prepare reports reflecting Client activity for that day and make such reports available to Client.
Client agrees that its sole remedies and recourse with respect to the face amount any Items transmitted or received via the EEX Services shall be as set forth in the rules and regulations of ECCHO and/or the rules and regulations of the Settlement Clearing House. Client specifically acknowledges and agrees that FIS has no liability or obligation for settlement of any Items exchanged via the EEX Services and that Client shall rely on the Settlement Agent for settlement for any such amounts. In the event that FIS shall transmit erroneous settlement information to the Settlement Agent, FIS’s sole obligation, and Client’s sole remedy, shall be to prepare an accurate and corrected settlement file at no additional charge to Client.
2.12.7    FIS, on behalf of Client, may pass Items that are not drawn on a Participant to a Receiving Bank that has agreed to collect such Items and continue the forward collection process. Such Receiving Bank may, at its discretion: a) pass such Items to the designated paying bank or to another intermediate collecting financial institution, or b) create an Substitute Check from the Item and pass said Substitute Check to the designated paying bank or to another intermediate collecting financial institution. If the Receiving Bank creates a Substitute Check of the Item, it does so on behalf of Client and Client shall be the Reconverting Bank of the Substitute Check, and makes all warranties of the Reconverting Bank under the Check Clearing for the 21st Century Act. Unless another financial institution is identified as the Truncating Bank for the Item in information provided to FIS by Client relating to the Item, Client shall be identified as the Truncating Bank for the Item. In this Section 2.12.7, “Substitute Check”, “Reconverting Bank”, and “Truncating Bank” had the meanings defined for such terms under the Check Clearing in the 21st Century Act.
2.12.8    In the event that Client is a “Consolidator” or “Correspondent Receiver,” additional terms and conditions are set forth in the pricing attachment. “Consolidator” means a Participant that provides check item processing services to at least fifteen (15) financial institutions. “Correspondent Receiver” means a Participant that has designated itself to FIS as able to receive Items for and on behalf of other paying banks who are not Participants.
2.12.9    In the event that this Agreement or the EEX Services is terminated prior to expiration of the Term other than for FIS’s material breach (including a failure to comply with the Specifications) and failure to cure within the prescribed cure period, Client shall pay to FIS, as liquidated damages and not as a penalty, an amount equal to [**CONFIDENTIAL**] multiplied by Client’s Average Monthly Volume, multiplied by the number of full or partial months remaining between the date of termination and the last scheduled day of the Term. “Average Monthly Volume” means the average monthly number of Items sent and received by Client via the EEX Services during the preceding [**CONFIDENTIAL**], or the number of months since the first Item was sent or received for Client through the EEX Services, if less than [**CONFIDENTIAL**].

2.12.10    FIS has no responsibility for images or image files that are lost, destroyed or damaged during transmission through the EEX Services.
2.12.11Data Use.

(a)
Client authorizes FIS’s affiliate, Endpoint Exchange, LLC (“EEX”), to obtain information from its affiliates regarding accounts on which Items are drawn, and to use this information, if any, and information about Client’s returned Items and other negative file information for the sole purpose of creating a collectability score for an Item sent by Client through the EEX Services. The score will be intended to indicate the collectability of a particular Item. A Sending Bank will be permitted to use the score only for purposes of evaluating the collectability of that particular Item and for no other purpose, and will not be permitted to save the score or reuse it for other purposes. EEX may provide this score only to Sending Banks and only for the purpose of evaluating the collectability of an Item.

(b)	Client authorizes EEX to provide information about Client’s returned Items to affiliates of EEX for purposes of creating the “collectability score” and for no other purpose.
3.    Timeframes and Hours of Operation. Client shall timely provide inclearing, unencoded and pre-encoded Items to FIS each Business Day in accordance with the Specifications. FIS shall provide Client with the Service in accordance with the processing schedule and service levels set forth in Exhibits A and B, respectively.

EXHIBIT A
Processing Times

Requirement	Item	Time
Client Delivery	Over-the-Counter Items (Physical)	[**CONFIDENTIAL**]
	Inclearing Items (Physical)	[**CONFIDENTIAL**]
	Inclearing Items (early day memo post)	[**CONFIDENTIAL**]
	Over-the-Counter Items (Images)	[**CONFIDENTIAL**]
	Inclearing Items (Images)	[**CONFIDENTIAL**]

File Transmission	Over-the-Counter Transmission by FIS	[**CONFIDENTIAL**]
	Inclearing Transmission by FIS	[**CONFIDENTIAL**]
	Memo Posted Item File by FIS	[**CONFIDENTIAL**]
	Statement Print Text File Transmission(s) Completed by Client	[**CONFIDENTIAL**]
	Statement Reconciliation File Transmission(s) Completed by Client – Image Statement Only	[**CONFIDENTIAL**]
	Exception Item File Transmission Completed by Client	[**CONFIDENTIAL**]
	Return Item File Transmission by Client	[**CONFIDENTIAL**]
	Miscellaneous Print File Transmission(s) Completed by Client	[**CONFIDENTIAL**]
	Image Item Export Transmission by FIS	[**CONFIDENTIAL**]
	Image Cash Letter Transmission by FIS	[**CONFIDENTIAL**]

Same Day Settlement	Same Day Settlement Adjustments	[**CONFIDENTIAL**]
	Same Day Settlement Adjustments Documentation Available for Pick-Up by Client	[**CONFIDENTIAL**]
	Image Archive Available	[**CONFIDENTIAL**]

Return Items	Return Item Cash Letter Available for Pick-Up	[**CONFIDENTIAL**]
	Large Item Return Notifications	[**CONFIDENTIAL**]
	Large Item Return Notification Report Available for Pick-Up by Client	[**CONFIDENTIAL**]

Exception Items	Exception Items Available for Pickup by Client	[**CONFIDENTIAL**]

Print	Print Available for Pickup by Client	[**CONFIDENTIAL**]

Outgoing Cash Letter Availability	Physical Outgoing Cash Letters Available for pickup by Client	[**CONFIDENTIAL**]
Processing Times may be adjusted upon mutual agreement. The times shown are: (1) are displayed in military time; (2) based on a Business Day unless otherwise noted; and (3) stated in Pacific Time.

EXHIBIT B
Service Levels
[**CONFIDENTIAL**]

Item Images will remain on the local system until Client removes them. The length of time will depend upon the volume of Items and the storage capacity of the system.

MOBILE BANKING SERVICES ADDENDUM
3 MODE

1.    Introduction. BANK OF MARIN of Novato, California (“Client”) engages FIS to provide mobile banking services, indicated in the pricing attachment, (“Services(s)”) in short message service mode, browser mode and downloadable application mode (“Application Mode”) via the Internet or communications networks in accordance with this Mobile Banking Services Addendum (“Addendum”) to Client’s Customers for accounts (“Accounts”). This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    Commencement and Term.
2.1    At a mutually agreeable time following execution of this Addendum, FIS will conduct a kick-off meeting with Client personnel. The kick-off meeting will be in the form of a conference call and will last approximately one (1) hour. Client must have Internet access at its location during the kick-off meeting. During the kick-off meeting, the parties will discuss proposed timelines for project completion with agreed-upon due dates. Client is solely responsible for all communications equipment or services necessary for Client’s use of the Service in accordance with the Specifications. Client’s failure to timely provide and maintain such data communications equipment or services provide or to timely provide account information or configuration information, may result in Service failures and/or additional fees. If the Service is not in use by Client or Customers as of the Effective Date, the Commencement Date of the Service shall be earlier of: (i) the date upon which [**CONFIDENTIAL**] End Users have been enrolled in the Service, or (ii) the date upon which the Downloadable App Software (as such term is defined herein) is first publicly available in a mobile application distribution service.
2.2    Notwithstanding anything to the contrary in the Agreement, this Service under this Addendum shall remain in effect for a period of forty-eight (48) months from the Commencement Date (“Initial Term”). Upon expiration of the Initial Term, the Service shall automatically be renewed for successive twelve (12) months terms (each, a “Renewal Term”) unless terminated by either party in writing at least one hundred eighty (180) days prior to the expiration of the then-current Initial Term or Renewal Term.
3.    Data. Client shall, at its expense, be solely responsible for the transmission of any information, data, records or documents, including those relating to an End User (collectively, “Data”), necessary for FIS to perform the Service, provided however, that if FIS is providing core processing and/or internet banking services to Client, FIS shall provide account information for End Users to the Service. For purposes of this Addendum, an “End User(s)” shall mean Client’s Customers who are enrolled in the Service pursuant to this Addendum. Client hereby authorizes FIS to access Data to perform a Service. If Client directs FIS to disclose Data to a third party, Client shall be deemed to have provided FIS with written authorization to do so, and shall bear any risk of loss or liability associated with that disclosure. In addition, Client shall indemnify FIS and hold FIS harmless from any claims resulting from the third party’s access or use of that Data, and may, in its discretion, require the third party to enter into a written agreement with FIS governing disclosure of that Data.
4.    Services.
4.1    FIS shall provide End Users in the United States who have been enrolled by Client pursuant to a written enrollment agreement and related terms and conditions (“End User Terms and Conditions”) with access to the Service for review of account balances and limited transactions histories as reflected in Client Data timely provided to FIS by Client in accordance with the Specifications. The End User Terms and Conditions shall include terms and conditions required by FIS from time to time and the terms and conditions set forth in each of Exhibits A-1 and A-2. Any additional terms included by Client in the End User Terms and Conditions shall not conflict with or supersede the terms and conditions set forth in each of Exhibits A-1 and A-2. Client shall be responsible for providing all appropriate privacy or other notices to End Users regarding FIS’s access to Data. Client acknowledges that FIS may provide on a periodic basis Client’s name, the number of its End Users enrolled in the Service and similar information (excluding NPI) to its licensors or subcontractors for billing purposes.
4.2    FIS will host Client’s on-line registration page for mobile banking. Client acknowledges FIS’s provision of the Service hereunder necessitates certain agreements with third parties and Client hereby authorizes FIS to act as Client’s agent for the limited purpose of entering into, on Client’s behalf, if applicable, agreements necessary to register the domain name and the domain security key for Client’s on-line registration page for mobile banking and for having assigned a short code to Client. Client agrees that such on line registration page may contain identifications (e.g., name, logo or brand) of third-party providers of certain services and telephones and expressly authorizes such identifications so long as they are reasonable in size, presentation and frequency. FIS shall have the right, in its sole discretion, to exclude any offensive material or refuse access to the Service to any Customer.

4.3    Client shall (i) provide direct customer support to End Users; (ii) not use the Service to commit any illegal purpose or libelous act; (iii) not utilize the Service, Internet access when using the Service or FIS’s system or any other FIS equipment or materials in connection with the sending or generation of unsolicited electronic mail messages, also known as spam; (iv) not attempt to gain unauthorized access to FIS’s system or any other system or network operated by or on behalf of FIS; and (v) comply with all reasonable instructions issued by FIS from time to time.
4.4    Client shall not (i) rent, lease or otherwise permit third parties to use the Service or related software (other than End Users enrolled in the Service in accordance with Section 4.1); (ii) use the Service or related software to provide mobile access services to third parties; (iii) circumvent or disable any security or other technological features or measures of the Service or related software, (iv) use the Service or related software in violation of any third party’s rights; or (v) reverse engineer, modify, reproduce, or disassemble any proprietary software (including any component thereof).
4.5    Client acknowledges that the Service, their configuration and related software, and the know-how and trade secrets of FIS and/or its licensors related to the Service and related software, are the sole and exclusive property of FIS and/or its licensors, and contain confidential and proprietary materials of FIS and/or its licensors. Client shall have sole responsibility for all Losses (as defined in Section 4.11) resulting from, arising out of, or incurred in connection with compliance by FIS or its affiliates with Client or End User specifications or instructions, information accessed or transactions effected with a lost, stolen, counterfeit or misused access code, authenticating image, identification number or telephone and any transfer or instruction initiated by a End User which is not completed due to lack of funds. A wireless telecommunications network operator may from time to time require certain terms be in effect for the Service to be available through such operator’s network. In the event that such operator requires any terms (other than those contained in this Addendum), Client is deemed to accept such additional terms by having End Users enroll in or continue to use the Service with availability for the Service through such operator’s network. FIS may increase any pass-through fees (including, without limitation, fees for aggregator services, dedicated short code fees; and data transmission, and telecommunications expenses) as its cost for such items increases.
4.6    With respect to the Application Mode of the Service, the download software component of the Application Mode may be available for download and use by End Users enrolled in the Application Mode of the Service (“Downloadable APP Software”), and each software application that is part of such download component may be deployed to such End Users, only with respect to the wireless telecommunications network operators and mobile devices that are at the time available to be used with the Application Mode of the Service. Client shall be responsible to submit the Downloadable App Software to the applicable mobile application distribution service.
4.7    The Service may be used with a number of mobile devices provided through various network operators which devices and operators may change from time to time. Client acknowledges that due to device limitations, network constraints and other factors, the Service and the Downloadable APP Software may not run on or otherwise be compatible with all devices or operator networks. Client agrees to undertake the obligations described in Exhibit B.
4.8    Client shall comply with all rules, regulations or laws associated with its use of the Service, including those relating to usury, truth-in-lending, fair credit reporting, equal credit opportunity, automated clearing house transfers, networks, associations, telecommunications carriers, electronic funds transfer, privacy and direct marketing, regardless of whether Client uses any forms or other Material supplied by FIS. Client assumes all risk and liability associated with its Accounts, including any risk of counterfeit, charged-back and fraudulent transactions. Client authorizes FIS to comply with all laws applicable to the Service, including any that pertain to the regulation and examination of Client, and shall pay FIS any fees associated with furnishing Data and/or Output to agencies or other bodies that regulate Client.
4.9    FIS shall have the right to include Client’s name in a general listing of users of its products and services. In connection with the launch of the Service and otherwise during the term, Client shall conduct a commercially reasonable marketing program to market the Service to End Users and prospective end users. This marketing program shall begin on the Commencement Date for the Service unless otherwise agreed by FIS. FIS will provide Client with a basic marketing package containing electronic versions of standard marketing materials. Upon Client’s request, FIS will also provide at FIS’s then current rates (i) customized marketing materials, in-branch displays, and deposit account statement inserts; and (ii) for sites hosted by FIS, web site related materials such as banner ads and splash pages (“Additional Marketing Items”). Client also agrees that during the implementation process for the Service and prior to the Commencement Date the online enrollment link for the Service shall be enabled with the online enrollment used for the internet banking product or service offered by Client to potential end users so that the potential end user may enroll for the internet banking product or service and for the Service at the same time. Such online enrollment link for the Service shall remain enabled for so long as this Addendum remains in effect. If Client requests Additional Marketing Items, Client agrees to provide its logo and other information requested by FIS for use in the Additional Marketing Items and cooperate with the customization, editing and proofing of all such Additional Marketing Items.

4.10    As a convenience, FIS may provide Client with sample forms, notices, procedures, scripts, disclosures, instructions, marketing materials or other similar information (collectively, “Materials”). Client shall have a license to use those Materials solely for its own internal benefit during the term of this Addendum and solely in a manner that is consistent with this Addendum and the Specifications. Client’s license to use the Materials shall expire immediately upon termination of this Addendum. Client is responsible for use of Materials and bears sole liability for any such use.
4.11    Under no circumstances shall FIS have any liability for any defect, losses, claims, demands, penalties, actions, causes of action, suits, obligations, liabilities, damages, delays, costs or expenses, including reasonable attorney's fees, (collectively "Losses") caused, directly or indirectly, in whole or in part, by: (i) Client; (ii) a third party; (iii) abuse, misuse, alteration or use that is inconsistent with this Addendum or the Specifications; (iv) incorrect or incomplete Data used or made available by Client or End User; (v) software, hardware or systems not supplied by FIS; (vi) Internet service providers or telecommunication carriers or operators; or (vii) any other failure not directly attributable to FIS.
4.12    FIS shall have no obligation with respect to any defect, or Losses (as defined in Section 4.11 above) related thereto, unless: (a) Client provides a written description of the defect to FIS within [**CONFIDENTIAL**] of the first occurrence thereof; (b) Client reasonably assists FIS in the diagnosis and correction of the cause of the defect; (c) Client performs diagnostic and remedial actions reasonably requested by FIS; and (d) FIS is able to reproduce the defect on/in its machine, system or environment, after using commercially reasonable efforts to do so, and with Client’s assistance under subsection (b), when reproduction of the defect is necessary for FIS to diagnose and correct the defect. In the event an error or irregularity in a Service was not caused by FIS, then Client shall pay FIS its then current rates for diagnosing the cause.
4.13    If Client purchases mAnalytics, the mAnalytics License Agreement set forth in Exhibit C shall apply to mAnalytics.
5.    Indemnification. In addition to any other indemnification requirements provided in the General Terms, with respect to the Service provided under this Addendum, Client shall indemnify, defend, and hold harmless FIS and its officers, employees, directors, affiliates, agents and shareholders, in their individual capacities or otherwise, from and against any and all Losses resulting from, arising out of, or incurred in connection with: (i) any claim brought by a third party, including, without limitation, End Users, based on or arising out of the Services or Content (as defined in Exhibit B), including, without limitation, any End User’s claim for economic loss or other damages; (ii) Client’s or End User’s misuse of a Service or Materials; (iii) FIS’s or FIS’s Affiliates’ compliance with specifications or instructions of Client or any End User; (iv) transactions effected with a lost, stolen, counterfeit or misused access code, authenticating image, identification number or telephone; (v) any transfer or instruction initiated by an End User which is not completed due to lack of funds in the End User’s account; and (vi) FIS’s or FIS’s Affiliates’ use of Data supplied by Client or any End User and of trademarks, copyrights or other intellectual property supplied by Client or End User. To the extent any conflicting provisions of this Section and the General Terms exist with respect to indemnification, the provisions of this Section expressly supersede any such provisions of the General Terms.
6.    Compliance.
6.1    Client shall be solely responsible for: (i) any disclosure to its End Users and the terms and conditions for each Client product or service made available through the Service; (ii) determining the authority of any person accessing a Client product or service; (iii) preparing, maintaining, and monitoring compliance and verifiable documentation with respect to the foregoing; and (iv) compliance with applicable Laws, regardless of any advice or Materials provided by FIS.
6.2    Client shall promptly notify FIS of any modifications to the Service it believes are required by applicable Law. FIS may modify the Service as it deems necessary or desirable to comply with such Laws and add new features or capabilities. FIS will be entitled to charge additional fees for any new or enhanced capability or feature.
7.    Training. FIS will provide Client with FIS’s web-based initial training for the Service. Additional training may be provided at FIS’s then current rates, if requested by Client less any agreed upon pricing discounts, as applicable, set forth in the pricing attachment to the Agreement. Client will have at least two (2) employees complete such training and be certified by FIS in the Service prior to the Commencement Date. Client shall be solely responsible for training its employees and representatives to use the Service and comply with applicable Laws, as well as the procedures set forth in the Specifications or any manual or other literature provided to Client by FIS.
8.    Termination. In addition to the termination rights set forth in the General Terms, FIS may terminate this Addendum in the event that FIS’s agreement with a licensor or provider expires or is terminated.

EXHIBIT A-1
TO MOBILE BANKING SERVICES ADDENDUM
Terms and Conditions Template: [Name of Financial Institution]
Thank you for using [Name of Financial Institution] Mobile Banking combined with your handheld's text messaging capabilities. For help text "HELP" to XXXXXX. To cancel your plan, send a text "STOP" to XXXXXX at anytime. In case of questions please contact customer service at [Insert support email address or call 1.XXX.XXX.XXXX.
Terms and Conditions:
1.    The services are separate and apart from any other charges that may be assessed by your wireless carrier for text messages sent to or received from your financial institution. You are responsible for any fees or other charges that your wireless carrier may charge for any related data or message services, including without limitation for short message service.
2.    The services are provided by your financial institution and not by any other third party. You and your financial institution are solely responsible for the content transmitted through the text messages sent to and from your financial institution. You must provide source indication in any messages you send (e.g., mobile telephone number, “From” field in text message, etc.).

EXHIBIT A-2
TO MOBILE BANKING SERVICES ADDENDUM
END USER LICENSE AGREEMENT TERMS FOR THE DOWNLOADABLE APP
To be Agreed to by End User Prior to Use of the Downloadable App
1.    Ownership. You acknowledge and agree that a third party provider or licensor to your financial services provider (“Licensor”) is the owner of all right, title and interest in and to the downloaded software to be used for access to mobile banking services from your financial services provider and the computer programs contained therein in machine readable object code form as well as any accompanying user documentation along with all subsequent copies, updates or versions thereof which are made available to you (if any), regardless of the media or form in which they may exist (collectively the “Software”).
2.    License. Subject to the terms and conditions of this Agreement, you are hereby granted a limited, nonexclusive license to use the Software in accordance with the terms of this Agreement. All rights not expressly granted to you by this Agreement are hereby reserved by the owner of the Software. Nothing in this license will entitle you to receive hard-copy documentation, technical support, telephone assistance, or updates to the Software. This Agreement may be terminated at any time, for any reason or no reason. Upon termination, you agree to immediately destroy all copies of the Software in your possession or control.
3.    Restrictions. You shall not: (i) modify, revise or create any derivative works of the Software; (ii) decompile, reverse engineer or otherwise attempt to derive the source code for the Software; (iii) redistribute, sell, rent, lease, sublicense, or otherwise transfer rights to the Software; or (iv) remove or alter any proprietary notices, legends, symbols or labels in the Software, including, but not limited to, any trademark, logo or copyright.
4.    Disclaimer of Warranty. THE SOFTWARE IS PROVIDED ON AN ‘AS IS’ AND ‘AS AVAILABLE’ BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGMENT. NO WARRANTY IS PROVIDED THAT THE SOFTWARE WILL BE FREE FROM DEFECTS OR VIRUSES OR THAT OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED. YOUR USE OF THE SOFTWAREAND ANY OTHER MATERIAL OR SERVICES DOWNLOADED OR MADE AVAILABLE TO YOU THROUGH THE SOFTWARE IS AT YOUR OWN DISCRETION AND RISK, AND YOU ARE SOLELY RESPONSIBLE FOR ANY DAMAGE RESULING FROM THEIR USE.
5.    Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL LICENSOR , THE PROVIDER OF ANY FINANCIAL SERVICES AVAILABLE THROUGH OR RELATED TO THE SOFTWARE, ANY OF THEIR CONTRACTORS OR PROVIDERS OR ANY OF EACH OF THEIR AFFILIATES BE LIABLE FOR ANY DAMAGES ARISING OUT OF THE USE OR INABILITY TO USE THE SOFTWARE, INCLUDING BUT NOT LIMITED TO ANY GENERAL, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY THEREOF, AND REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH ANY CLAIM IS BASED. IN ANY CASE, LIABILITY OF LICENSOR OR ANY OF THE OTHER PERSONS OR ENTITIES DECRIBED IN THE PRECEDING SENTENCE ARISING OUT OF THE USE OR INABILITY TO USE THE SOFTWARE SHALL NOT EXCEED IN THE AGGREGATE THE LESSER OF $[**CONFIDENTIAL**] OR THE SUM OF THE FEES PAID BY YOU FOR THIS LICENSE.
6.    U.S. Government Restricted Rights. The Software is commercial computer software subject to RESTRICTED RIGHTS. In accordance with 48 CFR 12.212 (Computer software) or DFARS 227.7202 (Commercial computer software and commercial computer software documentation), as applicable, the use, duplication, and disclosure of the Software by the United States of America, its agencies or instrumentalities is subject to the restrictions set forth in this Agreement.
7.    Miscellaneous. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. This Agreement will be governed by and construed in accordance with the laws of the state of California, excluding that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, such provision will be enforced to the maximum extent possible and the other provisions will remain effective and enforceable. All disputes relating to this Agreement are subject to the exclusive jurisdiction of the courts of California and the parties expressly consent to jurisdiction and venue thereof and therein. The parties confirm that this Agreement and all related documentation is and will be in the English language. The application of the United Nations Convention on Contracts for the International Sale of Goods is hereby expressly waived and excluded.
8.    Content and Services. Neither Licensor nor the provider of the wireless network is the provider of any financial services available through or related to the Software, and neither Licensor nor the provider of the wireless network or any contractor of the provider of the financial services available through or related to the Software, is responsible for any of the materials, information, products or services made available to you via the Software.

EXHIBIT B
TO MOBILE BANKING SERVICES ADDENDUM
ACCEPTABLE USE POLICY, CONTENT STANDARDS AND OTHER CLIENT REQUIREMENTS
1.    Hosting of Content. Client shall make the Content available for access by End Users through the Service. Client is responsible for the accuracy and applicability of all Content, and updating and maintaining its website and content to support the proper functioning of each Service. “Content” means the materials, information, products and services that are made available by Client or its affiliates for use or access by End Users via the Service, including but not limited to data, trademarks, trade names, service marks, and iconography.
2.    Standards. With respect to each Service, the Content shall conform to the formats and technology standards reasonably required by FIS or its licensors as provided in the Specifications. Client shall ensure that the Content complies with this Acceptable Use Policy, Content Standards and other Client Requirements, as may be modified by FIS from time to time consistent with the requirements of its licensors, the wireless operators or the SMS aggregation suppliers (“Aggregators”):
2.1    Opt-In/Opt-Out Requirements. For so long as the software used to provide the Service enables the following, Client shall (i) deliver messages only to end users who (a) give prior consent (“Opt-In”) to receiving the quantity, frequency and types of messages, as applicable, to be delivered through the Services; and (b) have been informed of an end user’s right to opt-out and the process of how to opt-out of receiving messages in the future (“Opt-Out”); (ii) honor any such Opt-Out requests no later than [**CONFIDENTIAL**] of receipt of such; and (iii) provide FIS with proof of any Opt-In and/or proof that Client has received and honored an Opt-Out request within [**CONFIDENTIAL**] after  request by FIS; Such proof for any Opt-In may be in the form of an end user request or other documentation demonstrating end user’s opt-in. Client agrees that FIS may provide the proof described above to its licensors.
2.2    Content. Client will use commercially reasonable efforts to not use the Services or permit the Services to be used to transmit Inappropriate Content. For purposes of this Addendum, Inappropriate Content will mean any Content that (a) is unsolicited, including without limitation, ”spam,” “junk messages” or unauthorized “bulk” messages and (b) causes the introduction of “viruses,” “worms,” “Trojan horses,” “e-mail bombs,” “cancelbots” or other similar computer programming routines into the platform of FIS or an Aggregator; (c) is unlawful (including, without limitation, obscene, defamatory or libelous) or offensive as any Aggregator or any telecommunications carrier determines in its sole discretion, respectively; (d) is misleading or inaccurate; or (e) infringes the intellectual property of any person or entity.
2.3    United States of America. Client shall comply with the Mobile Marketing Association Code of Conduct at http://mmaglobal.com/policies/code-of-conduct, as amended from time to time.
3.    Responsibility for Content. Client is responsible for all its Content, including but not limited to: initiation, registration and setup for each End User with respect to their use of the Content; password issuance and authentication; processing and providing all “back end” services associated with the Content; data security; handling and transmission of End User funds; the terms and conditions applicable to the Content (including the application of any fees); End User support and End User disputes related to the Content; and compliance with all applicable laws and any rules or regulations of any payment network or association with respect to the Content. Client has and will maintain all necessary licenses, permits and governmental approvals required in connection with its provision of the Content.

EXHIBIT C
mANALYTICS LICENSE AGREEMENT
1.    General. FIS’s mAnalytics functionality is provided in connection with the Service, and contains software owned or licensed by Third Party Service Providers and is licensed to FIS. As used herein, “Third Party Service Provider” shall mean Tableau Software, Inc., mFoundry, Inc. and/or such other provider from whom FIS may license software to enable the mAnalytics functionality. At all times, the mAnalytics functionality remains the property of FIS and its licensors. As used herein, the “mAnalytics” refers to the mAnalytics functionality which is part of the Service as made available to you by FIS, including but not limited to the software owned or licensed by the Third Party Service Provider used to provide such functionality, and including, but not limited to, any product information, help files, support manuals, training materials, the www.tableausoftware.com web site, and other materials that may be provided to you or in connection with or otherwise related to using the mAnalytics functionality (“User Documentation”). Third Party Service Provider shall be third-party beneficiary of this mAnalytics License Agreement (the “mAnalytics License Agreement”).
2.    License. Subject to the terms and conditions of this mAnalytics License Agreement, you are hereby granted a limited, personal, nonexclusive, non-sublicensable, nontransferable license to use the mAnalytics functionality (in machine readable object code form only) in accordance with the terms of this mAnalytics License Agreement and for the sole purpose of enabling you to use the mAnalytics functionality as part of FIS’s mBanking Service. This is not a sale of the mAnalytics functionality. All rights not expressly granted to you by this mAnalytics License Agreement are hereby reserved by FIS and its licensors. Nothing in this license will entitle you to receive hard-copy documentation, technical support, telephone assistance, or updates to the mAnalytics functionality. Your use of the mAnalytics functionality is subject to the Agreement. In addition, in order to use the mAnalytics functionality, you must first agree to the terms of this mAnalytics License Agreement, and you may not use the mAnalytics functionality if you do not accept the terms of this mAnalytics License Agreement. FIS may update this mAnalytics License Agreement at any time by posting a new version of this mAnalytics License Agreement on the mAnalytics website or by otherwise providing you with an updated version. Your continued use of the mAnalytics functionality shall be deemed your acceptance of the terms of any update to this mAnalytics License Agreement. You agree to seek proper authorization within your company to agree to the terms of this mAnalytics License Agreement and any updates on behalf of your company. The term (“you”) shall be deemed to include the company or business which is employing your services.
3.    Media Elements. The mAnalytics functionality may contain media images, maps, clip art, animations, sounds, music, shapes, video clips, templates and other forms of downloadable, streaming or other third-party content and related services (“Media Elements”). For the avoidance of doubt, Media Elements do not include personally indefinable customer information. You may not sell, license or distribute copies of the Media Elements by themselves or as part of any collection or product except as necessary to use with the mAnalytics functionality. Media Elements are provided “AS IS”, and neither FIS nor its licensors makes any warranties, express or implied of any kind with respect to the Media Elements, including but not limited to that the Media Elements will be available for your use. If you provide Media Elements to the Third Party Service Provider or other Third Party Service Provider licensees, you hereby grant the Third Party Service Provider and all its licensees an unrestricted, world-wide, royalty-free, perpetual, and irrevocable license to make any and all use of such Media Elements as they may see fit (including, without limitation, the unrestricted right to reproduce, modify, re-cast, combine, abridge, and otherwise create derivatives thereof and to distribute the same to others without attribution) and you covenant and agree never to challenge or object to any such use or to assert any interest in any work containing or making use of such Media Elements. You represent and warrant that: (a) you have the right to grant such license and make the Media Elements available to the Third Party Service Provider and its licensees; (b) none of the Media Elements you provide contain any data or information that is owned by a third party that is not in the public domain; and (c) neither the delivery to nor use by the Third Party Service Provider or its licensees of such Media Elements shall violate or infringe the rights of any third party. You agree that you shall not provide any trademarks, trade names, logos, or other company marks through your use of the mAnalytics functionality to the Third Party Service Provider or its licensees.
4.    Upgrades. You are only granted a single license for the current version of the mAnalytics functionality. Each copy of the mAnalytics functionality automatically transfers to the New Version once FIS updates it. Each of FIS and the Third Party Service Provider reserves the right to require you to destroy or return the Previous Version, if for some reason you still have access to it, and to require you to provide proof that you have complied with these terms.
5.    Restrictions. FIS and its licensors reserve all rights not expressly licensed or otherwise granted under this mAnalytics License Agreement. Without limiting the generality of the foregoing, to the extent allowed by permissible law and subject to the terms and conditions of this mAnalytics License Agreement, the license granted to you hereunder is subject to the following limitations:

(a)
No Modifications / Reverse Engineering / Circumvention. You may not and may not permit any other person to: (a) modify, translate, adapt, arrange, or create derivative works based on the mAnalytics functionality, Media Elements or User Documentation for any purpose; (b) reverse engineer, decompile, disassemble or otherwise attempt to discover the mAnalytics functionality, or any portions thereof; (c) remove, alter, or obscure any proprietary notices, labels, or marks from the mAnalytics functionality or User Documentation; (d) utilize any equipment, device, software, or other means designed to circumvent or remove any form of product key or copy protection used by FIS or the Third Party Service Provider in connection with the mAnalytics functionality, or use the mAnalytics functionality together with any authorization code, product key, serial number, or other copy protection device not supplied by FIS; (e) use the mAnalytics functionality to develop a product which is competitive with any FIS or Third Party Service Provider product offerings; (f) use the mAnalytics functionality to develop a product that converts any Third Party Service Provider file format to an alternative report file format used by any general-purpose report writing, data analysis or report delivery product that is not the property of the Third Party Service Provider; (g) use unauthorized product keys or keycode(s) or distribute or publish keycode(s) except as may be expressly permitted by FIS in writing; (h) disclose any mAnalytics functionality benchmark results to any third party without FIS’s prior written approval; or (i) otherwise use or access the mAnalytics functionality other than as permitted hereunder.

(b)	mAnalytics Components / No Unbundling. The mAnalytics functionality is licensed to you as a single product and its components may not be separated for purposes of distribution and use.
6.    Ownership and Intellectual Property. You acknowledge and agree that FIS or its Third Party Service Providers are the sole and exclusive owner of the mAnalytics functionality, User Documentation and Media Elements (except for those provided by you), and that FIS or the Third Party Service Provider or its suppliers are the sole and exclusive owner(s) of all right, title and interest (including, without limitation, all intellectual property rights) therein, including without limitation in the computer code, programs, routines, subroutines and information in or related to the mAnalytics functionality. You further acknowledge that all of the above is protected by copyrights, trademarks, and other proprietary rights owned by FIS or the Third Party Service Provider or its suppliers, title to all of which is expressly reserved, and that you acquire no rights in any of the same, express or implied, beyond those granted specifically in the current version of this mAnalytics License Agreement. FIS, the Third Party Service Provider and its licensors retain all right, title, and interest in and to all of intellectual property rights in the mAnalytics functionality and Media Elements, and no rights therein or in any related copyright, patent, trademark, trade secret or other ownership or equivalent rights therein are granted to you and that, except the limited licenses specified in this mAnalytics License Agreement, you shall have no rights whatsoever in the mAnalytics functionality, Media Elements or User Documentation or in any other Third Party Service Provider property. Any right, title or interest arising in any derivative work created using any mAnalytics functionality shall not entitle you to use the mAnalytics functionality or any portion thereof, except as permitted hereunder. The structure, organization, and code of the mAnalytics functionality are valuable trade secrets of the Third Party Service Provider and its licensors and you shall keep such trade secrets confidential.
7.    Disclaimer. THE MANALYTICS FUNCTIONALITY IS PROVIDED AS IS, AND NEITHER FIDELITY NOR THE THIRD PARTY SERVICE PROVIDER MAKES ANY WARRANTIES WITH RESPECT TO THE MANALYTICS FUNCTIONALITY, USER DOCUMENTATION OR MEDIA ELEMENTS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, ACCURACY, INTERFERENCE WITH QUIET ENJOYMENT, SYSTEM INTEGRATION OR WARRANTIES ARISING FROM COURSE OF DEALING, USAGE, OR TRADE PRACTICE. NEITHER FIDELITY NOR THE THIRD PARTY SERVICE PROVIDER WARRANTS THAT THE MANALYTICS FUNCTIONALITY OR USER DOCUMENTATION WILL MEET YOUR REQUIREMENTS. NEITHER FIDELITY NOR THE THIRD PARTY SERVICE PROVIDER MAKES ANY WARRANTY THAT ACCESS TO THE MANALYTICS FUNCTIONALITY WILL BE UNINTERRUPTED OR ERROR-FREE. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES, SO THE ABOVE EXCLUSION MAY NOT APPLY TO YOU.
8.    Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL FIDELITY OR THE THIRD PARTY SERVICE PROVIDER OR ITS OEM, THIRD PARTY DISTRIBUTORS, SUPPLIERS, LICENSORS OR AFFILIATES BE LIABLE TO YOU, YOUR CUSTOMERS, PERMITTED SUBLICENSEES (IF ANY) OR ANY THIRD PARTY CLAIMING THROUGH YOU OR OTHERWISE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, ANY LOST PROFITS OR REVENUES, LOSS OR INACCURACY OF ANY DATA, OR COST OF SUBSTITUTE GOODS, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE), ARISING IN ANY WAY OUT OF THIS MANALYTICS LICENSE AGREEMENT, SERVICES, MANALYTICS FUNCTIONALITY OR USE OF OR INABILITY TO USE THE MANALYTICS FUNCTIONALITY, MEDIA ELEMENTS, OR USER DOCUMENTATION, EVEN IF FIDELITY OR THE THIRD PARTY SERVICE PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FIDELITY AND THE THIRD PARTY SERVICE PROVIDER AND ITS LICENSOR’S, SUPPLIER’S, DISTRIBUTORS AND AFFILIATE’S TOTAL

AGGREGATE LIABILITY TO YOU OR ANY THIRD PARTY CLAIMING THROUGH YOU ARISING FROM THIS MANALYTICS LICENSE AGREEMENT SHALL BE LIMITED TO THE LESSER OF (A) THE AMOUNT OF FEES ACTUALLY PAID BY YOU FOR THE MANALYTICS FUNCTIONALITY DURING THE [**CONFIDENTIAL**] PRECEDING THE DATE OF THE EVENT THAT IS THE BASIS FOR THE FIRST CLAIM OR (B) [**CONFIDENTIAL**] DOLLARS ($[**CONFIDENTIAL**]). THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY IN CERTAIN CIRCUMSTANCES, SO THE ABOVE LIMITATION MAY NOT APPLY TO YOU.
9.    Compliance. To ensure compliance with this mAnalytics License Agreement, you agree that upon reasonable notice, FIS, or its authorized representative shall have the right to inspect and audit your installation, access and use of the mAnalytics functionality. If such inspections or audits disclose that you have installed, accessed or permitted access to the mAnalytics functionality on computer(s) or otherwise in a manner that is not permitted under this mAnalytics License Agreement, then FIS may terminate this mAnalytics License Agreement immediately and you are liable for the reasonable costs of the audit in addition to any other fees, damages and penalties FIS or its Third Party Service Provider may be entitled to under this mAnalytics License Agreement and applicable law. Nothing in this section shall be deemed to limit any legal or equitable remedies available to FIS or its Third Party Service Provider for violation of this mAnalytics License Agreement or applicable law. Additionally, you agree that FIS or the Third Party Service Provider has the right to disable and terminate your use of the mAnalytics functionality if it determines, in its sole discretion, that you are using the mAnalytics functionality in any manner other than as expressly authorized under this mAnalytics License Agreement.
10.    Export Rules. You agree that the mAnalytics functionality and Media Elements will not be shipped, transferred or exported into any country or used in any manner prohibited by the United States Export Administration Act or any other export laws, restrictions or regulations (collectively the “Export Laws”). In addition, if the mAnalytics functionality and/or Media Elements is identified as export controlled items under the Export Laws, you represent and warrant that you are a citizen, permitted to receive and otherwise located in a jurisdiction where you are permitted to receive the mAnalytics functionality and Media Elements and that you are not a “Denied Person” or affiliated with a “Denied Entity” as those terms are defined under U.S. Export Laws. You shall indemnify, defend and hold harmless FIS and the Third Party Service Provider from and against any claims, penalties, loss or damage arising out of a breach of your obligations under this Section. You may not export the mAnalytics functionality or User Documentation in violation of this mAnalytics License Agreement, U.S. or other applicable export control laws. You may not use the mAnalytics functionality or User Documentation outside of the country in which you acquired the mAnalytics functionality.
11.    Miscellaneous. In the event of a conflict between this mAnalytics License Agreement and the Agreement, this mAnalytics License Agreement shall prevail only with respect to the mAnalytics functionality. If any provision of this mAnalytics License Agreement is found invalid or unenforceable, the remainder of this mAnalytics License Agreement shall remain valid and enforceable according to its terms. Accordingly, the parties agree that if any provisions are deemed not enforceable, they shall be deemed modified to the extent necessary to make them enforceable and in such manner as comes closest to the intentions of the parties to this mAnalytics License Agreement as is possible. You agree not to assert any position inconsistent with the above in any proceeding to which you and the Third Party Service Provider are parties.

NETWORK SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California ("Client") engages FIS to provide its planning and installation, monitoring and management, circuit, voice hosting, hardware hosting and voice network services indicated in the AI Suite Pricing Attachment (“AISP”) and/or the pricing attachment (“Service(s)”) as described in this Network Services Addendum (“Addendum”). FIS will provide the Service to Client either directly or through one or more of its affiliated companies in accordance with the corresponding Specifications. This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    Services.
2.1    Client shall provide suitable infrastructure and physical facilities for its locations to receive or operate the equipment or communications messaging, including without limitation adequate primary and back-up power, a wiring backplane at the demarc, underground wiring, trenching, physical infrastructure, or any other typical infrastructure required to connect services between FIS and Client, unless FIS is retained to do so.
2.2    Client shall (i) provide physical security for devices provided by FIS and located on Client’s premises; (ii) provide an accurate and complete description of the symptoms of any problem it reports; and (iii) perform corrective measures under the direction of an FIS designated representative.
2.3    If Client purchases any of the following Services, as identified in the AISP (as defined in Section 1 above) or pricing attachment the following applicable subsections apply:
2.3.1    Adaptive Infrastructure (“AI”) Transport Services

(a)
FIS shall follow such procedures and time schedules it deems appropriate to timely implement and operate primary circuit infrastructure for Client. FIS shall not provide backup circuit infrastructure unless agreed to by the parties. In the event a circuit that lacks a backup infrastructure plan fails, upon Client’s request, FIS will work with the carriers to return the circuit to operation. Circuit repairs are included within and a part of the maintenance services and fees set forth in the pricing attachment. At Client’s request, FIS will implement emergency services to establish communications through alternative means, for which Client will be responsible for payment of any and all costs.

(b)
Client shall provide FIS with the exact physical termination location of every circuit planned to be provided by FIS, provide FIS with validation of each circuit termination address, and verify each termination point is accurate and correct. Client shall be solely responsible for (i) the accuracy and correctness of the information provided to FIS with respect to the Service, (ii) all costs associated with installation of circuits once FIS has ordered the circuits on behalf of Client, (iii) any delays or additional fees related to erroneous circuit install information; and (iv) all costs associated with moving the termination point, de-installing and/or re-installing when such activity is required due to Client error in the address or any other error associated with the circuit selection, size or physical install location. Circuit installations will be subject to industry standard install times.

(c)
Client shall define and approve bandwidth requirements prior to any circuit order. If Client changes its bandwidth specifications, it shall be responsible for any additional fees and charges for circuits and equipment necessary to support such bandwidth specification changes.

(d)
Client shall be responsible for its internal and external building infrastructure, including cabling, wiring and/or connectivity necessary to support FIS’s provision of products and Services. Provided that Client is taking AI Transport Services from FIS, except for personal computers, Client shall not modify its networks, including, without limitation, adding any devices, modifying hardware, adding circuits and/or adding entry points to the network, without FIS’s prior written consent.

(e)
FIS reserves the right to disable any connection, without prior notice, should that connection appear to be carrying inappropriate, unauthorized or illegal activity, including without limitation any hacking attempt, an attack on FIS’s network or an unscheduled vulnerability test, in either direction. The connection will remain disabled until such time as the threatening traffic is mitigated. If a connection is disabled as described above, FIS will advise Client and shall reasonably cooperate with Client as appropriate to restore the connection as soon as possible.

(f)
In carrying out any necessary diagnostic testing, FIS will make commercially reasonable efforts to ensure such testing will be performed with as little impact as possible, and when possible, will coordinate disruptive testing with the Client. Backup circuits, if any, must be tested at least once annually by Client and FIS. Backup infrastructure bandwidth must be sized and upgraded in the same increments as the primary circuit connection environment. Failover process (methods and timing for cutover to backup) will be documented in the design documentation which will become the basis for testing of failover. Failover of the circuits, if part of the original design, must be adequately tested prior to either circuit being used for production.

(g)
Client shall be solely responsible for the necessary processes and procedures it must use to address its business continuity in the event that catastrophic failure occurs that results in neither the primary nor backup circuit infrastructure functioning.

(h)
In the event Client elects not to receive WAN managed services (AI Manage) from FIS, Client will be responsible for all coordination of all resources needed to engineer and operate circuits provided by FIS. FIS will order, and coordinate with Client on provisioning of, all circuits. FIS will not (1) provide additional technical or engineering services of any kind for unmanaged circuit-related services as part of the Services, (2) monitor Client equipment for operation, or (3) participate in troubleshooting, maintenance or diagnosing problems. Client is responsible for all security-related activities, issues, protection of its data and/or any other data related to the Services. Client is responsible for working directly with the underlying carrier(s) and such carrier’s account team as an FIS agent, on behalf of itself only, on matters related to problems within Client’s environment and Services covered under this Section 2.6.1. Client shall notify the FIS Network Operations Center (“NOC”) of any escalations to network carrier account teams. FIS will act on behalf of Client as its advocate on any issue or problem with the carrier that Client has with its infrastructure as provided by FIS.

(i)
In response to Client’s emergency request, FIS will work with Client to activate an unplanned connection using commercially reasonable efforts (“Emergency Event”). Services provided in response to an Emergency Event will be billed at the fees set forth in the AISP.

(j)
The term of use of circuits added subsequent to the Effective Date shall be co-terminus with this Addendum. Circuits larger than a T-1 in size (“High Capacity Circuits”) have a minimum term of thirty-six (36) months from date of install (“High Capacity Circuit Term”). Except as otherwise stated in the AISP, if Client terminates a High Capacity Circuit prior to the end of the then-current High Capacity Circuit Term, then liquidated damages pursuant to Section 16.3 of the General Terms shall not apply, and Client shall owe [**CONFIDENTIAL**] of the then-current monthly fees for the terminated High Capacity Circuit(s) for each month remaining in the High Capacity Circuit Term.

(k)
FIS shall make available through third parties and bill Client directly for circuit-related services, which will be identified and mutually agreed upon including a mutually agreed upon master list of circuits, which list may be amended from time to time as such services are added and deleted.

(l)
Client shall use FIS to order any and all circuits, as described in the AISP and/or pricing attachment, and/or additional services and agrees to follow the FIS procedure for circuit provisioning. During the initial install FIS will assign a project manager or circuit administrator who will assist with the coordination and tracking of FIS provisioning.

(m)
If Client elects to implement an Internet-based VPN solution, Client is responsible for providing the Internet Service Provider (ISP) connectivity, performance, troubleshooting, and security controls of any connection that traverses the Internet, and hardware at Client’s site. Client may request FIS-provided hardware at Client’s site for the managed VPN service as may be described in an AISP and/or pricing attachment, as applicable.

(n)
If Client elects to implement an Internet-based VPN solution but contracts with FIS to be the ISP, then FIS will be responsible for the connectivity, performance, troubleshooting, and security controls of the managed VPN service.

2.3.2 AI Transport Services - AT&T Internet Service. If Client elects to implement the AT&T Internet Service, that service shall be provided directly through AT&T and shall terminate at the Client’s location. Client will work directly with AT&T with respect to all aspects of this Internet service. Client is responsible for managing customer premise equipment and management of the Internet service connection with AT&T. Additional support is available at Client’s request made to AT&T for additional fees (which additional fees shall be paid by Client). AT&T shall be responsible for proactively monitoring the network access and security of the connection, and FIS shall have no responsibility therefor. If required by AT&T, FIS will execute and deliver to Client a letter of agency (LOA) or similar documentation allowing Client to communicate directly with AT&T regarding the AT&T Internet Service.
2.3.3    AI Transport Services – Co-location.

(a)
FIS will coordinate the network installation project with Client- or vendor-managed network on a time and materials basis. The nature of a co-location arrangement is such that Client or vendor is completely responsible for the connectivity to FIS applications including but not limited to design, install, configuration, and support of the network connections.

(b)
Client or its vendor is responsible for ordering, installing, and maintaining its own circuits, including dedicated lease line circuits, frame relay circuits, ISDN dial-backup circuits, 1MB-POTS, and other related items into the FIS data center(s), and if applicable, into FIS’s disaster recovery alternative site.

(c)
Client or its vendor is responsible for ordering, installing, programming, and maintaining its own equipment, including but not limited to encryption devices, routers, channel service units (“CSUs”)/data service units (“DSUs”), dial-up support modems, and cables at the FIS data center(s), and if applicable, at the FIS disaster recovery alternative site.

(d)
Client or its vendor shall submit a complete project design and implementation plan, and network diagrams with provider/vendor information at least [**CONFIDENTIAL**] prior to the expected date of activation in order to ensure that all approvals are obtained and FIS resources are scheduled.

(e)
FIS Information Security must be notified for review and approval at least [**CONFIDENTIAL**] prior to the installation of the co-location arrangement to ensure that all connections are security compliant and that the proper separation of Client or vendor network and FIS network is maintained. Additionally, FIS Information Security and Network management must approve any polling capabilities applied to the co-location network.

(f)	Client or its vendor must utilize an FIS-supplied cabinet for its equipment.

(g)
Client or its vendors utilizing the co-location arrangement will provide identical hardware and software configuration and network connectivity to the FIS disaster recovery alternative site to ensure business continuity. FIS will not be liable for business continuity if Client or its vendor does not maintain current network connectivity and service configurations to the FIS disaster recovery alternative site.

2.3.4    AI Manage Services.

(a)
FIS shall follow such procedures and time frames it deems appropriate to timely provide wide area network (“WAN”) monitoring and/or local access network (“LAN”) connectivity for and between all Client and FIS devices being managed by FIS as shown on Client’s network diagram and supporting documentation. Standard monitoring services include the detection of a failure of a device(s) to respond. As of the Effective Date, the frequency of the polling of devices is set to three (3); however, FIS reserves the right to modify the frequency at its discretion. If FIS detects a connectivity problem or device failure, FIS will notify network carriers, Client and/or other providers, as appropriate, and perform other commercially reasonable steps required to return to normal status. FIS shall manage and maintain configuration parameters for FIS managed network devices and implement commercially reasonable security measures using commercially reasonable means to protect Client and FIS networks from unauthorized access to devices and/or the network.

(b)
FIS shall have no responsibility for: (i) damage to equipment or costs to recover connectivity caused by improper use; (ii) damage to equipment due to accident, neglect, misuse, fire, humidity, rising water, insect infestations, electrical power surges or faults, damage or operational failure resulting from accessories, uncoordinated attachments, cable removal or cable faults made or caused by Client to network or network equipment; (iii) damage or faults caused by failure of Client to follow proper procedures; (iv) a breach of Client’s security; or (v) the addition of new infrastructure or connections to Client not performed by FIS.

(c)	Client is required to have maintenance on supported routers (e.g., SmartNet maintenance).

(d)
Client may also elect to implement the AT&T Managed Internet Service, which service shall be provided directly through, and managed directly by, AT&T. This Internet service shall terminate at Client’s location. Client will work directly with AT&T regarding all aspects of this managed Internet service, and AT&T shall be directly and solely responsible for all technical support for this managed Internet service. AT&T shall be responsible for proactively monitoring the network access and security of the connection, and FIS shall have no responsibility therefor. If required by AT&T, FIS will execute and deliver to Client a letter of agency (LOA) or similar documentation allowing Client to communicate directly with AT&T regarding the AT&T Internet service.

2.3.5    AI Hardware Hosting Services.

(a)
FIS shall provide hardware hosting services for equipment identified in the Specifications. FIS shall provide appropriate rack space in which to mount equipment (equipment must fit into a standard sized rack) and commercial grade electrical power with backup UPS capability equal to that of the facility in which the space is provided. Upon request, FIS may provide additional infrastructure or hosting space to meet Client’s needs at the fees set forth in the AISP. Upon request, FIS shall provide data connections of the size and quality needed for Client-specific applications at the fees set forth in the AISP.

(b)
Unless FIS is retained to do so, FIS does not provide any form of filtering or content management of any kind for the data connections provided. Client shall be solely responsible for monitoring the equipment for operation, troubleshooting, maintenance and problem identification and resolution. Client shall control its equipment remotely.

(c)
FIS will physically secure and control access within the hosting space in accordance with FIS’s own security policies and procedures. Client may have physical access to hosting space only upon prior written agreement with FIS, which shall set forth the terms, frequency and fees, if any, for such access.

(d)	Unless FIS is retained to do so, FIS will not monitor Client equipment for operation, troubleshooting, maintenance or diagnosing problems for Client.
2.3.6    AI Voice over Internet Protocol (VoIP) Hosting Services.

(a)
FIS shall follow such procedures and time schedules it deems appropriate to timely provide central office management and hosting and network support of the VOIP software and systems as set forth in the Specifications. FIS shall provide a primary system, and if agreed to by the parties, FIS shall provide a backup system.

(b)
Client shall be responsible for using VoIP provider-required equipment certified capable for the Service. All VoIP wiring in Client’s facilities must be certified to comply with the provider’s standards for VoIP traffic, and shall be the responsibility of Client unless otherwise agreed by the parties. Client may not remove, alter or adjust any of the networking components installed in any facility or network bandwidth usage (add additional phone sets, and other related items) without FIS’s prior written consent. Any Client activities resulting in disruption of the network activity and requiring FIS to provide diagnostic efforts and troubleshooting will be subject to FIS’s then-current rates.

2.3.7    AI Voice Services.

(a)
FIS shall provide those voice services selected by Client (“Voice Services”) in accordance with the Specifications. All Voice Services shall conform to government and or regulatory requirements as appropriate for the locale where the Voice Service is delivered. All Voice Services will conform to the requirements of the particular underlying carrier with which FIS contracts to provide Voice Services for a particular endpoint or physical location. In the event underlying carriers or regulatory authorities change the conditions under which the Voice Services can be offered, FIS shall alter the Voice Services as needed to conform to the regulatory or carrier requirements, and Client and FIS shall, if necessary, amend the terms and conditions of this Addendum to include any new fees, responsibilities and/or terms and conditions as may be caused by such changes.

(b)	Section 2.6.6(b) shall also apply to Voice Services.
2.3.8    Token Authentication and Support. FIS provides hardware tokens and/or token authentication support to be utilized to add multifactor authentication for remote access. This Service allows Client’s Customers to securely access SSL/IPSEC VPN connections and remote access for a wide range of applications.  Reporting is provided on a regular basis and can be customized to Client’s requirements. The functionality of this Service is defined in detail in the Specifications.
2.4    Any modifications to the Products and Services set forth in the Specifications, as requested by Client and documented through a change of scope (“Change of Scope”), work order, or a written amendment, shall be billed to Client at the fees set forth in the AISP for the modification services. These services shall include without limitation the following fees/services: (i) Services related to any third-party vendors for their dispatch in response to a Client-initiated problem call; (ii) dispatch of an FIS data communications technician or third party FIS contractor, in response to a Client-initiated problem call in order to troubleshoot or otherwise repair or replace data communication equipment; (iii) for the repair or replacement of any equipment not under a manufacturer’s warranty or other form of service or maintenance agreement covering such activities; (iv) for telephone support, training, offsite or onsite support to Client of any kind; (v) any support or repairs provided to any part of Client’s network not being managed by FIS; and (vi) any repairs made by FIS for any problems caused by someone other than FIS.
3.    Timeframes and Hours of Operation. Certain Services (Network Monitoring and customer service related thereto, VoIP Hosting) will be available twenty-four (24) hours per day, seven (7) days per week; provided, however, that FIS reserves the right to suspend availability of the Service for the purpose of maintenance or updating. FIS will attempt to provide Client with at least [**CONFIDENTIAL**] prior notice of FIS’s maintenance of the Service and FIS will attempt to perform such services during non-business hours.
4.    Service Substitution. FIS has the right to substitute any brand or third-party provider of the Services, at its sole discretion, at any time with or without notice, provided that the quality of the Services is not materially harmed by such substitution. Client acknowledges and agrees that it will not rely on identification in this Addendum of specific brands or names of third-party provider as a promise by FIS to use any particular brand or third-party providers.
5.    Liability. Except to the extent due to FIS’s material breach of the Agreement, FIS shall have no liability for, and Client is solely liable for, any loss or damage sustained by Client, or any Customers as a result of the following: (i) third-party provider or telephone company performance including, without limitation, projected delivery and installation dates; (ii) any claim brought by a third party based on or arising out of the Service, including, without limitation, any claim for economic loss or other damages, provided FIS is not in breach of its obligations under this Addendum; (iii) Client’s misuse of the Service; (iv) breach, compromise, delays or interruptions relating to the delivery and provision of Service through no fault of FIS; (v) any unauthorized or unintended usage of the Service; (vi) Client’s failure to comply with applicable Law; and (vii) Client’s failure to comply with the terms and conditions set forth in this Addendum.
6.    Fees.
6.1    For purposes of this Addendum, “Products” shall mean any equipment, software or hardware being purchased through FIS. No Product or Service will be ordered in advance of contract execution and receipt of the requisite payment.
6.2    Client shall be responsible for monthly recurring charges up to [**CONFIDENTIAL**] following the date the circuit disconnect request is submitted by FIS to the circuit provider. Client shall return all leased network equipment to FIS no later than [**CONFIDENTIAL**] following the termination of all Services or pay FIS for the full replacement cost of such equipment.
6.3    All circuit orders placed less than [**CONFIDENTIAL**] prior to the planned install date will be considered an expedited request and such order may be subject to an expedited fee; payment of the expedited fee may not, however, guaranty that the circuit will be installed. Although FIS will seek to accelerate the installation of a circuit, such installation will be subject to the resources and availability of both FIS and the underlying carrier(s).
6.4    The one-time implementation fee shall be due and payable upon completion of each site installation. Payment for equipment is due upon receipt of such equipment. Recurring fees for circuits shall be prorated for the first month based on the date of circuit activation.
6.5    During a technology upgrade, Client is responsible for the billing overlap period of both network solutions once the new solution is activated, which overlap period may range from [**CONFIDENTIAL**] if Client has fewer than [**CONFIDENTIAL**] locations, to [**CONFIDENTIAL**] if Client has larger network requirements.
6.6    Client shall pay all shipping charges associated with the return of any equipment leased from FIS ("Leased Equipment"). Unreturned or damaged Leased Equipment is subject to a fee equivalent to [**CONFIDENTIAL**] of fees for such equipment. Client is responsible for proper packaging and shipment tracking. All Leased Equipment must be returned, including, without limitation, router(s), router module(s), modem(s), power supply(s), Cisco serial cable(s), patch cables and any other items included in the install. If Client fails to return all such items, Client will be charged for the unreturned items at FIS’s then-current rate for such items. All Leased Equipment must be returned within [**CONFIDENTIAL**] of the disconnection notice. In the event the Leased Equipment is removed by FIS’s vendor (at the expense of FIS) a $[**CONFIDENTIAL**] charge will be assessed to Client. Billing shall continue until all Leased Equipment is returned or a buy-out for any lost or damaged Leased Equipment is completed.
6.7    Disconnect fees are charged in accordance with carrier rates for location moves.
6.8    Client is responsible for any and all shutdown costs and will be subject to liquidated damages if the shutdown has a material impact upon the pricing structure associated with each circuit order/location and/or Service offering.
6.9    If Client purchases Cisco equipment directly from FIS, it may also purchase SmartNet maintenance for either a one (1)-year or three (3)-year term as follows:
(ii)    One (1)-year term: Client pays for the first year of maintenance upon installation of the hardware. Client will be automatically billed each year to renew the annual maintenance.
(iii)    Three (3)-year term: Client pays for three (3) years of maintenance upon installation of the hardware. Client will receive a new proposal just prior to the end of the three (3)-year term for renewal of maintenance. Client has the option of renewing for an additional three (3) years or choosing a year-to-year term.

6.10    Client acknowledges that network encryption, an option on the private networks, will increase the total cost of the designed solution.
7.    FIS shall provide monthly data circuit utilization through network portals to indicate bandwidth usage on a daily bases comparing circuit levels to actual usage.
8.    Service requests submitted by Client shall be responded to according to Support Advantage guidelines.

ONLINE ACCOUNT CREATION SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California ("FIS") engages FIS to provide its electronic account opening, enrollment and funding service indicated in the pricing attachment (“Service(s)”) and in accordance with this Online Account Creation Services Addendum. Except as otherwise provided in Section 3 below, FIS will provide the Service to FIS either directly or through one or more of its affiliated companies in accordance with the corresponding Specifications. This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.

2.    Commencement; Term and Termination.

2.1    Shortly after the Effective Date, FIS will conduct a conference call with FIS to discuss implementation of the Service. FIS shall dedicate sufficient resources, including the assignment of adequate personnel, to commence the Service on or before the implementation date that is mutually agreed upon by the parties.

2.2    Notwithstanding anything to the contrary in the Agreement, Client may elect to terminate the Service under this Addendum upon sixty (60) days’ prior written notice to FIS at any time through December 31, 2012. Such right of termination shall expire and no longer be exercisable by Client after December 31, 2012.

3.    Services.

3.1    FIS shall follow procedures and time schedules it deems appropriate to timely provide United States applicants and Customers (collectively, “Customers”) with access to the Service.

3.2    The Service will enable Customers to apply, open, and fund new deposit accounts via the Internet in a self-service environment. The Service includes the following functionality:

3.2.1    Application Capture.

3.2.1.1    FIS will brand FIS’s application form pages to integrate with FIS’s web sites.

3.2.1.2    The Service will allow Customers to choose from multiple deposit products, including CD, money market, savings, and checking.

3.2.1.3    The Service will support account opening for Health Savings Accounts.

3.2.1.4    The Service will specify multiple account ownership options, including individual, joint, custodial and/or trust accounts.

3.2.1.5    The Service will enable FIS to define content and display and capture appropriate disclosures, with Customer acceptance evidenced via eSign capabilities, including a date and time stamp.

3.3    Customer Applicant Identity Verification and Screening. The Service has the capability to operate in conjunction with the FIS solutions IDVerification, IDAuthentication and QualiFile to provide real-time applicant screening. FIS acknowledges and agrees that the FIS solutions IDVerification, IDAuthentication and QualiFile must be purchased separately and will be governed by a separate Addendum.

3.4.    If FIS purchases the “Immediate Account Verification” Service, the following subsections shall apply:

3.4.1    FIS will offer the Immediate Account Verification Service to FIS through Yodlee, Inc. (“Third Party Service Provider”) to collect Account Data (defined below) from third party data sources for Customers and perform transactions in connection with the operation of the Services.

3.4.2    “Account Data” means any and all data retrieved by the Third Party Service Provider for distribution through the Service.

3.4.3    “Customer Data” means all Customer registration information, usage information and other Customer information.

3.4.4    FIS shall use the Account Data solely on the FIS website on which the Account Data is initially displayed (“FIS Site”) and solely in the FIS application in the Services. FIS shall not divert, redistribute, repackage or resell any Account Data. FIS shall adhere to its privacy policy with regards to use of Account Data. FIS agrees that: (a) the Third Party Service Provider may use appropriate Customer Data and Account Data internally to provide for its service, (b) the Third Party Service Provider shall have the right at all times during and after the term of this Addendum to use, sell, license, reproduce, distribute and disclose aggregate, non-personally identifiable Account Data, and (c) FIS shall not cause or permit its privacy policy to restrict the foregoing rights in any manner whatsoever.FIS and Third Party Service Provider agree and acknowledge that the Customer shall at all times be the sole owner of the Account Data and Customer Data.

3.4.5    THE SERVICE IS PROVIDED FOR FIS’S USE “AS IS” AND NEITHER FIS NOR THIRD PARTY SERVICE PROVIDER MAKES ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE SERVICE AND RELATED SERVICES PROVIDED BY FIS AND THIRD PARTY SERVICE PROVIDER, AND FIS AND THIRD PARTY SERVICE PROVIDER SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER FIS NOR THIRD PARTY SERVICE PROVIDER WARRANTS THAT THE SERVICE OR HOSTING ENVIRONMENT WILL BE UNINTERRUPTED OR ERROR-FREE. FURTHERMORE, NEITHER FIS NOR THIRD PARTY SERVICE PROVIDER MAKES ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF THE SERVICE IN TERMS OF ITS CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE.

3.4.6    IN NO EVENT SHALL FIS OR THIRD PARTY SERVICE PROVIDER BE LIABLE TO FIS, CUSTOMERS OR ANY OTHER THIRD PARTY FOR ANY DIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING LOST PROFITS, LOSS OF DATA AND COSTS OF COVER, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

3.4.7    FIS understands and agrees that Third Party Service Provider is the exclusive owner of and holds and shall retain, all right, title and interest in and to the Yodlee Technology, including, without limitation, all Intellectual Property therein. “Yodlee Technology” means the SDK, Third Party Service Provider’s proprietary computer programs, code, software, trade secrets and know-how, including all services, processes, data, information and tables created by Third Party Service Provider which are used to provide the SDK Services.

3.4.8    FIS shall not (a) reverse engineer, disassemble, decompile or otherwise attempt to derive source code from any Yodlee Technology, (b) make any Yodlee Technology available to any third parties, (c) modify, adapt, translate or create derivative works based on the any Yodlee Technology, (d) reproduce any portion of any Yodlee Technology, or (e) permit or authorize any party to do any of the foregoing.

3.4.9    FIS, at its own expense, will defend or at its option settle, any claim, suit or proceeding brought against Third Party Service Provider by a third party and pay any liabilities, damages and costs awarded in any such suit or proceeding if the suit or proceeding is based on (a) an allegation of infringement of any copyright, patent, trade secret or trademark of any third-party, to the extent attributable to any content contributed to the Service by or on behalf of FIS; (b) any use, sale, license, distribution or disclosure by FIS, or any of its employees, of any Customer Data or other Customer-related information, whether or not in breach of any confidentiality, security, or privacy obligations; or (c) the failure of FIS to comply with all applicable laws, rules and regulations in connection with the Service, including use of any Customer data; provided that Third Party Service Provider provides FIS with: (i) prompt written notice of such claim, (ii) exclusive control over the defense and settlement of such claim, and (iii) proper and full information and assistance to settle or defend any such claim.

3.4.10    FIS shall include in all agreements with Customers terms which are substantially similar and as least as protective of Third Party Service Provider’s interests as those set forth below. If any such agreements with Customers do not contain such substantially similar terms (“Divergent Terms and Conditions”), FIS agrees that it will indemnify and hold FIS and Third Party Service Provider harmless against any claim, suit or proceeding brought against FIS and/or Third Party Service Provider by a Customer or other third party, to the extent that such claim, suit or proceeding results from or is based on such Divergent Terms and Conditions.

3.4.10.1    The Account Verification Service is intended to verify your authority and access to external financial accounts by confirming your ability to access to the external financial account. Your use of the Account Verification Service is subject to the terms and conditions of this Account Verification User Agreement and [CLIENT]’s User Agreement incorporated herein by reference. Proceeding with using this service constitutes your assent to and acceptance of this Agreement.

3.4.10.2    Provide Accurate Information. You agree to provide true, accurate, current and complete information about yourself and your accounts maintained at other financial institutions and you agree to not misrepresent your identity or your account information.

3.4.10.3    Instant Account Verification Service. By using the Instant Verification Service, you authorize [CLIENT] and its supplier Yodlee, Inc. (“Yodlee”) to access third party sites designated by you, on your behalf, to retrieve information requested by you. For all purposes hereof, you hereby grant [CLIENT] and Yodlee a limited power of attorney, and you hereby appoint [CLIENT] and Yodlee as your true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for you and in your name, place and stead, in any and all capacities, to access third party internet sites, servers or documents, retrieve information, and use your information, all as described above, with the full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such activities, as fully to all intents and purposes as you might or could do in person. YOU ACKNOWLEDGE AND AGREE THAT WHEN [CLIENT] OR YODLEE ACCESSES AND RETRIEVES INFORMATION FROM THIRD PARTY SITES, [CLIENT] AND YODLEE ARE ACTING AS YOUR AGENT, AND NOT THE AGENT OR ON BEHALF OF THE THIRD PARTY.

3.4.10.4    You agree that third party account providers shall be entitled to rely on the foregoing authorization, agency and power of attorney granted by you. You understand and agree that the Instant Verification Service is not endorsed or sponsored by any third party account providers accessible through the Instant Verification Service. You are licensing to [CLIENT] and Yodlee any information, data, passwords, materials or other content (collectively, “Content”) you provide through or to the Instant Verification Service. [CLIENT] and Yodlee may use, modify, display, distribute and create new material using such Content to provide the Instant Verification Service to you. By submitting Content, you automatically agree, or promise that the owner of such Content has expressly agreed that, without any particular time limit, and without the payment of any fees, [CLIENT] and Yodlee may use the Content for the purposes set out above. As between [CLIENT] and Yodlee, [CLIENT] owns your confidential account information.

3.4.10.5    Use of Results Limited. You agree that the results of the Account Verification Service are for use by you and [CLIENT] and its service providers only in connection with the [CLIENT] Service, on [CLIENT]’s website. You agree not to reverse engineer or reverse compile any of the service technology, including but not limited to, any Java applets associated with the Instant Account Service.

3.4.10.6    LIMITATION OF LIABILITY. YOU AGREE THAT NEITHER [CLIENT] NOR YODLEE NOR ANY OF THEIR AFFILIATES, ACCOUNT PROVIDERS OR ANY OF THEIR AFFILIATES WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS, GOODWILL, USE, DATA OR OTHER INTANGIBLE LOSSES, EVEN IF [CLIENT] OR YODLEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, RESULTING FROM THE USE OR THE INABILITY TO USE THE INSTANT VERIFICATION SERVICE OR ANY OTHER MATTER RELATING TO THE INSTANT VERIFICATION SERVICE, INCLUDING BUT NOT LIMITED TO (i) THE COST OF GETTING SUBSTITUTE GOODS AND SERVICES, (ii) ANY PRODUCTS, DATA, INFORMATION OR SERVICES PURCHASED OR OBTAINED OR MESSAGES RECEIVED OR TRANSACTIONS ENTERED INTO, THROUGH OR FROM THE INSTANT VERIFICATION SERVICE; (iii) UNAUTHORIZED ACCESS TO OR ALTERATION OF YOUR TRANSMISSIONS OR DATA; (iv) STATEMENTS OR CONDUCT OF ANYONE ON THE INSTANT VERIFICATION SERVICE; OR (v) THE USE, INABILITY TO USE, UNAUTHORIZED USE, PERFORMANCE OR NON-PERFORMANCE OF ANY THIRD PARTY ACCOUNT PROVIDER SITE, EVEN IF THE PROVIDER HAS BEEN ADVISED PREVIOUSLY OF THE POSSIBILITY OF SUCH DAMAGES.

3.4.10.7    Indemnification. You agree to indemnify and hold harmless [CLIENT] and Yodlee and their affiliates from any and all third party claims, liability, damages, expenses and costs (including, but not limited to, reasonable attorneys’ fees) caused by or arising from your use of the Instant Verification Service or your violation of these terms.

3.4.10.8    You agree that Yodlee is a third party beneficiary of the above provisions, with all rights to enforce such provisions as if Yodlee were a party to this Agreement.

4.    Compliance. FIS shall be solely responsible for (i) any disclosure to its Customers and the terms and conditions for each FIS product or service made available through the Service; (ii) compliance with applicable Laws, regardless of any advice or Materials provided by FIS; and (iii) configuring the risk and compliance tools to screen applicants in accordance with FIS’s requirements.

5.    Training. FIS will provide FIS with its initial standard training in the use and operation of the Service by phone or by web-based training. Additional training, if requested by Client, may be provided at FIS’s then current rates, less any agreed upon pricing discounts, as applicable, set forth in the pricing attachment to the Agreement.

PAYMENT MANAGER SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California (“Client”) engages FIS to provide online Payment Manager Services ("Service(s)") using its online bill payment software and systems (“System”), in accordance with this Payment Manager Services Addendum (“Addendum”). The Service shall permit Client’s customers with United States funding accounts (“Customers”) to remit payments to United States payees. This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    Intentionally Omitted.
3.    Access to the Services.
3.1    Client agrees that FIS is under no obligation to provide any person with access to the Service unless and until Client has provided FIS with all information and documentation required by FIS for Customer set-up.
3.2    Client shall establish connectivity to the Service through the use of application programming interfaces used in server to server communications (“Web Services”). Client will be deemed non-compliant with access requirements if Web Services are used for Customer interactions that are not approved by FIS during the Implementation of the Services. Non- compliance may result in FIS denying access to the Service. Client is not allowed to integrate the Service with any third party without FIS’s prior written consent. FIS is under no obligation to provide any third party with access to the Service unless and until Client has provided FIS with all information and documentation request by FIS.
3.3    FIS may introduce an updated version(s) of its Web Services (“New Version”) from time to time. FIS will announce any New Version according to FIS’s development release and communication standards. FIS will support the version of the Service in production immediately preceding the New Version (“Prior Version”) for a period of up to [**CONFIDENTIAL**] after the introduction of the New Version. The Prior Version shall be considered to be retired [**CONFIDENTIAL**] after the introduction of the New Version. FIS reserves the right to retire a Prior Version before the end of the [**CONFIDENTIAL**] support period if the Prior Version causes any system stability or security issues that cannot be remedied by other means. FIS will notify Client [**CONFIDENTIAL**] prior to the Prior Version’s retirement date with the details required for Client to update the New Version. Client’s failure to update to the New Version prior to the retirement of the Prior Version may disrupt Client’s ability to make the Services available to its Customers. In the event Client has not updated to the New Version prior to the communicated retirement date of the Prior Version, FIS may discontinue providing the Services to Client.
4.    Service.
4.1    Branded Payment Manager User Interface. The Service is made available to Customers through a branded instance of the Payment Manager user interface (“Branded User Interface”). The Branded User Interface will be created and maintained by FIS and contain the design and logos of the Client and the specific functionality of the Service, as defined throughout this agreement.
4.2    Payment Processing. FIS agrees to execute the delivery of all payments as instructed by Customers in good standing unless one or more of the following conditions occurs: (1) erroneous or incomplete information is provided by the Customer; (2) a payee cannot or will not accept a payment delivered by FIS; (3) the payment is suspected of being fraudulent; or (4) the payee is a suspected blocked entity. FIS may process payments using the Automated Clearing House (“ACH”). In doing so, FIS acts as Client’s third-party service provider and is not itself an “Originator,” “ODFI,” or “RDFI” (as defined under National Automated Clearing House Association ("NACHA”) rules). FIS may remit payments using checks drawn on its or its affiliate’s clearing account, and may set an expiration date for such checks. FIS may also remit payments using checks drawn on the Customer’s designated account. The funds transferred to or held by FIS from time to time to fund bill payments are held by FIS in trust as custodian only and on behalf of the applicable Customers. Such funds shall be segregated from the assets of FIS, but FIS shall have no obligation to invest such funds, or otherwise make such funds productive, for the benefit of any other party to the transaction, or to account to any other party for any earnings on such funds, and FIS’s sole duties shall be as set forth in this Addendum.
4.3    FIS shall have the right to remit, stop, cancel, and manage payments and ACH re-issuance and returns as deemed most reasonable by FIS, and FIS may cancel payments, or block any Customer from initiating additional payments, in FIS’s reasonable discretion. Client authorizes FIS to contact payees and Customers with respect to payments processed by FIS for the purpose of resolving payment issues. Payments to unlawful Internet gambling sites through the Service are prohibited and may be blocked by FIS, from time to time, FIS may contact Customers to recover payment errors. If FIS is unable to retrieve the funds from the payee and the Customer received benefit of the payment, FIS may seek reimbursement from the Customer.

4.4    Payment Settlement. The settlement account shall be each Customer’s designated funding account for bill payment transactions. FIS shall charge the designated settlement account(s) for amounts owed to settle payments processed by FIS.
4.5    Transaction Limits. There is a transaction limit for Customers (the “Transaction Limit”) of [**CONFIDENTIAL**] dollars ($[**CONFIDENTIAL**]) per transaction and a daily limit for aggregate daily transactions by a Customer (the “Daily Limit”) of [**CONFIDENTIAL**] dollars ($[**CONFIDENTIAL**]) per Customer per day. For this Service which is in use by Client as of the Effective Date, Client represents that it has directed FIS to implement an adjustment to the Transaction Limit to [**CONFIDENTIAL**] dollars ($[**CONFIDENTIAL**]) and a Daily Limit of [**CONFIDENTIAL**] dollars ($[**CONFIDENTIAL**]). Client is solely responsible for the determination of and any compliance requirements (reporting or otherwise), risk of loss or liability of any kind whatsoever and shall indemnify FIS for losses related to implementing these adjustments.
4.6    Prohibited Payments. Payments to unlawful Internet gambling sites, payments to or at the direction of government agencies, organization and institution, and payments made in response to a court-directed payment plan are prohibited and may be blocked by FIS. Client shall be responsible to FIS for the full amount of any such payments, and for any losses associated with any such payments processed by FIS hereunder.
4.7    If client purchase the “Fraud Detection Services”, the following subsections shall apply:
4.7.1    FIS shall provide Fraud Detection Services to Client in a standard environment, using its fraud detection platform. FIS will monitor Client’s transactions and use commercially reasonable efforts to identify potential fraudulent activity.
4.7.2    In relation to the Fraud Detection Service, FIS disclaims all liability to Client for, and Client shall indemnify and hold FIS harmless from, any and all demands, claims, actions, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, arising in connection with any of the following: (a) any occurrence of fraud in connection with use of the Service; (b) the application of a low risk score when a transaction was actually fraudulent; (c) the application of a high risk score which results in blocking use of a transaction which is not involved in fraudulent activity; (d) any failure by FIS to decline a fraudulent transaction or to notify Client or Customer of a fraudulent transaction; (e) any decline of a non-fraudulent transaction; and (f) system downtime for maintenance, enhancements, upgrades, and similar activities.
4.8    If client purchase the “Person to Person Payment Services”, the following subsections shall apply:
4.8.1    Person to Person Account Transfer. Customer initiates the transfer by correctly supplying the specification file requirements which may include; routing, transit number and account number of the account for the deposit of funds (“Destination Account”). Transfer concludes when funds reach the Destination Account. FIS may process payments using ACH.
4.8.2    Person to Person Payment. Customer initiates the payment via a third party service by supplying the email address or cell phone number of the payee. Payment is completed when payee accepts the transaction via an existing account of the third party provider or through the setup of a new account with the third party provider.

4.8.2.1	The third party provider acts as a facilitator to enable FIS to remit payments, and to receive any Unclaimed Payments.

4.8.2.2
Funds correctly initiated by a Customer but not credited to the recipient’s third party provider account for [**CONFIDENTIAL**] or more (“Unclaimed Payments”) will be systematically reversed by the third party provider if funds remain unaccepted by the recipient for more than [**CONFIDENTIAL**]. FIS may request reversal of Unclaimed Payments during or following such [**CONFIDENTIAL**] period either at the request of Client, Customer or due to internal operational reasons.

4.8.3    Personally Identifying Information.

4.8.3.1
FIS will send to the third party provider, and the third party provider will collect and store personal customer information to include: (a) the name of the initiating Customer, including middle name or middle initial and business name, if applicable; (b) the Customer member ID; (c) recipient’s name; (d) recipient’s ID provided by the third party provider, (e) transaction ID, (f) Customer’s email address, and (g) Customer’s mobile phone number (if disclosed as an optional item in the user interface).

4.8.3.2
FIS recommends that Customer provide to the third party provider the recipient’s bank account number; routing number; and physical address. If such information is provided to the third party provider, it will be used by the third party provider solely to comply with its legal compliance and risk policies and procedures, including investigating and/or preventing fraud.

4.8.3.3
To the extent legally required, third party provider will verify the identity of recipients in accordance with its standard policies and applicable Laws, and will conduct OFAC reviews and any other standard risk management practices.

4.9    If Client purchases “Expedited Payment Services”, the following subsections shall apply:
4.9.1    Subject to the specifications of Client, Customers may incur fees for some or all types of Expedited Payments. Fees will be collected directly from the Customer on behalf of Client as a separate transaction to the Customer’s funding account, and will be initiated upon receipt of the Expedited Payment request. If FIS’s ACH debit to a Customer’s account for the convenience fee is returned to FIS unpaid, or FIS is otherwise unable to collect the convenience fee from a Customer, then Client is solely responsible for further collection of the fee. FIS will settle with Client on a monthly basis for the total of Expedited Payment convenience fees collected throughout the month. If FIS has settled with Client for a convenience fee which was later determined to be uncollectible, Client will reimburse FIS.
4.9.2    Expedited Payments are available for a limited number of payees. Availability of Expedited Payment options will be limited based on biller capabilities, time of day, payment delivery mechanisms and other factors. Expedited overnight checks will be unavailable for delivery to PO Box addresses or locations in AK, HI, or any foreign or U.S. territory outside of the contiguous 48 states and District of Columbia. The Customer is responsible for entering and verifying any address for overnight check payments to ensure it is correct and is specified as a valid overnight package address by the biller.
4.9.3    Due to the inherent need to expedite the payment, payment instructions will be completed immediately upon submission of a request from a Customer. The Customer will not have the ability to edit or cancel the payment instruction after he has confirmed the payment request.
4.10    Tier 1 Customer Service.
4.10.1    Tier 1 Customer Service provides assistance for Customer inquiries on a variety of bill payment related questions through a dedicated phone number. Customer inquiries can include assisting with presentment and/or payment verification or status, stop payments, blocked accounts, and specific ”How To” questions related to the Service used. All calls received are handled within a shared environment.
4.10.2    The standard hours of operation for Tier 1 Customer Service are twenty four (24) hours a day, seven (7) days a week excluding the following holidays: New Year’s Day, Easter, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. On these holidays, the FIS customer care center will close at 7:00 p.m. PT the night before the holiday and will reopen at 7:00 p.m. PT the day of the holiday.
5.    Risk and Liability Management.
5.1    Client is responsible for its decisions regarding its business liability including but not limited to credit losses, fraud losses, counterfeit losses, and fees and fines for non-compliance with laws, regulations, or applicable rules. FIS will provide Client with certain reports, including management reports, but Client is responsible for reviewing, monitoring, and acting upon information in such reports to address its potential losses, fines and fees.
5.2    Client is solely responsible for verifying each Customer’s identity, and for contracting with, and managing the relationship with, Customers using the Service, and obtaining all necessary Customer authorization to provide the Service. As between Client and FIS, any use of the Service shall be “Authorized Use” provide that FIS will cancel or disable any Customer promptly following notification to do so from Client.
5.3    Client will indemnify FIS from, defend FIS against, and hold FIS harmless from claims arising from (i) Client’s failure to verify any Customer’s identity; (ii) any Customer’s use of or inability to use the Service, specifically including any Customer’s claim for economic loss or damages arising from the Customer’s use of the Service; (iii) transactions effected with a lost, stolen, counterfeit, or misused log-in ID and/or password; or (iv) actions taken by FIS in accordance with a Customer’s instruction.
5.4    Client shall, upon FIS’s demand, immediately pay to FIS any settlement amount that FIS is unable to collect from the Customer’s settlement account for any reason. Except to the extent due to FIS’s material breach of the Agreement, Client is and shall remain solely and exclusively responsible to FIS for the entire amount of any payment processed through Authorized Use of the Service, whether or not the payment was authorized by the Customer.
6.    Compliance.
6.1    Client shall comply with all Laws associated with its use of the Service, including those relating to ACH transfers, electronic funds transfer, privacy and direct marketing, regardless of whether Client uses any forms or other Materials supplied by FIS. Client is solely responsible for: (i) any disclosure to its Customers, including but not limited to privacy and data access, and the terms and conditions for each Client product or service made available through the Service; (ii) verifying each

Customer’s identity, (iii) contracting with, and managing the relationship with, Customers using the Service, and (iv) obtaining all necessary Customer authorization to provide the Service.
6.2    Client shall pay FIS any fees associated with furnishing Data and/or output to agencies or other bodies that regulate Client. FIS shall notify Client of and receive Client’s approval (written or oral) prior to incurring such fees, except to the extent that FIS is not permitted to notify Client in advance of the Data and/or output request (such as pursuant to a restriction imposed by a regulator or a restriction under applicable Law).

PRIME COMPLIANCE SUITE SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California (“Client”) has engaged FIS to provide the services indicated in the pricing attachment (“Service(s)”) in accordance with this Prime Compliance Services Addendum (“Addendum”) along with the limited right to use certain equipment and computer software, including software licensed from third parties, which provides computer automation for suspicious activity detection tools, customer identification and risk-based modeling tools and related services for banks (the "System"). The System consists of equipment and services supplied by FIS and applications software that have been combined to create a single solution. The applications software can operate on any PC that can access a supported browser, provided that the browser has been configured to support the application, and further provided the individual user or operator has proper security clearance. This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    Services. In providing the Services, FIS shall:
2.1    Maintain on computer systems, or in such other manner as shall be mutually agreed by the parties, all information input by Client necessary to operate the System in the manner and produce inquiries and reports described in the most recent publication of the System and its features for which Client has executed a customer order or contract for those features.
2.2    Maintain System availability for inquiry and remote processing via internet data communication link reasonably requested by Client during Client's business.
2.3    Process Client information input into the System by Client.
2.4    Provide data communications to allow on-line browser based access for inquiry from all PC’s in the Client’s network that have a supported browser and have been set up by Client’s security administrator to view such information.
2.5    Print and deliver reports and other System output (“Output”).
2.6    Provide the processed information and data communication capabilities to permit Client or its designated agents to print Output in a timely manner on certified print systems provided to Client as part of the customer order executed or, in the case of pre-existing equipment, as part of a pre-existing equipment certification performed by FIS. FIS agrees to help add such communication lines and equipment at its location which may be reasonably required to allow the printing of such data. The Services described in this subsection will apply to all Output described in the then-current version of the Specifications for the appropriate module being utilized by Client.
2.7    Provide hotline support during the hours from 5:00 a.m. to 5:00 p.m Pacific Time to address questions regarding operation and use of the System. FIS will endeavor to respond to all inquiries and rectify any problems within eight (8) hours on a routine basis. FIS will endeavor to rectify problems which are critical in nature as soon as possible, but within a four (4) hour period.
3.    Communication Protocol. The System requires an Internet VPN connection from the Client network to FIS. This communications line shall be of sufficient quality to meet FIS’s reasonably communicated expectations for such a data communication line. Unless specified in the pricing attachment, the cost of this line at the Client location is not included. System performance may vary depending on bandwidth requirements of the System and other Client applications also utilizing the communications line.

PROFESSIONAL SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California (“Client”) engages FIS to provide technical, programming, consulting, implementation and other professional services (“Service(s)”) indicated in the pricing attachment (“Deliverables”) described in fully executed statements of work (“SOWs”) in accordance with this Professional Services  Addendum (“Addendum”). This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    Term. Unless otherwise specified, each SOW shall terminate upon the sooner of: (i) completion of the applicable Deliverable(s); or (ii) expiration of the SOW’s pre-established term.
3.    Deliverables.
3.1    Each SOW shall set forth the Deliverables to be performed, the requirements (“Specifications”) for the Deliverables, additional obligations of the parties, any acceptance criteria, the timetable for performance, the location where Deliverables will be performed (“Site”), and the fees to be charged and other terms of the engagement. Each SOW shall reference this Addendum and be a part of it.
3.2    FIS shall perform the Deliverables in accordance with the SOW and timetables set forth therein for performance and in material conformity with the Specifications; provided Client timely performs its obligations. Unless specifically indicated in a SOW, FIS shall not be obligated to provide any storage medium to Client.
3.3    SOWs and their associated Specifications may only be amended by written agreement of the parties. All mutually agreed amendments shall identify what, if any, impact the change has on the Deliverable(s), Specifications, fees or other relevant terms.
3.4    Client shall maintain a copy of all data submitted to FIS (whether directly or through a third party) to permit reconstruction if ever required. Client assumes all risk and expense associated with data reconstruction. If data reconstruction is ever required, the parties must mutually agree on a schedule for that reconstruction.
3.5    FIS shall submit a test request to Client periodically during the rendition of Deliverables, and Client shall verify that each Deliverable complies with the Specifications within [**CONFIDENTIAL**] of that request. Any failure of a Deliverable to materially comply with the Specifications shall be a “Defect”. Deliverables shall be deemed accepted if: (i) Client fails to give FIS written notice of a Defect within [**CONFIDENTIAL**] after delivery (or within [**CONFIDENTIAL**] following FIS’s correction of the last reported Defect); or (ii) Client uses the Deliverable to process data for production purposes. Once a Deliverable is accepted, FIS is no longer responsible for correcting Defects.
3.6    In no event is FIS obligated to correct a Defect that is caused, directly or indirectly, in whole or in part, by: (i) Client; (ii) a third party other than FIS’s authorized agents; (iii) use of attachments, features, or devices not set forth in the Specifications; (iv) abuse, misuse, or alteration; (v) use outside operating requirements set forth in the Specifications; (vi) improper or inadequate conditions at a non-FIS Site; (vii) improper or incomplete installation of the Deliverable by Client or a third party; (viii) incorrect or incomplete data used in association with the Deliverable; (ix) software, hardware or system not supplied by FIS; (x) equipment changes, reconfigurations, upgrades or relocations; (xi) a force majeure event; or (xii) a failure that is not directly attributable to FIS or under FIS’s direct control. For purposes of this Section 3.6, “FIS” shall include FIS and its Affiliates and authorized agents.
3.7    FIS shall have no obligation to correct a Defect unless: (i) Client provides a written description of the Defect in sufficient detail and supporting documentation, to enable FIS to diagnose, and if necessary, recreate it; (ii) Client installs and maintains “dial-up” connectivity in accordance with FIS instructions; (iii) Client reasonably assists FIS in diagnosing the Defect; (iv) the Defect can be diagnosed at an FIS facility; and (v) Client performs reasonable remedial actions specified by FIS.
3.8    FIS shall begin developing corrections for covered Defects upon verifying their existence, and shall use reasonable diligence to complete development in a timely manner based upon their severity and impact on Client’s business. FIS may address minor Defects that do not materially impact Client’s business with a reasonable “work around” on an interim basis. Except to the extent expressly agreed otherwise by the parties in writing (such as, if Client engages FIS to install the Defect correction as part of a Service under the Agreement) Client shall be responsible for installing any Defect corrections provided by FIS. Client shall pay FIS’s then current rates, less any agreed upon pricing discounts, as applicable, set forth in the pricing attachment to the Agreement, for analyzing or diagnosing any irregularity or problem not caused by a covered Defect.

3.9    FIS’s obligations under this section shall constitute the sole and exclusive remedy of Client for any losses, claims, demands, penalties, actions, causes of action, suits, obligations, liabilities, damages, costs or expenses, including reasonable attorney's fees (collectively "Losses") relating to Deliverables or FIS’s performance under this Addendum.
4.    Ownership. All Deliverables shall be owned solely and exclusively by FIS regardless of who participated in their creation or the medium of expression. Subject to Client’s payment of all applicable fees, FIS grants Client a limited, non-exclusive, non-transferable, right and license to use Deliverables solely for its own use and benefit in accordance with the terms of this Addendum and the SOW. Client shall keep all Deliverables free and clear of any claim, lien or encumbrance, and any act by Client purporting to create such a claim, lien or encumbrance shall be void from its inception. Any intellectual property rights that existed prior to the Effective Date of this Addendum shall belong solely to the party owning them at that time. Neither party shall be entitled to any copyright, trade secret or patent owned by the other party.
5.    Disclaimer and Limitation of Liability. FIS’s total liability for a Deliverable is limited, in all cases, to the amount of fees actually paid by Client under the applicable SOW for such Deliverable. FIS shall not be responsible for the repair or replacement of any equipment, firmware or computer programs used in association with the Service or a Deliverable. FIS shall not be liable for any indirect, incidental, consequential, special, delay or punitive damages whatsoever (including any damages for loss of business profits, business interruption, or loss of information), even if FIS was advised of the possibility of such damage. DELIVERABLES ARE PROVIDED “AS IS,” AND ALL WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, DESIGN, DURABILITY, PERFORMANCE OR ERROR-FREE OPERATION (EVEN IF CREATED BY THE INTERNATIONAL SALE OF GOODS CONVENTION) ARE DISCLAIMED IN THEIR ENTIRETY.
6.    Termination. In the event of an early termination of a SOW by Client for reasons other than those set forth in the General Terms: (i) Client shall pay FIS all amounts due and owing through the duration of any terminated SOWs, plus any costs incurred by FIS as a consequence of the termination; and (ii) Client shall not receive a refund of any pre-paid fees.
7.    Fees. Client shall pay FIS the fees set forth in a SOW in accordance the General Terms, unless otherwise set forth in a SOW. If Client requests services that are outside the scope of a SOW, they shall be billed at FIS’s then current rates, less any agreed upon pricing discounts, as applicable, set forth in the pricing attachment to the Agreement.

SENDPOINT BRANCH CHECK CAPTURE SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California (“Client”) engages FIS to provide the components of item processing services indicated in the pricing attachment (“Service(s)”) in accordance with this Sendpoint Branch Check Capture Services Addendum (“Addendum”). This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    Services.
2.1    The Service allows a customer, using FIS's proprietary software (“Branch Software”), to scan check images and transmit the scanned check images to FIS for consolidation and submission to Client’s designated Item Processor for forward presentment.
2.2    Client is responsible to purchase any and all hardware required to operate the Branch Software and use the Branch Check Capture Service. Hardware must meet the specifications defined by FIS. See Exhibit A for a list of hardware and specifications.
2.3    Exclusions. FIS is not responsible for (i) hardware or communication failures related to hardware or communications equipment that FIS does not provide, (ii) Client’s use of the Branch Software, or (iii) any legal disclosures made by or on behalf of Client. Client recognizes that if substitute checks are created as a by-product of this solution, Client is the reconverting bank as defined in the Check 21 legislation and assumes all related reconverting bank responsibilities.
3.    Support Services.
FIS will provide the Client the following:
-    Monthly volume report of service calls placed

-	Level 1 & Level 2 hardware and software support
Level 1 Support: Initial Response to customer within 2 hours

-	Receive the initial call from the Client representative or Branch

-	Open an incident report

-	Track date/time

-	Client or Branch contact

-	Nature of incident

-	Commence problem resolution
Level 2 Support:

-
“Level 2 Support” is defined as including phone assistance to the Client relative to both hardware and software issues. “Level 2 Support” includes, if applicable, replacing hardware components and ensuring timely delivery of replacement equipment, subject to manufacturer warranties and manufacturer policies regarding returns.

-
Client will develop sufficient technical expertise to identify and respond to branch problems that are caused by PC upgrades at branch locations that violate the minimum required PC configuration established by FIS. FIS recommends a dedicated PC, meeting the hardware specifications detailed in Exhibit A be used for this application.

4.    Branch Software License.
4.1    Client is hereby granted a non-exclusive, non-transferable license to use the Branch Software for Client’s own internal use and for no other purpose. Client shall not use, copy, translate, print or display the Branch Software, in whole or in part, other than as expressly authorized herein. Client agrees not to reverse assemble or decompile the Branch Software or portion thereof. Client agrees not to use the Branch Software to provide service bureau, time sharing, or other computer services to third parties.
4.2    The Branch Software and any Upgrades thereto are and will remain the exclusive property of FIS and its licensors. There are no implied licenses under this Agreement, and any rights not expressly granted to Client hereunder are reserved by FIS. Nothing in this Agreement will be deemed to grant, by implication, estoppel, or otherwise, a license to any of FIS's future Intellectual Property Rights or any other Intellectual Property Rights in the Programs.
4.3    Client will not make or permit alteration of the Branch Software or Documentation or the removal or modification of any tags, proprietary or copyright notices, labels, or other identifying marks placed by FIS or its agents on the Branch Software or Documentation or in the user interface generated by the Programs. All confidentiality, copyright and/or trademark and restricted rights notices will be reproduced in any copies of the Branch Software or Documentation permitted hereunder.
4.4    FIS will offer all Upgrades to Client when such Upgrades are offered generally to all clients of the applicable Programs.

4.5    “Documentation” means all FIS manuals and other standard materials, including electronic/hard copies provided to Client with respect to the Branch Software, including materials identified in any and all Exhibits hereto.
4.6    “Upgrades” are defined as such improvements in features and functionality that FIS does not charge additional fees to all similarly situated customers to utilize the Branch Software.
5.    Fees & Charges.
5.1    Client shall pay the fees and charges set forth in the pricing attachment.
5.2    Client Support Services – All phone support, new releases, fixes, and patches are included in the per item or minimum monthly charge. If customization is required, a per hour rate will be negotiated on an engagement basis between FIS and Client exclusive of reasonable travel and expenses.
5.3    Client is required to configure their internal network / firewalls to meet specifications set by FIS (See Exhibit A). Client Support Services to assist the Client with internal network configuration will be billed to Client at FIS’s then-current fees for such Service(s), less any agreed upon pricing discounts, as applicable, set forth in the pricing attachment to the Agreement.
5.4    Additional Fees – Additional fees may apply for forward presentment or other item processing related services.

EXHIBIT A
Requirements

Hardware / Software Requirements:

Minimum	Recommended

¤    Windows 2000 Professional – Service Pack 4 or Windows XP Professional – Service Pack 1
¤    Microsoft .NET Framework 1.1 (if not present, installs as part of Sendpoint installation)
¤    Pentium 4  2.0 GHz processor
¤    512 MB RAM
¤    40 GB Hard Drive
¤    High speed Internet access
¤    1 – USB 2.0 root hubs

¤    Windows 2000 Professional – Service Pack 4 or Windows XP Professional – Service Pack 2
¤    Microsoft .NET framework 1.1 (if not present, installs as part of Sendpoint installation)
¤    Pentium 4 3.0 GHz processor
¤    1 GB RAM
¤    40 GB Hard Drive
¤    High speed Internet access
¤    2 – USB 2.0 root hubs

Firewall and Anti-Virus

1	Static IP address at the workstation is not required by the SendPoint application; however, this may be required in your local network environment to accommodate firewall rules.

2	Firewall will need to allow HTTPS transmissions across standard port 443.

3	Anti-Virus and/or Windows Firewall considerations:

o	SendPoint uses port 6655; port 6655 should be open.

o	SendPoint uses script processing; do not block scripts.

SENDPOINT MERCHANT CHECK CAPTURE SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California (“Client”) engages FIS to provide the components of item processing services indicated in the pricing attachment (“Service(s)”) in accordance with this Sendpoint Merchant Check Capture Services Addendum (“Addendum”). This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    Services.
2.1    The Service allows a merchant, using FIS's proprietary software (“Merchant Software”), to scan check deposits and transmit the scanned check deposits to FIS for consolidation and submission to Client’s designated Item Processor for forward presentment.
2.2    The parties acknowledge and agree that Client may implement the Services under this Addendum in a phased implementation from Client’s current service provider, and further, that such phased implementation shall not be a conflict with the exclusivity requirement under Section 2.2 of the General Terms provided that Client does not delay any one or more phases of the implementation unless mutually agreed to by the parties and otherwise completes the implementation in accordance with the phased implementation plan mutually agreed to by the parties.
2.3    Client may distribute and sublicense the Merchant Software to its merchant customers that execute an agreement with the Client including terms substantially similar to those included in the attached Exhibit A (“Merchants”). Client and/or Merchants are responsible to purchase any and all hardware required to operate the Merchant Software and use the Merchant Check Capture Service. Hardware must meet the specifications defined by FIS.
2.4    Client is responsible for establishing and implementing storage, retention and destruction policies with Merchants regarding the Merchant’s original paper checks. Client understands that this service requires the use of the Internet. FIS has no responsibility with respect to any images transmitted over the internet unless and until such time as the images are entered into FIS's systems. Merchant connection to FIS will be via a secure HTTPS connection.
2.5    FIS does not guarantee image quality, and is not responsible for any rejection or delayed payment of any item due to image quality issues.
2.6    Exclusions. FIS is not responsible for (i) hardware or communication failures related to hardware or communications equipment that FIS does not provide, (ii) Client’s use or distribution of the Merchant Software, or Merchant’s use of the Merchant Software, or (iii) any representations, warranties, or disclosures made by or on behalf of Client. Client recognizes that if substitute checks are created as a by-product of this solution, Client is the reconverting bank as defined in The Check Clearing for the 21st Century Act and assumes all related reconverting bank responsibilities. FIS is not responsible for activities by Merchant, including but not limited to: presenting images of checks for payment, then subsequently depositing original paper check through alternative channels, use of the Merchant Check Capture software for unlawful purposes.
3.    Implementation Services.
3.1    Services include:

-	Marketing Guide

-	Sample Depository Agreement

-	Sample Employee Communications

-	Sample Client Communications

-	Flash Demo

-	Bankers Sales Kit

-	Merchant Training – Self Study Kit

-	Daily processing of Merchant transmissions

-	Fulfillment Services*
Sample forms and communications are provided by FIS “AS IS” and without any warranties. FIS specifically disclaims implied warranties of merchantability or fitness for a particular purpose. Client is responsible to develop its own forms and communications.

3.2    Fulfillment Services. If Client elects to use FIS fulfillment services, *base fulfillment includes: Procurement of PC, Procurement of Scanner, Packing & shipping hardware (PC and Scanner), software pre-loaded to PC and tested in factory, provide user manuals on CD, and quick start guide on all shipped directly to merchant site. The item will be charged for each Merchant installation. Any hardware recommended by FIS in connection with this Addendum is fit for the purpose so recommended.
3.3    Merchant is responsible for acceptance of deliveries, for the notation of any damage or shortages on the delivery documents, and for the secure storage of the equipment in an appropriate facility. Packing slips should be retained so as to be available to the on-site installer at the time of inventory. Damage or shortages should be reported to Company at the earliest possible time.
3.4    Installation will consist of un-boxing the units, inspecting for shipping damage, discarding packaging materials in a mutually agreed upon location, and necessary power and data cables will be attached. Installation may include loading of application to Merchant PC, if PC not procured through FIS. Test will include power on self-test, verify the device can communicate with the controller PC and verify overall system hardware operation.
3.5     Orientation will consist of: demonstrate power on and off of PC system and scanner unit, demonstrate initiation of FIS Merchant Check Capture application referencing quick start guide, demonstrate routine maintenance cleaning process for scanning device.
4.    Support Services.
4.1    FIS will provide Client the following: (i) monthly volume report of service calls placed; and (ii) Level 1 and Level 2 hardware and software support as set forth below.
Level 1 Support: Initial Response to customer within 2 hours

-	Receive the initial call from the Client representative

-	Open an incident report

-	Track date/time

-	Client contact

-	Nature of incident

-	Commence problem resolution
Level 2 Support:

-	“Level 2 Support” is defined as phone assistance to the Client relative to both hardware and software issues.

-
Client will develop sufficient technical expertise to identify and respond to customer problems that are caused by independent PC upgrades at customer locations that violate the minimum required PC configuration established by FIS. FIS recommends a dedicated PC, meeting the hardware specifications detailed in Exhibit B be used for this application.

4.2    FIS will offer all Upgrades to Client when such Upgrades are offered generally to other customers of the Merchant Check Capture Services. “Upgrades” means improvements in features and functionality for which FIS does not charge additional fees to customers of the Merchant Check Capture Services.
5.    Fees & Charges.
5.1    Client shall pay the fees and charges set forth in the pricing attachment.
5.2    [**CONFIDENTIAL**].
5.3    Merchants are required to configure their internal network / firewalls to meet specifications set by FIS. Client Support Services to assist a Merchant with internal network configuration will be billed to Client at the rate set forth in the pricing attachment to the Agreement, if set forth therein, or FIS’s then-current fees for such Service(s), less any agreed upon pricing discounts, as applicable, set forth in the pricing attachment to the Agreement.
6.    Merchant Activity.
6.1    Merchant Licensing – FIS does not have a license agreement with Merchants. Client shall determine the fees, if any, it will charge to Merchants.

6.2    Merchant Set-Up shall be Client’s responsibility. On-site installation support is available through FIS for additional services fees.
6.3    Merchant Fees – FIS charges its fees to the Client. FIS does not charge fees to the Merchant. Client shall determine fees to Merchants.
6.4    Client Support Services – The Merchant shall interact directly with Client and not FIS. It will be the responsibility of Client to escalate to FIS.
7.    Definitions.

Bankers Sales Kit:	Useful tools to help your sales force learn how to sell the Merchant Check Capture Services and how to handle common objections presented by merchants.

Flash Demo:	Product demonstration for you to place on your website.

Marketing Guide:	This guide will explain the multitude of marketing materials made available to you by FIS. This will help you establish a marketing program to your commercial customers.

EXHIBIT A
SOFTWARE LICENSE TERMS
1.    MERCHANT DOCUMENTATION. One set of Documentation is included with the Programs.
2.    LICENSE
2.1    Grant. Subject to the terms and conditions of this Agreement, (collectively, “Programs”), Merchant is hereby granted a perpetual (except as expressly provided herein), non-exclusive, non-transferable license to use the Merchant Check Capture software (the “Programs”) for Merchant's own internal use and for no other purpose.
2.2    Restrictions on Use. Merchant shall not use, copy, translate, print or display the Programs, in whole or in part, other than as expressly authorized in this Agreement. Merchant agrees not to reverse assemble or decompile any Programs or portion thereof. Merchant agrees not to use the Programs to provide service bureau, time sharing, or other computer services to third parties .
2.3    Restricted Rights. The Programs are provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph (c) 1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c)(1) and (2) of the Commercial Computer Software-Restricted Rights at 48 CFR 52.227-19, as applicable.
3.    ACCEPTANCE. The Programs are deemed accepted upon delivery (“Acceptance”) unless Merchant rejects the Programs in writing within [**CONFIDENTIAL**] following delivery and before Merchant uses the Programs in a production environment or to process live data.
4.    REGULATORY COMPLIANCE. Merchant is responsible for monitoring and interpreting all legal requirements applicable to its operations (“Legal Requirements”). Merchant is responsible for selecting the processing parameter settings, features and options within the Programs that will apply to Merchant and for determining that such selections are consistent with the Legal Requirements and with the terms and conditions of any agreements between Merchant and its clients. In making such determinations, Merchant may rely upon the written descriptions of such settings, features, and options contained in the Documentation.
5.    PROPRIETARY RIGHTS.
5.1    Programs and Documentation. The Programs, Documentation and any Updates thereto are and will remain the exclusive property of FIS and its licensors. FIS and its licensors will retain ownership of all Intellectual Property Rights relating to or embodied in the foregoing. There are no implied licenses under this Agreement, and any rights not expressly granted to Merchant hereunder are reserved by FIS. Nothing in this Agreement will be deemed to grant, by implication, estoppel, or otherwise, a license to any of FIS's future Intellectual Property Rights or any other Intellectual Property Rights in the Programs.
5.2    Improvements. Any Improvements (whether or not patentable or copyrightable), that are authored, invented or otherwise created by either party during the Term (whether or not in violation of this Agreement) will be owned solely by FIS. FIS will have the right, at its own expense, and solely in its own name, to apply for, prosecute, and defend its rights in such Improvements. Merchant will promptly disclose to FIS any such Improvements that it makes and will (and hereby does) assign all of its Intellectual Property Rights in such Improvements to FIS and will execute any instrument reasonably requested by FIS to evidence, protect, or perfect FIS's interest in such assigned rights.
5.3    FIS's Intellectual Property Rights. Merchant acknowledges and agrees for all purposes that FIS's Intellectual Property Rights are FIS's exclusive property. The use of FIS's Intellectual Property Rights by Merchant does not convey any right, title, or interest in or to FIS's Intellectual Property Rights. Merchant will not use, register, or attempt to register in any jurisdiction, or otherwise appropriate or adopt any of FIS's trademarks or any name, mark, or logo that is confusingly similar to any of FIS's Intellectual Property Rights. FIS retains all rights with respect to FIS's Intellectual Property Rights that are not specifically granted to Merchant herein. At no time during the Term or thereafter will Merchant attack, challenge, or file any application with respect to any of FIS's Intellectual Property Rights.
5.4    Proprietary Rights Notice. Merchant will not make or permit alteration of the Programs or Documentation or the removal or modification of any tags, proprietary or copyright notices, labels, or other identifying marks placed by FIS or its agents on the Programs or Documentation or in the user interface generated by the Programs. In respect of any copies of the Programs or Documentation permitted under the terms of this Agreement, in each case, all confidentiality, copyright and/or trademark and restricted rights notices will be reproduced in all such copies.

5.5    Infringement. Merchant agrees to notify FIS of any actual or suspected unauthorized use by an employee or Merchant of Merchant or any third party of any FIS Intellectual Property Rights of which Merchant becomes aware. Merchant agrees that should FIS elect to take any action against unauthorized third party use of any FIS Intellectual Property Rights, Merchant shall cooperate fully in any such action to the extent necessary in the rigorous prosecution of the matter. Any recovery or settlement in any such action taken by FIS shall be retained by FIS. Nothing in this section shall be construed to limit or restrict FIS's right to enforce its Intellectual Property Rights directly against Merchants of Merchant or any other person or entity.
6.    LIMITATION OF LIABILITY. IN NO EVENT WILL ANY PARTY BE LIABLE TO MERCHANT UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF CLAIM OR ACTION, IN AN AMOUNT THAT EXCEEDS, IN THE AGGREGATE, THE TOTAL LICENSE FEES PAID FOR THE PROGRAMS. IN NO EVENT WILL FIS BE LIABLE TO MERCHANT UNDER THIS AGREEMENT OR OTHERWISE, REGARDLESS OF THE FORM OF CLAIM OR ACTION, FOR ANY AMOUNT. MERCHANT EXPRESSLY WAIVES ANY AND ALL CLAIMS AGAINST METAVANTE WITH RESPECT TO THE PROGRAMS.
7.    THIRD PARTY BENEFICIARY. Merchant acknowledges and agrees that FIS is a third party beneficiary of [the terms set forth in this Exhibit A], entitled to enforce all applicable terms and conditions as if it were a party to this Agreement.
8.    DEFINITIONS.
8.1    “Documentation” means all FIS manuals and other materials, including electronic/hard copies provided to Merchant in connection with Programs, including materials identified in any and all Exhibits hereto.
8.2    “Improvements” means: (a) any updates, upgrades, improvements, fixes, new versions and releases, enhancements, derivative works, translations, adaptations, or replacements of the Programs that are developed, licensed, or otherwise acquired by either party after the Effective Date of this Amendment; and (b) any other inventions, improvements, ideas, software code, documentation, materials, and other information relating to the Programs that may be developed in the course of or as a result of either party’s performing in connection with this Agreement.
8.3    “Intellectual Property Rights” means all intangible, intellectual, proprietary, and industrial property rights and all intangible embodiments and derivative works thereof, including Improvements, wherever located, in any form or medium, whether or not registered, under common law, statute, and rules and regulations of any governmental authority, domestic or foreign, including but not limited to any and all now known or hereafter existing (a) trademarks, trade names, service marks, slogans, domain names, URLs, or logos; (b) copyrights, moral rights, and other rights in works of authorship (including by contract or license); (c) patents and patent applications, patentable ideas, inventions, and innovations; (d) know-how and trade secrets and (e) registrations, applications, renewals, extensions, continuations, divisions, or reissues of the foregoing.

EXHIBIT B
Requirements

Hardware / Software Requirements:

Communications:	Broadband Internet access or equivalent

Recommended PC:
Pentium 4 – 3ghz processor (or equivalent)
512 MB RAM
40 GB Hard drive
USB 2.0 interface
Note: PC must be configured to a printer for deposit receipts
(Printer does not need to be dedicated)
(It is recommended that this PC be dedicated)

Operating System:	Windows 2000 SP1 to 4 are certified Windows XP SP1, 2 and 3 are certified

Networking / Firewall Requirements:
HTTPS 443 Outbound. Nothing Inbound.

SOFTWARE LICENSE AND MAINTENANCE SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California ("Client") engages FIS and its affiliates to (i) license the software and/or interfaces indicated in the pricing attachment and the Software supplements (“Supplements”), if any (collectively, “Software”) and/or (ii) provide the maintenance services (“Maintenance”) in accordance with this Software License and Maintenance Addendum (“Addendum”) for the Software. This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.
2.    License Term. Unless otherwise terminated as provided for in the General Terms or as may be set forth herein, the license(s) granted herein shall remain in effect for a period of ninety-nine (99) years following the Effective Date, provided however, licenses for AccountFolio, BankerInsight, BankTEL, TellerElite, TellerInsight, Vision, Incoming Returns powered by TRIPS™ Software, HORIZON Data Vaulting, and/or any Loan Vantage™ products, and any other Software if so identified in a Supplement or pricing attachment, shall not be for a period of ninety-nine (99) years but shall be valid only for the term applicable to Maintenance.
3.    Commencement.
3.1    For Software not in production as of the Effective Date, the “Commencement Date” for Software that is not already in use by Client as of the Effective Date or is added thereafter is the earlier of:

(i)
in the event Bank of Marin is responsible for the installation of the software, the date the Software is delivered to Client, but in the event FIS provides implementation and/or data conversion services, the date the Software is first installed and available for Client’s use in a production environment; or

(ii)	the commencement date agreed upon by the parties in writing.
The Commencement Date may be rescheduled to a mutually agreed date upon request. If commencement of Software is delayed for more than [**CONFIDENTIAL**] after the Effective Date or the commencement date agreed upon by the parties in writing, and such delay is not due to the acts or omissions of FIS, such as FIS’s failure to meet its obligations under the Agreement, then (a) FIS may suspend delivery and/or implementation of the Software and Client shall pay any associated one-time fees and begin paying the Maintenance fees, if any, related thereto, and (y) the parties shall conduct discussions in good faith to reach agreement on a new date to commence the Software as soon as commercially practicable.
3.2    Client shall dedicate sufficient resources, including the assignment of adequate personnel, to implement the Software no more than [**CONFIDENTIAL**] following the Effective Date (or such other date mutually agreed upon by the parties).
3.3    Client shall timely deliver any Data or other information necessary to implement the Software in an electronic form and format approved by FIS. Client is solely responsible for timely procuring any information or cooperation required from its Customers and suppliers in order to implement the Software.
4.    License. Subject to Client’s payment of all applicable license fees, FIS (or if applicable, one or more of its affiliated companies) grants Client a limited, non-exclusive, and non-transferable right and license, during the time period specified above under Section 2 above or as otherwise set forth in any pricing attachment or Supplement, to use and/or access a single copy of the object code of the Software solely: (i) in accordance with the terms and restrictions of this Addendum; (ii) on the equipment identified in the implementation specifications if it is a Specified CPU License; (iii) at the site of initial installation (“Site”) if the license of such Software is stated in the pricing attachment or Supplement to be a “Site License;” (iv) on the prescribed number of individual workstations at a Client facility if the license of such Software it is stated in the pricing attachment or Supplement to be “Seat License;” (v) at an unlimited number of individual workstations located at a Client facility if the license of such Software is stated in the pricing attachment or Supplement to be an “Enterprise License;” and (vi) for its own internal business purpose. Client shall prepare its equipment and site for installation of the Software in accordance with the Specifications. Client may change its equipment or site only with FIS’s prior written consent, which shall not be unreasonably withheld.
5.    Acceptance. Client is solely responsible for independently determining if the Software meets its needs and requirements. Client shall verify that the Software complies with the Specifications within [**CONFIDENTIAL**] of its delivery. Client shall have conclusively accepted the Software if Client: (i) fails to give FIS written notice of any material non-conformity with the Specifications (“Defect”), which notice details such Defect, during that [**CONFIDENTIAL**] period (or within

[**CONFIDENTIAL**] following FIS’s correction of the last reported Defect); or (ii) uses the Software to process data in a live production environment.
6.    Use of Software. Client shall not directly or indirectly: (i) lease, rent, assign, sublicense, transfer, disclose, provide, sell, market, distribute, reproduce, or copy Software, except solely for any copying that is necessarily incidental to a permitted use of the Software hereunder or expressly permitted below in this Section 6; (ii) use or allow Software to be used or operated by, or for the benefit of, any third party, including any direct or indirect subsidiary or affiliate, or any successor or parent company; (iii) use Software in the operation of a service bureau; (iv) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code for the Software; or (v) modify, adapt, alter, translate or create derivative works from or otherwise alter the Software. Client may make a single copy of the Software in machine-readable form for disaster recovery and general backup purposes. That copy may be installed on a backup server or system for use solely when approved equipment is inoperable or unusable. Only one (1) copy of Software may be utilized for production purposes.
7.    Rights. The license granted to Client hereunder does not assign, transfer, convey or grant any rights, title, interest, lien, or encumbrance of any kind, express or implied, to any system, assembly, circuit, combination, method or process of which the Software is a component, all of which are reserved. Client shall keep the Software free and clear of any claim, lien or encumbrance, and any act by Client purporting to create such a claim, lien or encumbrance shall be void from its inception.
8.    Exclusive Control. Software shall remain under the exclusive control and custody of Client at all times, and Client shall keep it in a secure place under appropriate access and use restrictions. Client shall immediately notify FIS of any possession or use of Software not specifically authorized by FIS.
9.    Modifications. All modifications, customizations, improvements, upgrades, updates, corrections, enhancements and changes made or relating to, and any derivative work from, any part of the Software (“Modifications”) shall be owned solely and exclusively by FIS regardless of who created them or the medium of expression. Client shall have no right to make Modifications for any purpose. Client shall have a non-exclusive, non-transferable, and royalty-free license to use such Modifications that are provided by FIS to Client in performance of the Agreement solely for Client’s own benefit in accordance with the license of the Software. Notwithstanding the foregoing, Client irrevocably assigns, transfers, and conveys to FIS all of Client's right, title, and interest in any Modifications, including, without limitation, all rights of patent, copyright, trade secret, know-how, and other intellectual property and proprietary rights therein, thereto, or covering same. Client shall execute any appropriate documents and take any action reasonably requested by FIS in order to perfect FIS’s ownership in the Modifications. This Addendum does not limit or restrict FIS from developing or marketing the Software or any Modifications, or any similar programs, materials or information, free of any compensation, accounting, attribution, notice or consent obligation to Client.
10.    Warranty. FIS warrants that the Software will be free of Defects for a period of [**CONFIDENTIAL**] following its acceptance ("Warranty Period"). If a Defect occurs during the Warranty Period, FIS shall, at its discretion and as its sole obligation, either: (i) correct the Defect or replace the Software; or (ii) terminate the license for the applicable Software and refund the fee paid for such license. During the Warranty Period, FIS shall provide support (“Support”) consisting of telephone access to: (a) a program control center that will receive reports of Defects during normal business hours (8:30 a.m. to 5:00 p.m., ET, Monday through Friday, excluding any holiday recognized by the U.S. Federal Reserve Board); and (b) an emergency U.S. answering service available at all times (24/7) for reporting Defects that cause a complete system failure. FIS will endeavor to respond to any emergency call within [**CONFIDENTIAL**] after that call is received. FIS may also provide on-site technical assistance at Client's request at its then current rates.
11.    Maintenance and Support. Unless specifically set forth in a pricing attachment or Supplement, FIS is under no obligation to provide, and Client is under no obligation to purchase, Maintenance. Maintenance shall fall within the definition of “Service” as such term is used in the General Terms and elsewhere in the Agreement. If Client elects to receive and FIS agrees to provide Maintenance, and the associated fees are current and fully paid, FIS shall provide Maintenance consisting of the: (i) provision of Support; (ii) correction of covered Defects reported by Client; and (iii) periodic provision of Modifications made generally available at no additional charge to clients receiving Maintenance (each a “Release”). Releases do not include: (a) new or replacement products; or (b) new versions of Software. Client shall continuously maintain Software at the most current or immediately preceding Release level. FIS will provide Client with a memorandum explaining the nature of any changes made to Software and any updates to the corresponding Specifications for each new Release. Client shall be deemed to have accepted a Release unless it notifies FIS of its rejection within [**CONFIDENTIAL**] following receipt.
12.    Defects. FIS is only responsible for correcting covered Defects that occur during the Warranty Period or for so long as Client receives Maintenance. FIS shall make the final determination as to the existence and cause of any Defect. FIS shall have no obligation to correct Defects unless: (i) Client provides a written description of the Defect to FIS in sufficient detail, and with supporting documentation within [**CONFIDENTIAL**] of when the Defect was first discovered, to enable FIS to diagnose, and if necessary, recreate it; (ii) Client installs and maintains connectivity in accordance with the Specifications; (iii) Client reasonably assists FIS in diagnosing the Defect remotely; (iv) the Defect can be verified at FIS’s facilities; (v) the

Defect could not have been prevented by installing the most current or immediately preceding Release level; and (vi) Client performs remedial actions reasonably requested by FIS. FIS shall begin developing corrections for covered Defects upon verifying their existence, and shall use reasonable diligence to complete development in a timely manner based upon their severity and impact on Client’s business. FIS may address minor Defects that do not materially impact Client’s business or cause unreasonable disruption in a future Release, and may provide Client with a reasonable “work around” to minimize the impact on an interim basis. Client shall be solely responsible for installing any Defect corrections or Releases provided by FIS. In the event an error or irregularity was not caused by FIS, Client shall pay FIS its then current rates for diagnosing the cause.
13.    Limitation of Liability. FIS’s obligations under this Addendum constitute Client’s sole and exclusive remedy for any Defects or FIS’s provision of Software (all risk of loss having passed to Client upon delivery of the Software). FIS’s total liability arising out of Software is limited in all cases and in the aggregate: (i) during the [**CONFIDENTIAL**] following commencement of the license, to [**CONFIDENTIAL**]; and (ii) after the [**CONFIDENTIAL**] following commencement of the license, to [**CONFIDENTIAL**].
14.    Source Code Escrow. Upon request, FIS will deposit a copy of the source code for Software owned by FIS and licensed by Client with its escrow agent so long as Client pays all associated fees and executes and delivers all required documentation under FIS’s standard escrow terms.
15.    Audit. Client shall maintain a record of the number and location of all copies of Software and shall provide FIS with a copy of that record upon request. Such records may include, but are not limited to, the names, addresses, contact names and phone numbers of the Software users. Client acknowledges and agrees that FIS may be obligated under its agreements with third party software licensors, for software components which are part of or associated with the use of the Software, to allow such licensors the right to audit FIS’s records for access and distribution verification. Client consents to FIS’s compliance with its obligations to its licensors and agrees to cooperate with FIS or its licensors regarding such audit efforts.
16.    Mergers and Acquisitions. At Client’s request and subject to the assignment provisions in the General Terms, FIS will provide additional licenses resulting from any merger, acquisition, affiliation or restructuring (regardless of form) involving Client for fees to be mutually agreed upon prior to the time Client begins using the Software in the expanded environment.
17.    Termination.
17.1    If Software or Maintenance is terminated by: (i) FIS prior to the end of its term pursuant to the terms of the Agreement, or (ii) Client prior to the end of its term (except as otherwise permitted under the Agreement), Client shall pay FIS, in addition to any other amounts owed, liquidated damages equal to: [**CONFIDENTIAL**]. Client shall not be entitled to a refund of any pre-paid amounts.
17.2    Upon the termination of this Addendum by client without cause the license(s) granted hereunder for a term that runs concurrent with the term of the Maintenance applicable thereto shall immediately cease to exist, subject, however, to the applicable transition assistance period under Section 2.8 of the General Terms, during which period of time such license(s) shall remain in effect for the sole purpose of transitioning client as contemplated thereunder. Client will promptly discontinue all use of the Software, permanently erase all copies of the Software on any and all computers, data carriers or other medium directly or indirectly in the possession or under the control of Client, and return to FIS or irretrievably destroy all other copies of the Software and all related FIS Confidential Information on tangible media in Client’s direct or indirect possession or control, and certify in writing to FIS within [**CONFIDENTIAL**] of the date of termination that it has fully complied with these requirements. FIS will likewise return to Client or destroy all copies of related Client Confidential Information on tangible media in FIS’s possession or control and certify in writing to Client that it has fully complied with these requirements.

XPRESS DEPOSIT SERVICES ADDENDUM

1.    Introduction. BANK OF MARIN of Novato, California (“Client”) engages FIS to provide check deposit imaging though its Xpress Deposit consumer remote deposit system indicated in the pricing attachment (“Service(s)”) which allows enrolled End Users (defined below) to scan checks for deposit using TWAIN-compliant scanners and FIS certified smart phones in accordance with this Xpress Deposit Services Addendum (“Addendum”). This Addendum is a part of the Information Technology Services Agreement described on the signature page to which this Addendum is attached (“Agreement”), and capitalized words not otherwise defined herein have the meaning set forth in the Agreement. The General Terms apply to the Services provided pursuant to this Addendum.

2.    Term. Notwithstanding anything to the contrary in the Agreement, this Service under this Addendum shall remain in effect for a period of forty-eight (48) months from the Commencement Date (“Initial Term”). Upon expiration of the Initial Term, the Service shall automatically be renewed for successive twelve (12) months terms (each, a “Renewal Term”) unless terminated by either party in writing at least one hundred eighty (180) days prior to the expiration of the then-current Initial Term or Renewal Term.

3.    Services.

3.1    FIS will set up and provide access to and use of the Xpress Deposit system for servicing Client’s consumer customers (“End Users”), and follow procedures and time schedules it deems appropriate to timely provide the Service. FIS will use commercially reasonable efforts to brand Xpress Deposit with Client’s logo and colors and Client hereby grants FIS a non-exclusive, limited license to use certain of its service marks and trademarks (if any) solely in connection with the Service. FIS will, upon Client’s request, provide scanners at its then-current prices, which will capture images of paper checks, substitute checks (image replacement documents or IRDs), and accompanying data, if any, meeting the requirements of the Check Clearing for the 21st Century Act (“Check 21”) presented to End Users on which is recorded information evidencing withdrawals from or drafts against demand deposit accounts or other checking accounts drawn on U.S. financial institutions (“Check(s)”) in their digital representations (“Check Images”) and enable review and keying of magnetic ink character recognition (“MICR”) data by Client.

3.2    The Xpress Deposit system will (i) support FIS-certified smart phones and TWAIN-compliant and other FIS certified scanners connected via a secure Internet connection; (ii) process captured Check Images and enable review, keying of the MICR data and other data by Customers, and approval of deposits by Client; (iii) convert Check Images to an X9.37-formatted file (electronic cash letter file that contains image data) or ACH electronic transaction; (iv) provide access to archived Check Images for [**CONFIDENTIAL**]; and (v) provide access to then-standard reports.

3.3    Client shall restrict usage of Xpress Deposit to its stated purpose and execute a written agreement with each of its End Users using the Service that is consistent with this Addendum. Each End User agreement shall, at a minimum, set forth: (i) the obligations of each End User to comply with applicable Check 21 and ACH rules and federal and state laws, rules and regulations and (ii) a disaster recovery procedure administered by Client that allows End Users an alternative method to deposit Checks in the event of equipment failure, telecommunications failure or outages and other system problems that may arise. Client shall not make any commitment to an End User that exceeds or conflicts with the commitments made by FIS to Client pursuant to this Addendum or any warranties or representations on behalf of FIS.

3.4    Client shall have sole responsibility for installing, training and supporting its End Users using the Service and for informing its End Users in writing that use of the Service is dependent on broadband Internet connectivity, and that End Users are responsible for trouble shooting Internet connectivity issues with Internet Service Providers (ISPs). Client shall adhere to FIS recommendations regarding procedures, scanners, other hardware, software, minimum specifications, and telecommunications. Client shall be solely responsible for obtaining FIS-approved communications equipment or services necessary for Client’s and End Users’ use of the Service in accordance with the Specifications. Client’s or End Users’ failure to maintain the communications equipment or services may result in Service failures and/or additional fees. Client shall have sole responsibility for ensuring its End Users properly endorse and submit Check Images and other data and submit the Check Images to FIS by the deadline for processing on the same day. Client shall direct FIS to submit Check Images for collection using one of the FIS-certified methods as specified in the pricing attachment.

3.5    Client acknowledges that the Service does not detect fraudulent Checks nor does FIS indemnify Client against any claims including those filed under Check 21 or ACH rules and regulations. Client acknowledges and agrees that use of Xpress Deposit will not eliminate the risk or exposure that is inherent in Client’s check processing services. Client agrees to accept full responsibility for the payment of all Checks processed using the Service.

3.6    WITH RESPECT TO COMPUTER HARDWARE AND SOFTWARE SUPPLIED BY THIRD PARTIES AND USED IN CONJUNCTION WITH THE SERVICE UNDER THIS XPRESS DEPOSIT ADDENDUM, FIS DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER ABOUT THEIR PERFORMANCE OR LEGAL OR REGULATORY COMPLIANCE, AND FIS SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Client acknowledges that FIS has no duty or responsibility to modify any such third-party product, except to the extent that the vendor thereof has such a duty or responsibility to modify such product pursuant to the applicable agreement between FIS and such vendor.

4.    Timeframes and Hours of Operation. FIS will provide Client and its End Users with access to the Service 24x7, and Client with telephone support between the hours of 5:00 a.m. through 7:00 p.m. PT, provided however, that FIS reserves the right to suspend availability of the Service for brief periods of time for purposes of maintenance. FIS will use reasonable efforts to notify Client in advance of any scheduled maintenance and will use reasonable efforts to: (i) limit the number of hours of scheduled maintenance each month; and (ii) schedule maintenance during off-peak usage. Notwithstanding the foregoing, FIS is not responsible for the inability of Client or End Users to access the Service due to difficulties or problems beyond the reasonable control of FIS. FIS will provide telephone support to End Users for an additional fee as set forth in the pricing attachment.

5.    Training. FIS shall provide up to [**CONFIDENTIAL**] of remote installation training to Client. Additional remote or on-site training will be provided at FIS’s then current rates, less any agreed upon pricing discounts, as applicable, set forth in the pricing attachment to the Agreement, if requested by Client. Training for Client’s End Users is available at FIS’s then current rates.

6.    Fees. Client shall pay FIS its then current fees for providing any archived Checks after this Addendum is terminated. All fees shall be settled or paid in accordance with the General Terms.

SERVICE LEVEL SCHEDULE
[**CONFIDENTIAL**]

Pricing Attachment for Bank of Marin [**CONFIDENTIAL**]